EXHIBIT 10.1

$850,000,000

CREDIT AGREEMENT

Dated as of June 21, 2005

among

FMC CORPORATION

AND

THE FOREIGN SUBSIDIARIES PARTY HERETO FROM TIME TO TIME

as Borrowers

and

THE LENDERS AND ISSUERS PARTY HERETO

and

CITICORP USA, INC.

as Administrative Agent

and

WACHOVIA BANK, NATIONAL ASSOCIATION

ABN AMRO BANK N.V.

as Co-Documentation Agents

and

BANK OF AMERICA, N.A.

as Syndication Agent

and

NATIONAL CITY BANK

SOCIETE GENERALE

SUMITOMO MITSUI BANKING CORPORATION

DNB NOR BANK ASA

as Co-Agents

and

CITIGROUP GLOBAL MARKETS INC.

BANC OF AMERICA SECURITIES LLC

WACHOVIA SECURITIES, INC.

as Co-Lead Arrangers and Co-Book Managers

WEIL, GOTSHAL & MANGES LLP

767 FIFTH AVENUE

NEW YORK, NEW YORK 10153-0119

i

(CONTINUED)

(CONTINUED)

(CONTINUED)

(CONTINUED)

v

(CONTINUED)

SCHEDULES

Schedule I	-	Commitments
Schedule II	-	Applicable Lending Offices and Addresses for Notices
Schedule III	-	Non-Guarantor Subsidiaries
Schedule IV	-	Material Subsidiaries
Schedule 1.1	-	Swing Loan Base Rate
Schedule 2.5	-	Existing Letters of Credit
Schedule 4.2	-	Consents
Schedule 4.3	-	Ownership of Subsidiaries
Schedule 4.7	-	Litigation
Schedule 4.8	-	Taxes
Schedule 4.15	-	Labor Matters
Schedule 4.16	-	List of Plans
Schedule 4.17	-	Environmental Matters
Schedule 8.1	-	Existing Liens

EXHIBITS

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B-1	-	Form of Revolving Credit Note
Exhibit B-2	-	Form of Swing Loan Note
Exhibit B-3	-	Form of Competitive Bid Loan Note
Exhibit B-4	-	Form of Term Note
Exhibit C	-	Form of Notice of Borrowing
Exhibit D	-	Form of Letter of Credit Request
Exhibit E	-	Form of Notice of Conversion or Continuation
Exhibit F	-	Form of Opinion of U.S. Counsel for the Loan Parties
Exhibit G	-	Form of Swing Loan Request
Exhibit H	-	Form of Competitive Bid Quote Request
Exhibit I	-	Form of Competitive Bid Quote
Exhibit J	-	Form of Euro Borrower Designation
Exhibit K	-	Form of Subsidiary Guaranty

CREDIT AGREEMENT dated as of June 21, 2005, among FMC CORPORATION, a Delaware corporation (“U.S. Borrower”), the Euro Borrowers (as defined below) party hereto from time to time (together with the U.S. Borrower, collectively the “Borrowers”), the Lenders (as defined below), the Issuers (as defined below), CITICORP USA, INC. (“CUSA”), as agent for the Lenders and the Issuers (in such capacity, the “Administrative Agent”), WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”) and ABN AMRO BANK, N.V. (“ABN”), as co-documentation agents, BANK OF AMERICA, N.A. (“BofA”), as syndication agent, NATIONAL CITY BANK, SOCIETE GENERALE, SUMITOMO MITSUI BANKING CORPORATION, and DNB NOR BANK ASA, as co-agents, and CITIGROUP GLOBAL MARKETS INC. (“CGMI”), BANC OF AMERICA SECURITIES LLC (“BAS”) and WACHOVIA SECURITIES, INC. (“Wachovia Securities”), as co-lead arrangers and co-book managers.

W I T N E S S E T H:

WHEREAS, the Borrowers are party to an Amended and Restated Credit Agreement, dated as of October 29, 2004, among the Borrowers and the lenders (the “Existing Lenders”) and issuers party thereto, CUSA, as administrative agent, Wachovia, ABN and National City Bank, as co-documentation agents, BofA, as syndication agent, Societe Generale, Sumitomo Mitsui Banking Corporation and DnB NOR Bank ASA, as co-agents, and CGMI, BAS and Wachovia Securities, as co-lead arrangers and co-book managers, providing for facilities in the aggregate amount of $600,000,000 (as amended, modified or supplemented prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the U.S. Borrower has issued the Senior Secured Notes (as defined herein); and

WHEREAS, the Borrowers have requested that the Lenders make term loans and provide a revolving credit facility, the proceeds of which will be used (i) to refinance the existing debt of the Borrowers under the Existing Credit Agreement, (ii) to redeem all of the Senior Secured Notes, (iii) to pay any related transaction costs, fees and expenses, (iv) for working capital and (v) for other general corporate purposes.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1 Defined Terms

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABN” has the meaning specified in the preamble to this Agreement.

“Absolute Rate” has the meaning specified in Section 2.4(c)(ii) (Competitive Bid Loans) hereof.

“Absolute Rate Auction” means a solicitation of Competitive Bid Quotes setting forth Absolute Rates pursuant to Section 2.4 (Competitive Bid Loans).

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

CREDIT AGREEMENT

FMC CORPORATION

“Affected Lender” has the meaning specified in Section 2.18 (Substitution of Lenders).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person, and each Person that is the beneficial owner of 5% or more of any class of Voting Stock of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit Agreement.

“Alternate Currency” means any lawful currency other than Dollars which is freely transferable into Dollars.

“Applicable Lending Office” means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan, and its Eurocurrency Lending Office in the case of a Eurocurrency Rate Loan.

“Applicable Margin” means, at any time, a per annum rate equal to the rate set forth below opposite the applicable type of Loan and the then applicable Rating set forth below:

RATING	BASE RATE REVOLVING LOANS	EUROCURRENCY RATE REVOLVING LOANS	BASE RATE TERM LOAN	EUROCURRENCY RATE TERM LOAN
BBB+ or Baa1 or higher (Level 1)	0.00%	0.50%	0.00%	0.50%
BBB or Baa2 (Level 2)	0.00%	0.625%	0.00%	0.625%
BBB- or Baa3 (Level 3)	0.00%	0.75%	0.00%	0.75%
BB+ and Ba1 (Level 4)	0.250%	1.25%	0.250%	1.25%
Ratings below Level 4 or no Rating	0.750%	1.75%	0.750%	1.75%

In the event the Facilities receive, at any time, (a) Ratings that are one ratings grade apart, for purposes of determining a rating level defined by an “or”, the applicable rating to determine the rates or margins above shall be the higher of such Ratings, or (b) Ratings that are greater than two ratings grades apart, the applicable Rating to determine the rates or margins above shall be the Rating that is one grade higher than the lowest Rating of the Ratings obtained for that period of determination. Changes in the Applicable Margin resulting from a change in the Rating shall become effective on the date of the publication by S&P and/or Moody’s of the new Rating from time to time. If at any time on or after December 31, 2005, the Leverage Ratio of the U.S. Borrower is greater than 2.75, the per annum rate for each rating level set forth above shall be increased by 0.125% for so long as the Leverage Ratio remains greater than 2.75. Changes in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective on the date of the delivery by the U.S. Borrower to the Administrative Agent of new Financial Statements pursuant to Sections 6.1(a) or (b) (Financial Statements), as applicable. If the U.S. Borrower shall fail to deliver such Financial Statements within any of the time periods specified in Sections 6.1(a) or (b)(Financial Statements), the Applicable Margin from and including the 46th day after the end of such Fiscal Quarter or the 91st day after the end of such Fiscal Year, as the case may be, to but not including the date the U.S. Borrower delivers to the Administrative Agent such Financial Statements shall be increased by 0.125% from those set forth in the table above.

CREDIT AGREEMENT

FMC CORPORATION

“Applicable Unused Commitment Fee Rate” means, at any time, a per annum rate equal to the rate set forth below opposite the then applicable Rating set forth below:

RATING	APPLICABLE UNUSED COMMITMENT FEE RATE
BBB+ or Baa1 (Level 1) or higher	0.100%
BBB or Baa2 (Level 2)	0.125%
BBB- or Baa3 (Level 3)	0.150%
BB+ and Ba1 (Level 4)	0.250%
Ratings below Level 4 or no Rating	0.500%

In the event the Facilities receive, at any time, (a) Ratings that are one ratings grade apart, for purposes of determining a rating level defined by an “or”, the applicable rating to determine the rates or margins above shall be the higher of such Ratings, or (b) Ratings that are greater than two ratings grades apart, the applicable Rating to determine the rates or margins above shall be the Rating that is one grade higher than the lowest Rating of the Ratings obtained for that period of determination. Changes in the Applicable Unused Commitment Fee Rate resulting from a change in the Rating shall become effective on the date of the publication by S&P and/or Moody’s of the new Rating from time to time.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement to the Guaranty and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any Financial Statement, financial and other report, notice, request, certificate and other information material; provided, however, that, “Approved Electronic Communication” shall exclude (i) any Notice of Borrowing, Letter of Credit Request, Notice of Conversion or Continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.9 (Optional Prepayments) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III (Conditions to Loans and Letters of Credit) or Section 2.5 (Letters of Credit) or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 11.3(a) (Posting of Approved Electronic Communications).

“Approved Fund” means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

CREDIT AGREEMENT

FMC CORPORATION

“Arrangers” means CGMI, BAS and Wachovia Securities, in their respective capacities as co-lead arrangers and co-book managers.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A (Form of Assignment and Acceptance).

“Astaris” means, Astaris LLC, a Delaware limited liability company.

“Available Credit” means, at any time, (a) the then effective Revolving Credit Commitments minus (b) the aggregate Revolving Credit Outstandings at such time.

“Available Currency” means Dollars or Euros.

“Bankruptcy Code” means title 11, United States Code.

“BAS” means Banc of America Securities LLC, a Delaware limited liability company.

“Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b) the sum (adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25%) of (i) 0.5% per annum, (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States and (iii) the average during such three-week period of the maximum annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits in the United States; and

(c) 0.5% per annum plus the Federal Funds Rate.

“Base Rate Loan” means any Loan during any period in which it bears interest based on the Base Rate.

“BofA” means Bank of America, N.A., a national banking association.

“Borrowers” has the meaning specified in the preamble to this Agreement.

CREDIT AGREEMENT

FMC CORPORATION

“Borrowers’ Accountants” means KPMG LLP or other independent nationally-recognized public accountants acceptable to the Administrative Agent.

“Borrowing” means a borrowing consisting of Revolving Loans, Swing Loans or Term Loans made on the same day by the Lenders ratably according to their respective Commitments, or a borrowing consisting of, Competitive Bid Loans made in accordance with Section 2.4 (Competitive Bid Loans). A Borrowing may be a Revolving Credit Borrowing, a Competitive Bid Borrowing, a Swing Loan Borrowing or a Term Loan Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurocurrency Rate or any Eurocurrency Rate Loans, that is a TARGET Day on which banks are not required or authorized to close in London and on which dealings in Dollar and Euro deposits are also carried on in the London interbank market.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all Consolidated obligations of such Person or any of its Subsidiaries under Capital Leases.

“Cash Management Document” means any certificate, agreement or other document executed by any Loan Party in respect of the Cash Management Obligations of any Loan Party.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements), including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“CGMI” means Citigroup Global Markets Inc.

“Change of Control” means the occurrence of any of the following: (a) any Person or group of Persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended) of 20% or more of the issued and outstanding Voting Stock of the U.S. Borrower or (b) during any period of twenty-four (24) consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of the U.S. Borrower (together with any new directors whose election by the board of directors of the U.S. Borrower or whose nomination for election by the stockholders of the U.S. Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Citibank” means Citibank, N.A., a national banking association.

“Closing Date” means June 21, 2005.

“Co-Documentation Agents” means Wachovia and ABN, in their respective capacities as co-documentation agents.

CREDIT AGREEMENT

FMC CORPORATION

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Trust Agreement” means that certain collateral trust agreement dated as of October 21, 2002, among the U.S. Borrower, CUSA, as administrative agent, the Collateral Trustee and the “Trustee” under and as defined in the Indenture, as amended.

“Collateral Trustee” means Citibank, N.A. in its capacity as collateral agent for the secured parties under the Collateral Trust Agreement.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment, if any, and Term Loan Commitment, if any, and “Commitments” means the aggregate Revolving Credit Commitments and Term Loan Commitments of all Lenders.

“Competitive Bid Borrowing” shall have the meaning assigned to such term in Section 2.4(b) (Competitive Bid Loans) hereof.

“Competitive Bid Loan” means a Loan provided for by Section 2.4 (Competitive Bid Loans).

“Competitive Bid Quote” means an offer in accordance with Section 2.4 (Competitive Bid Loans) hereof by a Revolving Credit Lender to make a Competitive Bid Loan with one single specified interest rate.

“Competitive Bid Quote Request” shall have the meaning assigned to such term in Section 2.4(b) (Competitive Bid Loans) hereof.

“Compliance Certificate” has the meaning specified in Section 6.1(c) (Financial Statements).

“Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Interest Expense” means, for the U.S. Borrower and its Subsidiaries on a Consolidated basis for any period, total interest expense for such period determined on a Consolidated basis in conformity with GAAP and including, in any event, the amortization of debt discount and premium, the portion of any payments due under any Capitalized Lease Obligation or other obligation allocable to interest expense and the implied interest component under any securitization programs of the U.S. Borrower.

“Consolidated Net Income” means, for any period, the sum of net income (or loss) for such period of the U.S. Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP, but excluding: (a) any income (or loss) of any Person if such Person is not a Subsidiary of the Borrower, except that the Borrower’s equity in the net income of any such Person for such period shall be included in such net income up to the aggregate amount of cash actually distributed by such Person during such period to the U.S. Borrower or a Subsidiary of the U.S. Borrower as a dividend or other distribution; (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of the U.S. Borrower or is merged into or consolidated with the U.S. Borrower or such Person’s assets are acquired by the U.S. Borrower or any of its Subsidiaries; and (c) the income of any Subsidiary of the U.S. Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary.

CREDIT AGREEMENT

FMC CORPORATION

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof constituting Funded Debt by reason of being extendible or renewable), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of the U.S. Borrower and its consolidated Subsidiaries and computed in accordance with GAAP.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws, operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“CUSA” has the meaning specified in the preamble to this Agreement.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a) Liens for taxes, assessments, governmental charges, claims or levies in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves (in the good faith judgment of the management of the respective Person) have been established;

(b) Liens of landlords, liens in favor of utilities and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law or contract which were incurred in the ordinary course of business and (i) which secure amounts not yet due or (ii)(A) which do not in the aggregate materially detract from the value of such property (other than immaterial property) or materially impair the use thereof in the operation of the business of any Person or (B) which Liens (or the amounts secured thereby) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Lien and with respect to which adequate reserves (in the good faith judgment of the management of the respective Person) have been established;

(c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of trade contracts, bids, tenders, statutory and regulatory obligations, sales, contracts (other than for the repayment of borrowed money), appeal bonds, leases, government contracts or customs bonds and other similar obligations incurred in the ordinary course of business;

CREDIT AGREEMENT

FMC CORPORATION

(d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e) encumbrances, easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Person;

(f) encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted at such real property;

(g) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business;

(h) Liens arising from judgments, decrees or attachments and Liens securing appeal bonds arising from judgments, in each case in circumstances not constituting an Event of Default, provided that no cash or property is deposited or delivered to secure any such judgment or award;

(i) Liens on tangible property of a Person or a business that are existing at the time such Person or business is acquired pursuant to a Permitted Acquisition, provided that such Liens were not placed on such property in contemplation of the consummation of the acquisition and do not extend to any property other than those of the Person or the business so acquired (and proceeds and products of any of the foregoing);

(j) Liens encumbering goods under production and arising from progress or partial payments by the U.S. Borrower or any Subsidiary relating to the underlying goods;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the U.S. Borrower or any Subsidiary in the ordinary course of business;

(l) Liens under ERISA to the extent the creation thereof would not breach the representation made in Section 4.16 if made immediately after such creation;

(m) deposits or pledges in connection with the entry into or performance of agreements entered into to effect Permitted Acquisitions in an aggregate amount for all such deposits and pledges not to exceed $1,000,000 plus the aggregate of such deposits or pledges returned to U.S. Borrower or any Subsidiary or actually applied against the purchase price paid in respect of such Permitted Acquisition;

(n) Liens on any proceeds (including, without limitation, insurance, condemnation and eminent domain proceeds) or products of any property, a lien over which is a Lien permitted by Section 8.1; and

(o) any exception to title set forth in the title insurance policy or title commitment with respect to any property of the U.S. Borrower or any Subsidiary Guarantor with respect to which a Mortgage has been executed.

CREDIT AGREEMENT

FMC CORPORATION

“Default” means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Disclosure Documents” means, collectively, the U.S. Borrower’s annual report on Form 10-K for December 31, 2004 and quarterly report on Form 10-Q for March 31, 2005 and any amendments thereto filed by the U.S. Borrower with the SEC.

“Documentary Letter of Credit” means any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the U.S. Borrower or any of its Subsidiaries in the ordinary course of its business.

“Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Available Currency, the equivalent of such amount in Dollars determined by using the rate of exchange quoted by Citibank in New York, New York at 11:00 a.m. (New York time) on the date of determination to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with such Available Currency and (c) if such amount is denominated in any other Alternate Currency, the equivalent of such amount in Dollars as determined by the Swing Loan Lender using any method of determination it deems appropriate.

“Dollar Revolving Loan” has the meaning specified in Section 2.1(a) (The Commitments).

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the U.S. Borrower and the Administrative Agent.

“Domestic Subsidiary” means any Subsidiary of the U.S. Borrower organized under the laws of any state of the United States of America or the District of Columbia.

“EBITDA” means, for any period, Consolidated Net Income for such period, plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income for such period, the sum of (a) the aggregate amount of Consolidated Interest Expense for such period, (b) the aggregate amount of income and franchise tax expense for such period, (c) all amounts attributable to depreciation and amortization for such period, (d) all non-recurring non-cash charges during such period (other than any non-cash item of expense requiring an accrual or reserve for future cash expense) and minus, without duplication and to the extent added to revenues in determining Consolidated Net Income for such period, all non-recurring non-cash gains during such period, all as determined on a consolidated basis with respect to the U.S. Borrower and its Subsidiaries in accordance with GAAP.

“Eligible Assignee” means (a) a Lender or any Affiliate or Approved Fund of such Lender, (b) a commercial bank having total assets in excess of $5,000,000,000, (c) a finance company, insurance company or any other financial institution or fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, in excess of $250,000,000 or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or fund, reasonably acceptable to the Administrative Agent and the U.S. Borrower or (d) a savings and loan association or

CREDIT AGREEMENT

FMC CORPORATION

savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, in excess of $250,000,000; provided, however, that no Person shall be an Eligible Assignee for purposes of taking an assignment of Revolving Credit Loans if such Person is not a “professional market party” under the Dutch Act on the Supervision of the Credit System 1992 (“ASCS”) and the Exemption Regulation promulgated pursuant to the ASCS (Vrijstellingsregeling Wet Toezicht Kredietwezen 1992).

“Environmental Laws” means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (42 U.S.C. § 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. § 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and each of their state and local counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.).

“Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and whether arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to any environmental, health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with the U.S. Borrower or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a reportable event described in Section 4043 of ERISA with respect to a Title IV Plan (other than a reportable event for which 30-day notice is waived by applicable PBGC regulations), (b) the withdrawal of the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan, (h) the

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imposition of a lien under Section 412 of the Code or Section 302 of ERISA on the U.S. Borrower or any of its Subsidiaries or any ERISA Affiliate or (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

“Euro” and the sign “€” each mean the lawful money of the member states of the European Union participating in the third stage of the European monetary union.

“Euro Borrower” means each of FMC Finance B.V. and any Foreign Subsidiary (i) designated a “Euro Borrower” for purposes of this Agreement by the U.S. Borrower in a written notice in substantially the form of Exhibit J (Form of Euro Borrower Designation), (ii) accepted as same by the Administrative Agent and the Swing Loan Lender and (iii) joining this Agreement and the other Loan Documents pursuant to documentation satisfactory to the Administrative Agent (including such guaranties as the Administrative Agent may require).

“Euro Borrower Guarantor” has the meaning specified in Section 10.1 (Guaranty).

“Euro Revolving Loan” has the meaning specified in Section 2.1(a) (The Commitments).

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.

“Eurocurrency Base Rate” means, with respect to any Interest Period for any Eurocurrency Rate Loan denominated in any Available Currency, the rate of interest determined by the Administrative Agent to be the average (rounded to the nearest 1/16th of one per cent) of the rate per annum at which deposits in such Available Currency are offered by the principal office of each of the Reference Banks in London to major banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Eurocurrency Rate Loan of such Reference Bank for a period equal to such Interest Period.

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the U.S. Borrower and the Administrative Agent.

“Eurocurrency Rate” means, with respect to any Interest Period for any Eurocurrency Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Eurocurrency Base Rate by (b)(i) a percentage equal to 100% minus (ii) the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurocurrency Rate is determined) having a term equal to such Interest Period.

“Eurocurrency Rate Loan” means any Loan that, for an Interest Period, bears interest based on the Eurocurrency Rate.

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“Eurodollar Margin” shall have the meaning specified in Section 2.4(c)(ii) (Competitive Bid Loans).

“Eurodollar Rate Auction” means a solicitation of Competitive Bid Quotes setting forth Eurodollar Margins based on the Eurocurrency Rate for Dollars pursuant to Section 2.4 (Competitive Bid Loans).

“Event of Default” has the meaning specified in Section 9.1 (Events of Default).

“Existing Credit Agreement” has the meaning given such term in the recitals hereof.

“Existing Lenders” has the meaning given such term in the recitals hereof.

“Facilities” means the Term Loan Facility and the Revolving Credit Facility.

“Facility Increase” has the meaning specified in Section 2.1(a)(ii).

“Facility Increase Date” has the meaning specified in Section 2.1(a)(ii).

“Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined, in the case of any such asset sale in excess of $15,000,000, by the Board of Directors of the U.S. Borrower or a Subsidiary of the U.S. Borrower, as the case may be, or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such Business Day by a financial institution of recognized standing regularly dealing in securities of such type and selected by the Administrative Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Financial Covenant Debt” of any Person means Indebtedness of the type specified in clauses (a), (b), (c), (d), (e), (f), (g) and (h) of the definition of “Indebtedness”; provided, however, that (i) in the case of clause (c), such obligations shall be included in this definition of Financial Covenant Debt only to the extent such obligations are in respect of unreimbursed drawings under letters of credit, (ii) the guarantees referred to in clause (b) of the definition of “Permitted Vendor Indebtedness” shall be included only to the extent demand for payment has been received thereunder, and (iii) that Guaranty Obligations supported by a Letter of Credit shall not, to the extent so supported, be included in this definition of Financial Covenant Debt.

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“Financial Statements” means the financial statements of the U.S. Borrower and its Subsidiaries delivered in accordance with Sections 4.4 (Financial Statements) and 6.1 (Financial Statements).

“Fiscal Quarter” means each of the three month periods ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve month period ending on December 31.

“FMC’s Business” means the business of developing, manufacturing and/or selling, and providing research and development, marketing and/or other services and support for, chemical-based and formulated products and related organic and inorganic materials and any business reasonably related, incidental, complementary or ancillary thereto.

“Foreign Borrower” means each Foreign Subsidiary owing obligations pursuant to (i) any Foreign Credit Line or (ii) Hedging Contracts and Cash Management Obligations that are otherwise guaranteed by the U.S. Borrower.

“Foreign Credit Line” means a credit facility or similar credit arrangement (including any arrangement in connection with Permitted Vendor Indebtedness) made available by a financial institution to Foreign Subsidiaries or their customers, as applicable.

“Foreign Subsidiary” means any Subsidiary of the U.S. Borrower that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means all Indebtedness, whether or not evidenced by a bond, debenture, note or similar instrument or agreement, for the repayment of money borrowed, having a maturity of more than 12 months from the date of its creation or having a maturity of less than 12 months from the date of its creation but by its terms being renewable or extendible beyond 12 months from such date at the options of the borrower. For the purpose of determining “Funded Debt” of any corporation, there shall be excluded any particular Indebtedness if, on or prior to the maturity thereof, there shall have been deposited with the proper depository in trust the necessary funds for the payment, redemption or satisfaction of such Indebtedness.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank.

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“Guarantor” means the Euro Borrower Guarantor and each Subsidiary Guarantor.

“Guaranty” means each of (a) the Parent Guaranty of the Euro Borrowers and (b) the U.S. Subsidiary Guaranty.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments outside of the ordinary course of business, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Indebtedness” of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds (other than surety and performance bonds, which are covered in clause (c) below), debentures or similar instruments or that bear interest, (c) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not overdue, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person and the present value of future rental payments under all synthetic leases, (g) all Guaranty Obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all payments that such Person would have to make in the event of an early

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termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person and (j) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Matter” has the meaning specified in Section 12.4 (Indemnities).

“Indemnitee” has the meaning specified in Section 12.4 (Indemnities).

“Indenture” means the Indenture, dated as of October 21, 2002, among the U.S. Borrower, the Subsidiary Guarantors and Wachovia, as trustee.

“Interest Coverage Ratio” means, with respect to the U.S. Borrower and its Subsidiaries on a Consolidated basis for any period, the ratio of EBITDA for such period to Net Consolidated Interest Expense for such period.

“Interest Income” means, for the U.S. Borrower and its Subsidiaries on a Consolidated basis for any period, total interest income for such period on a Consolidated basis in conformity with GAAP.

“Interest Period” means, in the case of any Eurocurrency Rate Loan, (a) initially, the period commencing on the date such Eurocurrency Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurocurrency Rate Loan and ending one, two, three or six months thereafter (or such other period as the Revolving Credit Lenders may agree), as selected by the U.S. Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 (Borrowing Procedures) or 2.12 (Conversion/Continuation Option) and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurocurrency Rate Loan pursuant to Section 2.12 (Conversion/Continuation Option), a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter, as selected by the U.S. Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.12 (Conversion/Continuation Option)(or in the case of any Competitive Bid Loan, the interest period determined in accordance with Section 2.4 (Competitive Bid Loans)); provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurocurrency Rate Loans are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month at the end of such Interest Period; and

(iii) the U.S. Borrower may not select any Interest Period that ends after the date of a scheduled principal payment on the Loans as set forth in Article II (The Facilities) unless, after giving effect to such selection, the aggregate unpaid principal amount of the Loans for which Interest Periods end after such scheduled principal payment shall be equal to or less than the principal amount to which the Loans are required to be reduced after such scheduled principal payment is made.

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“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business, and (d) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person.

“Investment Grade Rating” means a corporate credit rating for the U.S. Borrower of (a) “BBB-” or higher by S&P and (b) “Baa3” or higher by Moody’s on the Facilities.

“IRB Obligations” means the variable rate industrial and pollution control revenue bonds of the U.S. Borrower that are supported by letters of credit set forth on Schedule 2.5 (Existing Letters of Credit).

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of, such Letter of Credit. The terms “Issued” and “Issuance” shall have a corresponding meaning.

“Issuer” means each Lender or Affiliate of a Lender that (a) is listed on the signature pages hereof as an “Issuer” or (b) hereafter becomes an Issuer with the approval of the Administrative Agent and the U.S. Borrower by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the U.S. Borrower to be bound by the terms hereof applicable to Issuers.

“Lender” means each financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance or Joinder Agreement.

“Letter of Credit” has the meaning specified in Section 2.5(a) (Letters of Credit).

“Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of the U.S. Borrower to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations in respect of the Letters of Credit at such time and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.5(e) (Letters of Credit).

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“Letter of Credit Request” has the meaning specified in Section 2.5 (Letters of Credit).

“Letter of Credit Sub-Facility” has the meaning specified in Section 2.5(a) (Letters of Credit).

“Letter of Credit Sublimit” means $250,000,000.

“Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn amount of all Letters of Credit outstanding at such time.

“Leverage Ratio” means, with respect to the U.S. Borrower and its Subsidiaries on a Consolidated basis as of any date, the ratio of Financial Covenant Debt as of such date to EBITDA for the last four Fiscal Quarters ending on or before such date.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes (if any), (c) the U.S. Subsidiary Guaranty, (d) each Letter of Credit Reimbursement Agreement and (e) each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Party” means each Borrower, each Guarantor and each other Subsidiary of the U.S. Borrower that executes and delivers a Loan Document.

“Material Adverse Change” means a material adverse change in any of (a) the business, condition (financial or otherwise), operations or properties of the U.S. Borrower and its Subsidiaries taken as a whole, (b) the legality, validity or enforceability of any Loan Document, (c) the ability of the Borrowers to repay the Obligations or of the other Loan Parties to perform their respective obligations under the Loan Documents or (d) the rights and remedies of the Administrative Agent, the Lenders or the Issuers under the Loan Documents.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

“Material Subsidiary” means any Subsidiary of the U.S. Borrower from time to time in which the U.S. Borrower has an Investment, direct or indirect, of at least $10,000,000 (excluding Investments by such Subsidiary in other Subsidiaries in the form of Stock or Stock Equivalents), which Subsidiaries on the Closing Date are listed on Schedule IV hereto.

“Moody’s” means Moody’s Investors Services, Inc.

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“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Consolidated Interest Expense” means, for any period, Consolidated Interest Expense for such period less the sum of (x) amortization of debt discount and premium for such period and (y) Interest Income for such period.

“Non-Consenting Lender” has the meaning specified in Section 12.1(c) (Amendments, Waivers, Etc.).

“Non-Funding Lender” has the meaning specified in Section 2.2(e) (Borrowing Procedures).

“Non-Guarantor Subsidiary” means each Subsidiary of the U.S. Borrower listed on Schedule III hereto or any Subsidiary of the Borrower created or acquired after the date of this Agreement that is not a Subsidiary Guarantor.

“Non-U.S. Lender” means each Lender (or the Administrative Agent) that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” means any Revolving Credit Note or Term Loan Note.

“Notice of Borrowing” has the meaning specified in Section 2.2(a) (Borrowing Procedures).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.12 (Conversion/Continuation Option).

“Obligations” means the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by any Borrower to the Administrative Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate or commodity hedging transaction or otherwise), present or future, arising under this Agreement, any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest, charges, expenses, attorneys’ fees and disbursements, Cash Management Obligations and other sums chargeable to any Borrower under this Agreement, any other Loan Document and all obligations of the any Borrower under any Loan Document to provide cash collateral for Letter of Credit Obligations.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“Overdraft Advance Interest Rate” means the rate of interest applicable to Overdraft Advances as set forth in the Overdraft Documents.

“Overdraft Advances” has the meaning specified in Section 2.3(g) (Swing Loans).

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FMC CORPORATION

“Overdraft Documents” means the documents, agreements and instruments from time to time governing the Overdraft Facility, as the same may be amended, supplemented or otherwise modified from time to time.

“Overdraft Facility” has the meaning specified in Section 2.3(g) (Swing Loans).

“Parent Guaranty of Euro Borrowers” means the guaranty of the Obligations of the Euro Borrowers under this Agreement with respect to the Revolving Loans owing by the Euro Borrowers hereunder as set forth in Article X hereof.

“Patriot Act” has the meaning specified in Section 12.19 (USA PATRIOT Act).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Acquisition” means the acquisition by the U.S. Borrower or any of its Subsidiaries of all or substantially all of the assets or Stock of any Person or of any operating division or similar operating or business unit thereof (the “Target”), or the merger of the Target with or into the U.S. Borrower or any Subsidiary of the U.S. Borrower (with the U.S. Borrower, in the case of a merger with the U.S. Borrower, being the surviving corporation) subject to the satisfaction of each of the following conditions:

(a) if at the time of such acquisition, the U.S. Borrower does not maintain the Investment Grade Rating, the Administrative Agent shall receive at least 30 days’ prior written notice of such acquisition, which notice shall include, without limitation, a reasonably detailed description of such acquisition;

(b) such acquisition shall only involve assets comprising a business, or those assets of a business, of the type described in the definition of “FMC’s Business”;

(c) such acquisition shall be consensual and shall have been approved by the Target’s board of directors;

(d) if at the time of such acquisition, the U.S. Borrower does not maintain the Investment Grade Rating, the sum of all amounts payable in connection with such acquisition and all other Permitted Acquisitions (including all transaction costs and all Indebtedness, liabilities and Guaranty Obligations incurred or assumed in connection therewith or otherwise reflected in a Consolidated balance sheet of the U.S. Borrower and Target) shall not exceed $500,000,000; provided, that the U.S. Borrower may exceed such limitation, if the Leverage Ratio shall be less than 3.0 to 1.0 after giving effect to such acquisition on a pro forma basis; provided, further, that the sum of all amounts payable in connection with any acquisitions consummated while the U.S. Borrower maintains an Investment Grade Rating shall not be subject to or included as part of the $500,000,000 limit provided in this paragraph (d);

(e) at or prior to the closing of such acquisition, the U.S. Borrower (or the Subsidiary making such acquisition) and the Target shall have executed such documents and taken such actions as may be required under Section 7.11 (Additional Guaranties); and

(f) if at the time of such acquisition, the U.S. Borrower does not maintain the Investment Grade Rating, concurrently with delivery of the notice referred to in clause (a), the U.S.

CREDIT AGREEMENT

FMC CORPORATION

Borrower shall have delivered to the Administrative Agent, in form and substance reasonably acceptable to the Arrangers, such other financial information, financial analysis, documentation or other information relating to such acquisition as the Administrative Agent shall reasonably request;

(g) if at the time of such acquisition, the U.S. Borrower does not maintain the Investment Grade Rating, on or prior to the date of such acquisition, the Administrative Agent shall have received, in form and substance reasonably acceptable to the Arrangers, copies of the acquisition agreement, related Contractual Obligations and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by the Administrative Agent; and

(h) at the time of such acquisition and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties contained in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct in all material respects.

“Permitted Vendor Indebtedness” means Indebtedness incurred by Subsidiaries of the U.S. Borrower organized in Brazil (and the guarantees by the U.S. Borrower thereof) consisting of (a) import financing Indebtedness incurred directly by any such Subsidiary for the purpose of conducting vendor financing programs in South America and (b) guarantees by any such Subsidiary or the U.S. Borrower of Indebtedness incurred by customers in order to finance the purchase of products of the U.S. Borrower and its Subsidiaries or the purchase of third-party agricultural products.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity, or a Governmental Authority.

“Purchasing Lender” has the meaning specified in Section 12.7 (Sharing of Payments, Etc.).

“Ratable Portion” or “ratably” means, with respect to any Lender, (a) with respect to the Revolving Credit Facility, the percentage obtained by dividing (i) the Revolving Credit Commitment of such Lender by (ii) the aggregate Revolving Credit Commitments of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to such Lender by the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to all Lenders), (b) with respect to the Term Loan Facility, the percentage obtained by dividing (i) the Term Loan Commitment of such Lender by (ii) the aggregate Term Loan Commitments of all Lenders (or, at any time after the Closing Date, the percentage obtained by dividing the principal amount of such Lender’s Term Loans by the aggregate Term Loans of all Lenders), and (c) with respect to any other specified Obligations, the percentage obtained by dividing (i) the amount of such Obligations held by such Lender by (ii) the aggregate outstanding amount of all such Obligations.

“Rating” shall mean, for any given period of determination, the rating assigned to the Facilities by each of Moody’s and S&P.

“Receivable” means a right to receive payment arising from the sale or lease of goods or services by a Person to another Person.

“Receivables Funding Entity” means a wholly-owned Subsidiary of the U.S. Borrower which engages in no activities other than the financing of Receivables. On the date of this Agreement, FMC Funding Corporation, a Delaware corporation and a wholly-owned Subsidiary of the U.S. Borrower, is a Receivables Funding Entity.

CREDIT AGREEMENT

FMC CORPORATION

“Receivables Transaction” means any transaction or series of transactions that may be entered into by the U.S. Borrower or any of its Subsidiaries pursuant to which the U.S. Borrower or any of its Subsidiaries may directly or indirectly sell, convey or otherwise transfer Receivables to another Person, or may grant a security interest in, any Receivables of the U.S. Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, proceeds of such Receivables and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables.

“Reference Bank” means the Lender or any Affiliate thereof that is then acting as the Administrative Agent or an Affiliate of the Administrative Agent, and BofA.

“Register” has the meaning specified in Section 12.2(c) (Assignments and Participations).

“Reimbursement Date” has the meaning specified in Section 2.5(g)(Letters of Credit).

“Reimbursement Obligations” means all matured reimbursement or repayment obligations of the Borrowers to any Issuer with respect to amounts drawn under Letters of Credit.

“Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means, collectively, Lenders having more than fifty percent (50%) of the sum of (a) the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, the aggregate Revolving Credit Outstandings and (b) the aggregate outstanding amount of the Term Loan Commitments or, after the Closing Date, the principal amount of all Term Loans then outstanding. A Non-Funding Lender shall not be included in the calculation of “Requisite Lenders.”

“Requisite Revolving Credit Lenders” shall mean Revolving Credit Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, more than fifty percent (50%) of the aggregate Revolving Credit Outstandings. A Non-Funding Lender shall not be included in the calculation of “Requisite Revolving Credit Lenders.”

CREDIT AGREEMENT

FMC CORPORATION

“Requisite Term Loan Lenders” means Term Loan Lenders having more than 50% of the aggregate outstanding amount of the Term Loan Commitments or, after the Closing Date, more than fifty percent (50%) of the principal amount of all Term Loans then outstanding.

“Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer or treasurer of such Person.

“Revolving Credit Borrowing” means Revolving Loans made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Loans and acquire interests in other Revolving Credit Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule I (Commitments) under the caption “Revolving Credit Commitment,” as such amount may be increased or reduced from time to time to reflect each Assignment and Acceptance and Joinder Agreement executed by such Revolving Credit Lender and as such amount may be reduced pursuant to this Agreement, and each additional commitment by a Lender that is included as part of a Facility Increase. The aggregate amount of the Revolving Credit Commitments shall not exceed the Dollar Equivalent of $600,000,000, except to the extent otherwise provided in Section 2.1(a)(ii).

“Revolving Credit Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans and Letters of Credit.

“Revolving Credit Lender” means each Lender having a Revolving Credit Commitment.

“Revolving Credit Note” means a promissory note of any Borrower payable to the order of any Revolving Credit Lender in a principal amount equal to the amount of such Revolving Credit Lender’s Revolving Credit Commitment evidencing the aggregate Indebtedness of such Borrower to such Revolving Credit Lender resulting from the Revolving Loans owing to such Revolving Credit Lender.

“Revolving Credit Outstandings” means, at any particular time, the sum of (a) the Dollar Equivalent of the principal amount of the Revolving Loans, Competitive Bid Loans and Swing Loans outstanding at such time and (b) the Letter of Credit Obligations outstanding at such time, provided, however, that for purposes of determining Revolving Credit Outstandings at any time, the outstanding principal amount of Swing Loans shall be deemed to be $25,000,000 unless the Administrative Agent has received a certificate from the Borrowers and the Swing Loan Lender (i) certifying the aggregate Dollar Equivalent amount of currently outstanding Swing Loans and the maximum amount (but less than $25,000,000) that may be borrowed as Swing Loans and (ii) undertaking that (A) no future Swing Loans will be requested or made in excess of such maximum amount without the provision to the Administrative Agent by the Borrowers and the Swing Loan Lender of a bring-down certification of the aggregate amount of outstanding Swing Loans and a different maximum amount (but less than $25,000,000) that may be borrowed as Swing Loans, in which case the outstanding principal amount of the Swing Loans shall be deemed to be the amount set forth in the foregoing certificate or bring-down certificate, as applicable, and (B) the Swing Loan Lender shall not change its conversion rates with respect to the Alternate Currencies on which the Swing Loans are denominated without providing written notice to the Administrative Agent.

CREDIT AGREEMENT

FMC CORPORATION

“Revolving Credit Termination Date” shall mean the earliest of (a) the Scheduled Termination Date, (b) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.6 (Reduction and Termination of the Commitments) and (c) the date on which the Obligations become due and payable pursuant to Section 9.2 (Remedies).

“Revolving Loan” has the meaning specified in Section 2.1(a) (The Commitments).

“S&P” means Standard & Poor’s Rating Services.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html or any successor website thereto, or as otherwise published from time to time.

“Sanctioned Person” means (i) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html or any successor website thereto, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Scheduled Termination Date” means the fifth anniversary of the Closing Date.

“SEC” means the United States Securities and Exchange Commission.

“Selling Lender” has the meaning specified in Section 12.7 (Sharing of Payments, Etc.).

“Senior Secured Notes” means, the 10¼% Senior Secured Notes due November 1, 2009 issued on October 21, 2002 pursuant to the Indenture and the senior notes of the U.S. Borrower due 2009 issued in exchange therefor pursuant to the registration rights agreement dated as of October 21, 2002 by and between the U.S. Borrower and the initial purchasers of the Senior Secured Notes.

“Solvent” means, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.

“Standby Letter of Credit” means any Letter of Credit that is not a Documentary Letter of Credit.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

CREDIT AGREEMENT

FMC CORPORATION

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person. Notwithstanding the foregoing, Astaris shall not be deemed a Subsidiary of the U.S. Borrower at any time solely by virtue of the U.S. Borrower’s control of the voting power to elect more than 50% of the managers of Astaris.

“Subsidiary Guarantor” means each Domestic Subsidiary party to, or that becomes party to, the U.S. Subsidiary Guaranty.

“Substitute Institution” has the meaning specified in Section 2.18 (Substitution of Lenders).

“Substitution Notice” has the meaning specified in Section 2.18 (Substitution of Lenders).

“Swing Loan Base Rate” has the meaning specified in Schedule 1.1.

“Swing Loan Lender” means BofA or any other Revolving Credit Lender that agrees, with the approval of the Administrative Agent and the U.S. Borrower, to act as the Swing Loan Lender hereunder, in each case, in its capacity as the Swing Loan Lender hereunder.

“Swing Loan Request” shall have the meaning assigned to such term in Section 2.3 (Swing Loans).

“Swing Loan Sublimit” means $25,000,000.

“Swing Loans” shall have the meaning assigned to such term in Section 2.3 (Swing Loans).

“Syndication Agent” means BofA, as Syndication Agent.

“TARGET” means the Trans-European Automated Real-Time Gross Settlement Express Transfer Payment System.

“TARGET Day” means any day on which TARGET is open for settlement in Europe.

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Return” has the meaning specified in Section 4.8(a)(Taxes).

“Taxes” has the meaning specified in Section 2.17(a)(Taxes).

“Term Loan” has the meaning specified in Section 2.1(b) (The Commitments).

“Term Loan Borrowing” means Term Loans made on the same day by the Term Loan Lenders ratably according to their respective Term Loan Commitments.

CREDIT AGREEMENT

FMC CORPORATION

“Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Lender to make Term Loans to the U.S. Borrower in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I (Commitments) under the caption “Term Loan Commitment” as such amount may be increased or reduced from time to time to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement. The aggregate amount of the Term Loan Commitments of all Term Loan Lenders shall not exceed $250,000,000.

“Term Loan Facility” means the Term Loan Commitments and the provisions herein related to the Term Loans.

“Term Loan Lender” means each Lender having a Term Loan Commitment.

“Term Loan Maturity Date” means the fifth anniversary of the Closing Date.

“Term Loan Note” means a promissory note of the U.S. Borrower payable to the order of any Term Loan Lender in a principal amount equal to the amount of such Lender’s Term Loan Commitment evidencing the Indebtedness of the U.S. Borrower to such Lender resulting from the Term Loan owing to such Lender.

“Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which the U.S. Borrower any of its Subsidiaries or any ERISA Affiliate has any obligation or liability (contingent or otherwise).

“Type” has the meaning specified in Section 2.4 (Competitive Bid Loans).

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in enacted and in effect in the State of New York.

“Unfunded Pension Liability” means, with respect to the U.S. Borrower or any of its Subsidiaries at any time, the sum of (a) the amount, if any, by which the present value of all accrued benefits under each Title IV Plan (other than any Title IV Plan subject to Section 4063 of ERISA) exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, as determined as of the most recent valuation date for such Title IV Plan using the actuarial assumptions in effect under such Title IV Plan, (b) the aggregate amount of withdrawal liability that could be assessed under Section 4063 with respect to each Title IV Plan subject to such section, separately calculated for each such Title IV Plan as of its most recent valuation date and (c) for a period of five years following a transaction reasonably likely to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate as a result of such transaction.

“Unused Commitment Fee” has the meaning specified in Section 2.13(a) (Fees).

“U.S. Borrower” has the meaning specified in the preamble to this Agreement.

“U.S. Subsidiary Guaranty” means the Subsidiary Guaranty, dated as of the date hereof, executed by each of the Subsidiary Guarantors, substantially in the form attached hereto as Exhibit K.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

CREDIT AGREEMENT

FMC CORPORATION

“Wachovia” means Wachovia Bank, National Association.

“Wachovia Securities” has the meaning specified in the preamble to this Agreement.

“Wholly-Owned Subsidiary” means, in respect of any Person, any Subsidiary of such Person, all of the Stock of which (other than director’s qualifying shares, as may be required by law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means, with respect to the U.S. Borrower or any of its Subsidiaries at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

Section 1.2 Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3 Accounting Terms and Principles

(a) Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto (including for purpose of measuring compliance with Article V (Financial Covenants) shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b) If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 (Financial Statements) is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the U.S. Borrower with the agreement of the Borrowers’ Accountants and results in a change in any of the calculations required by the definition of “Permitted Acquisition”, Article IV (Representations and Warranties) or Article V (Financial Covenants) had such accounting change not occurred, for purposes of the calculation of such covenants and the definitions related thereto, such calculation shall be made using GAAP as used by the U.S. Borrower in its December 31, 2004 financial statements.

(c) For purposes of calculating compliance with each of the financial covenants set forth in Article V in respect of a Permitted Acquisition, such transaction shall be deemed to have occurred as of the first day of the four Fiscal-Quarter period ending as of the most recent Fiscal Quarter end preceding the date of such transaction with respect to which the Administrative Agent has received the Financial Statements required to be delivered pursuant to Section 6.1(a) (each such transaction, a “Pro Forma Transaction”). In respect of each Pro Forma Transaction, for purposes of any such calculation in respect of any such Permitted Acquisition, (A) any Indebtedness incurred by the U.S. Borrower or any of its Subsidiaries on a Consolidated basis in connection with such transaction (x) shall be deemed to have been incurred as of the first day of the applicable period and (y) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this clause (c)

CREDIT AGREEMENT

FMC CORPORATION

determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination, (B) income statement items (whether positive or negative) attributable to the Person or property acquired shall be included beginning as of the first day of the applicable period and (C) pro forma adjustments may be included to the extent that such adjustments meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder.

Section 1.4 Certain Terms

(a) The terms “herein,” “hereof” and “hereunder” and similar terms refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in, this Agreement.

(b) Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c) Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

(d) References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

(e) The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(f) The terms “Lender,” “Issuer” and “Administrative Agent” include, without limitation, their respective successors.

(g) Upon the appointment of any successor Administrative Agent pursuant to Section 11.7 (Successor Administrative Agent), references to CUSA in Section 11.4 (The Administrative Agent Individually) and to Citibank in the definitions of Base Rate, Dollar Equivalent, Eurocurrency Rate and Reference Bank shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

ARTICLE II

THE FACILITIES

Section 2.1 The Commitments

(a) Revolving Credit Commitments. (i) On the terms and subject to the conditions contained in this Agreement, each Revolving Credit Lender severally agrees to make loans (i) denominated in Dollars to the U.S. Borrower (each a “Dollar Revolving Loan”) and (ii) denominated in Euros to the Euro Borrowers (each a “Euro Revolving Loan”, and collectively with any Dollar Revolving Loans, the “Revolving Loans”) from time to time on any Business Day during the period from the date

CREDIT AGREEMENT

FMC CORPORATION

hereof until the Revolving Credit Termination Date in an aggregate Dollar Equivalent amount at any time outstanding for all such Revolving Loans (together with all outstanding Competitive Bid Loans made by such Revolving Credit Lender and such Lender’s Ratable Portion of the Dollar Equivalent of outstanding Swing Loans) not to exceed such Revolving Credit Lender’s Revolving Credit Commitment; provided, however, that at no time shall (i) any Revolving Credit Lender be obligated to make a Revolving Loan in excess of such Revolving Credit Lender’s Ratable Portion of the Available Credit or (ii) the outstanding principal amount of the Revolving Loans made to the Euro Borrowers exceed the Dollar Equivalent of $150,000,000. Within the limits of the Revolving Credit Commitment of each Revolving Credit Lender, amounts of Revolving Loans repaid or prepaid may be reborrowed under this Section 2.1.

(ii) The Borrowers shall have the right, with the consent of the Administrative Agent, after the Closing Date to request an increase (a “Facility Increase”) in the Revolving Credit Commitments in a principal amount not to exceed $300,000,000 in the aggregate; provided, however, that (i) each Facility Increase shall be in an amount not less than $25,000,000 and (ii) no more than two Facility Increases may be requested during any period of twelve consecutive months. Nothing in this Agreement shall be construed to obligate the Administrative Agent or any Lender to negotiate for (whether or not in good faith), solicit, provide or consent to a Facility Increase. The Administrative Agent shall promptly notify each Lender of the proposed Facility Increase and of the proposed terms and conditions therefor agreed between the Borrowers and the Administrative Agent. Each such Lender (and, subject to the prior consent of the Swing Loan Lender which consent shall not be unreasonably withheld or delayed, each of their Affiliates and Approved Funds) may, in its sole discretion, commit to participate in such Facility Increase by forwarding its commitment therefor to the Administrative Agent in form and substance satisfactory to the Administrative Agent. The Administrative Agent shall allocate, in its sole discretion (but in amounts not to exceed for each such Lender (i) 15% of the aggregate Revolving Credit Commitments and (ii) the commitment received from such Lender, Affiliate or Approved Fund) the Revolving Credit Commitments to be made as part of the Facility Increase to the Lenders from which it has received such written commitments. If the Administrative Agent does not receive enough commitments from existing Lenders or their Affiliates or Approved Funds, it may, after consultation with the Borrowers and, in the case of any Eligible Assignee which is not then a Lender, subject to the prior consent of the Swing Loan Lender which consent shall not be unreasonably withheld or delayed, allocate to Eligible Assignees any excess of the proposed amount of such Facility Increase agreed with the Borrowers over the aggregate amounts of the commitments received from existing Lenders or their Affiliates or Approved Funds. The Facility Increase shall become effective on a date agreed by the Borrowers and the Administrative Agent (the “Facility Increase Date”), which shall be in any case on or after the date of satisfaction of the conditions precedent set forth in Section 3.4. The Administrative Agent shall notify the Lenders and the Borrowers, on or before 1:00 P.M. (New York City time) on the day following the Facility Increase Date of the effectiveness of the Facility Increase and shall record in the Register all applicable additional information in respect of such Facility Increase. On the Facility Increase Date, each Lender or Eligible Assignee participating in such Facility Increase shall purchase and assume from each existing Lender having Revolving Credit Loans and participations in Letters of Credit outstanding on such Facility Increase Date, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Ratable Portion of the new Revolving Credit Commitments (after giving effect to such Facility Increase), in the aggregate outstanding Revolving Credit Loans and participations in Letters of Credit, so as to ensure that, on the Facility Increase Date after giving effect to such Facility Increase, each Lender is owed only its Ratable Portion of the Revolving Credit Loans and participations in Letters of Credit outstanding on the Facility Increase Date.

CREDIT AGREEMENT

FMC CORPORATION

(b) Term Loan Commitments. On the terms and subject to the conditions contained in this Agreement, each Term Loan Lender severally agrees to make loans (each a “Term Loan”), in Dollars in up to two Borrowings, to the Borrower on or before the date which is 60 days following the Closing Date, in an aggregate amount not to exceed such Lender’s Term Loan Commitment. Amounts of Term Loans repaid or prepaid may not be reborrowed.

Section 2.2 Borrowing Procedures

(a) Each Revolving Credit Borrowing shall be made on notice given by a Borrower to the Administrative Agent not later than 11:00 a.m. (New York time) (i) in the case of a Revolving Credit Borrowing of Base Rate Loans, on the day of the proposed Revolving Credit Borrowing and (ii) in the case of a Revolving Credit Borrowing of Eurocurrency Rate Loans, three Business Days prior to the date of the proposed Revolving Credit Borrowing. Each such notice shall be in substantially the form of Exhibit C (Form of Notice of Borrowing) (a “Notice of Borrowing”), specifying (A) the date of such proposed Revolving Credit Borrowing, (B) whether the Revolving Credit Borrowing is to be a Dollar Revolving Loan or a Euro Revolving Loan, (C) the Borrower making the Borrowing, (D) the aggregate amount of such proposed Revolving Credit Borrowing, (E) whether any portion of the proposed Revolving Credit Borrowing will be of Base Rate Loans or Eurocurrency Rate Loans and (F) the initial Interest Period or Periods for any such Eurocurrency Rate Loans. The Dollar Revolving Loans shall be made as Base Rate Loans unless, subject to Section 2.15 (Special Provisions Governing Eurocurrency Rate Loans), the Notice of Borrowing specifies that all or a portion thereof shall be Eurocurrency Rate Loans. Each Revolving Credit Borrowing of Dollar Revolving Loans shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $500,000 in excess thereof. Each Revolving Credit Borrowing of Euro Revolving Loans shall be in an aggregate amount of not less than the Dollar Equivalent of $1,000,000 or an integral multiple of the Dollar Equivalent of $500,000 in excess thereof. The Borrowers may not request more than fifteen (15) Revolving Credit Borrowings per month in the form of Eurocurrency Rate Loans.

(b) Each Term Loan Borrowing shall be made upon receipt of a Notice of Borrowing given by the U.S. Borrower to the Administrative Agent not later than 11:00 a.m. (New York City time) (i) on the same Business Day of the proposed Borrowing, in the case of a Term Loan Borrowing of Base Rate Loans and (ii) three Business Days prior to the day of the proposed Borrowing, in the case of a Term Loan Borrowing of Eurocurrency Rate Loans. The Notice of Borrowing shall specify (A) the date of the proposed Borrowing, (B) the aggregate amount of such proposed Term Loan Borrowing, (C) whether any portion of the proposed Term Loan Borrowing will be of Base Rate Loans or Eurocurrency Rate Loans, and (D) the initial Interest Period or Periods for any such Eurocurrency Rate Loans. Each Term Loan shall be denominated in Dollars. The Term Loans shall be made as Base Rate Loans unless (subject to Section 2.15 (Special Provisions Governing Eurocurrency Rate Loans)) the Notice of Borrowing specifies that all or a portion thereof shall be Eurocurrency Rate Loans.

(c) The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurocurrency Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.15(a) (Determination of Interest Rate). Each Lender shall, (i) in the case of Eurocurrency Rate Loans, before 11:00 a.m. (New York time) and (ii) in the case of Base Rate Loans, before 2:00 p.m. (New York time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 12.8 (Notices, Etc.), in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing. Upon fulfillment (or due waiver in accordance with Section 12.1 (Amendments, Waivers, Etc.)) (i) on the Closing Date, of the applicable conditions set forth in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit) and (ii) at any time (including the Closing Date), of the applicable conditions set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit), and after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the U.S. Borrower.

CREDIT AGREEMENT

FMC CORPORATION

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the U.S. Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the U.S. Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the U.S. Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the U.S. Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement and such repayment shall relieve the U.S. Borrower’s obligation with respect to the principal portion of such amount. If the U.S. Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the U.S. Borrower.

(e) The failure of any Lender to make the Loan or any payment required by it on the date specified (each such Lender, until such payment is made, a “Non-Funding Lender”), including any payment in respect of its participation in Swing Loans and Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or payment required under this Agreement.

Section 2.3 Swing Loans

(a) On the terms and subject to the conditions contained in this Agreement, the Swing Loan Lender shall make loans (each a “Swing Loan”) to the Euro Borrowers from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date. Such Swing Loans shall be denominated in any Alternate Currency and in an aggregate principal amount at any time outstanding the Dollar Equivalent of which shall not exceed the Swing Loan Sublimit; provided, however, that at no time shall the Swing Loan Lender make any Swing Loan in an amount in excess of the Dollar Equivalent of the Available Credit. Each Swing Loan must be paid in full upon any Revolving Credit Borrowing by the applicable Euro Borrower hereunder and shall in any event mature no later than the Revolving Credit Termination Date. Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a).

(b) In order to request a Swing Loan, a Borrower shall telecopy (or forward by electronic mail or similar means) to the Swing Loan Lender a duly completed request in substantially the form of Exhibit G (Form of Swing Loan Request), setting forth the requested amount, currency and date of such Swing Loan (a “Swing Loan Request”), to be received by the Swing Loan Lender not later than 12:00 p.m. (London time) on the day of the proposed borrowing. Subject to the terms of this Agreement, the Swing Loan Lender agrees to make, on the date of the relevant Swing Loan Request, a Swing Loan available to the Euro Borrower specified in such Swing Loan Request. The Swing Loan Lender shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the making of any Swing Loan.

CREDIT AGREEMENT

FMC CORPORATION

(c) The Swing Loan Lender may demand at any time that each Revolving Credit Lender pay in Dollars to the Administrative Agent, for the account of the Swing Loan Lender, in the manner provided in clause (d) below, such Revolving Credit Lender’s Ratable Portion of all or a portion of the Dollar Equivalent of the outstanding Swing Loans, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of the Swing Loans demanded to be paid and the Dollar Equivalent (as determined by the Swing Loan Lender) of such outstanding principal amount if such Swing Loans are denominated in an Alternate Currency.

(d) The Administrative Agent shall forward each demand referred to in clause (c) above to each Revolving Credit Lender on the day such demand is received by the Administrative Agent (except that any such demand received by the Administrative Agent after 2:00 p.m. (New York time) on any Business Day or on a day that is not a Business Day shall not be required to be forwarded to the Revolving Credit Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount in Dollars of each Revolving Credit Lender’s Ratable Portion of the Dollar Equivalent of the aggregate principal amount of the Swing Loans demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) and Section 2.1(a) (The Commitments) shall have been satisfied (which conditions precedent the Revolving Credit Lenders hereby irrevocably waive), each Revolving Credit Lender shall, before 11:00 a.m. (New York time) on the Business Day next succeeding the date of such Revolving Credit Lender’s receipt of such demand, make available to the Administrative Agent, in immediately available funds in Dollars, for the account of the Swing Loan Lender, the amount specified in such statement. Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except as provided in clause (e) below, be deemed to have made a Revolving Loan in Dollars in an amount equal to such payment to the applicable Euro Borrower or Euro Borrowers (and the U.S. Borrower and each applicable Euro Borrower hereby authorizes the making of such Revolving Loan). The Administrative Agent shall use such funds to repay the Swing Loans to the Swing Loan Lender. To the extent that any Revolving Credit Lender fails to make such payment available to the Administrative Agent for the account of the Swing Loan Lender, the applicable Euro Borrower or Euro Borrowers shall repay such Swing Loan or Swing Loans, as the case may be, on demand.

(e) If for any reason the Swing Loans cannot be refinanced by such Revolving Loans in accordance with clause (d) above, each Revolving Credit Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Loan otherwise required to be repaid by such Revolving Credit Lender pursuant to clause (d) above, which participation shall be in a principal amount equal to such Revolving Credit Lender’s Ratable Portion of the Dollar Equivalent of such Swing Loan, by paying in Dollars to the Swing Loan Lender on the date on which such Revolving Credit Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to clause (d) above, in immediately available funds, an amount equal to the Dollar Equivalent of such Revolving Credit Lender’s Ratable Portion of such Swing Loan (and, concurrently with such acquisition, such Swing Loan shall be automatically converted to Dollars equal to the Dollar Equivalent of such Swing Loan). If all or part of such amount is not in fact made available by such Revolving Credit Lender to the Swing Loan Lender on such date, the Swing Loan Lender shall be entitled to recover any such unpaid amount on demand from such Revolving Credit Lender together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Base Rate Loans.

CREDIT AGREEMENT

FMC CORPORATION

(f) From and after the date on which any Revolving Credit Lender (i) is deemed to have made a Revolving Loan pursuant to clause (d) above with respect to any Swing Loan or (ii) purchases an undivided participation interest in a Swing Loan pursuant to clause (e) above, the Administrative Agent shall promptly distribute to such Revolving Credit Lender such Revolving Credit Lender’s Ratable Portion of all payments of principal of and interest received by the Administrative Agent on behalf of the Swing Loan Lender on account of such Swing Loan (all of which such payments shall be made in Dollars, regardless of the currency in which such Swing Loan was originally made) other than those received from a Revolving Credit Lender pursuant to clause (d) or (e) above. If any payment received and so distributed by the Swing Loan Lender in respect of principal or interest on any Swing Loan is required to be returned by the Swing Loan Lender under any of the circumstances described in Section 12.14 (including pursuant to any settlement entered into by the Swing Loan Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Loan Lender its Ratable Portion thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent shall make such demand upon the request of the Swing Loan Lender. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(g) The parties hereto acknowledge that the Swing Loan Lender may from time to time make loans to the Euro Borrowers pursuant to an overdraft, autoborrow or similar arrangement (the “Overdraft Facility”). The loans made pursuant to the Overdraft Facility (the “Overdraft Advances”) shall be deemed Swing Loans for all purposes hereof and shall be subject to all of the provisions hereto; provided that (1) provisions relating to the fact that the Overdraft Facility is an uncommitted facility shall prevail; (2) the borrowing procedures set forth in the Overdraft Documents shall prevail in the event of any conflict between such borrowing procedures and Section 2.3(b); (3) the optional prepayment provisions set forth in the Overdrafts Documents shall prevail in the event of any conflict between such provisions and Section 2.9(a) (Optional Prepayments); (4) any mandatory prepayment provisions set forth in the Overdraft Documents shall be in addition to, and not in lieu of or replacement of, the mandatory prepayment provisions set forth in Section 2.10 (Mandatory Prepayments); and (5) interest on each Overdraft Advance shall be due and payable in arrears on each date set forth in the Overdraft Documents in the event of any conflict between such interest payment dates and the interest payment dates set forth herein.

(h) Each Revolving Credit Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Loans pursuant to this Section 2.3 shall be absolute and unconditional, and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Swing Loan Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of the Euro Borrowers to repay Swing Loans, together with interest as provided herein.

(i) The Swing Loan Lender may resign at any time upon not less than 90 days’ prior written notice to the U.S. Borrower and the Administrative Agent, during which period the Swing Loan Lender shall cooperate with the U.S. Borrower in putting in place a new Swing Loan Lender designated by the U.S. Borrower and acceptable to the Administrative Agent; provided that the Swing Loan Lender shall retain all the rights and obligations of the Swing Loan Lender provided for hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Credit Loans or fund risk participations in outstanding Swing Loans pursuant to this Section 2.3. If no such Swing Loan Lender is appointed prior to the effectiveness of such resignation, no Euro Borrower shall be entitled to request Swing Loans until such a Swing Loan Lender is appointed.

CREDIT AGREEMENT

FMC CORPORATION

Section 2.4 Competitive Bid Loans

(a) In addition to Borrowings of Revolving Loans, at any time prior to the Revolving Credit Termination Date, the U.S. Borrower may request the Revolving Credit Lenders to make offers to make Competitive Bid Loans to the U.S. Borrower in Dollars. The Revolving Credit Lenders may, but shall have no obligation to, make such offers and the U.S. Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.4. Competitive Bid Loans may be Eurocurrency Rate Loans or Absolute Rate Loans (each a “Type” of Competitive Bid Loan), provided; however, that (i) there may be no more than ten (10) different Interest Periods for both Revolving Loans and Competitive Bid Loans outstanding at the same time; (ii) after giving effect to any Competitive Bid Loan, the Revolving Credit Outstandings shall not exceed the aggregate amount of the Revolving Credit Commitments; and (iii) no Competitive Bid Loan shall have a maturity date occurring after the Revolving Credit Termination Date.

(b) The U.S. Borrower shall request offers to make Competitive Bid Loans by providing the Administrative Agent (which shall promptly notify the Revolving Credit Lenders) notice (a “Competitive Bid Quote Request”) no later than 11:00 a.m. (New York time) on (x) the third Business Day prior to the date of Borrowing proposed therein, in the case of a Eurocurrency Auction or (y) the Business Day next preceding the date of borrowing proposed therein, in the case of an Absolute Rate Auction (or, in any such case, such other time and date as the U.S. Borrower and the Administrative Agent, with the consent of the Required Lenders, may agree). The U.S. Borrower may request offers to make Competitive Bid Loans for up to two different Interest Periods in a single notice; provided, however, that the request for each separate Interest Period shall be deemed to be a separate Competitive Bid Quote Request for a separate borrowing (a “Competitive Bid Borrowing”). There shall not be outstanding at any one time more than four Competitive Bid Borrowings. Each such Competitive Bid Quote Request shall be substantially in the form of Exhibit H (Form of Competitive Bid Quote Request) hereto and shall specify as to each Competitive Bid Borrowing: (i) the proposed date of such Borrowing, which shall be a Business Day; (ii) the aggregate amount of such Competitive Bid Borrowing, which shall be at least $5,000,000 (or a larger multiple of $1,000,000); (iii) the Interest Period applicable thereto; and (iv) if the Competitive Bid Quotes requested are seeking quotes for the Absolute Rate, the date on which the Competitive Bid Quotes are to be submitted (the date on which such Competitive Bid Quotes are to be submitted is called the “Quotation Date”). Except as otherwise provided in this Section 2.4(b), no Competitive Bid Quote Request shall be given within five (5) Business Days (or such other number of days as the Borrowers and the Administrative Agent, with the consent of the Required Lenders, may agree) of any other Competitive Bid Quote Request.

(c) (i) Each Revolving Credit Lender may submit one or more Competitive Bid Quotes, each containing an offer to make a Competitive Bid Loan in response to any Competitive Bid Quote Request; provided, however, that, if the U.S. Borrower’s request under Section 2.4(b) hereof specified more than one Interest Period, such Revolving Credit Lender may make a single submission containing one or more Competitive Bid Quotes for each such Interest Period. Each Competitive Bid Quote must be submitted to the Administrative Agent not later than (A) 2:00 p.m. (New York time) on the third Business Day prior to the proposed date of borrowing, in the case of a Eurodollar Rate Auction or (B) 10:00 a.m. (New York time) on the Quotation Date, in the case of a Absolute Rate Auction (or, in any such case, such other time and date as the applicable Borrower and the Administrative Agent, with the consent of the Required Lenders, may agree). Except as otherwise provided herein, any Competitive Bid Quote so made shall be irrevocable except with the consent of the Administrative Agent given on the instructions of the U.S. Borrower.

CREDIT AGREEMENT

FMC CORPORATION

(ii) Each Competitive Bid Quote shall be substantially in the form of Exhibit I (Form of Competitive Bid Quote) hereto and shall specify: (A) the proposed date of Borrowing and the Interest Period therefor; (B) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount shall be at least $5,000,000 (or a larger multiple of $1,000,000); provided that the aggregate principal amount of all Competitive Bid Loans for which a Revolving Credit Lender submits Competitive Bid Quotes may not exceed the principal amount of the Competitive Bid Borrowing for a particular Interest Period for which offers were requested; (C) in the case of a Eurodollar Rate Auction, the margin above or below the Eurocurrency Rate for the Interest Period designated in accordance with clause (A) above (the “Eurodollar Margin”) offered for each such Competitive Bid Loan, expressed as a percentage (rounded upwards, if necessary, to the nearest 1/10,000th of 1%) to be added to or subtracted from the applicable Eurocurrency Rate; and (D) in the case of a Absolute Rate Auction, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/10,000th of 1%) offered for each such Competitive Bid Loan (the “Absolute Rate”).

(iii) Unless otherwise agreed by the Administrative Agent and the U.S. Borrower, no Competitive Bid Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Competitive Bid Quote Request, and no Competitive Bid Quote may be conditioned upon acceptance by the U.S. Borrower of all (or some specified minimum) of the principal amount of the Competitive Bid Loan for which such Competitive Bid Quote is being made.

(d) The Administrative Agent shall (x) in the case of a Eurodollar Rate Auction, by 4:00 p.m. (New York time) on the day a Competitive Bid Quote is submitted or (y) in the case of a Absolute Rate Auction, as promptly as practicable after the Competitive Bid Quote is submitted (but in any event not later than 10:30 a.m. (New York time) on the Quotation Date), notify the U.S. Borrower of the terms (i) of any Competitive Bid Quote submitted by a Revolving Credit Lender that is in accordance with Section 2.4(c) hereof and (ii) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Revolving Credit Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent’s notice to the U.S. Borrower shall specify (A) the aggregate principal amount of the Competitive Bid Borrowing for which orders have been received and (B) the respective principal amounts and Eurodollar Margins or Absolute Rates, as the case may be, so offered by each Revolving Credit Lender (identifying the Revolving Credit Lender that made each Competitive Bid Quote).

(e) Not later than 11:00 a.m. (New York time) on (x) the third Business Day prior to the proposed date of Borrowing, in the case of a Eurodollar Rate Auction or (y) the Quotation Date, in the case of an Absolute Rate Auction (or, in any such case, such other time and date as the U.S. Borrower and the Administrative Agent, with the consent of the Required Lenders, may agree), the U.S. Borrower shall notify the Administrative Agent of its acceptance or nonacceptance of the offers so notified to it pursuant to Section 2.3(a) hereof (and the failure of the U.S. Borrower to give such notice by such time shall constitute nonacceptance) and the Administrative Agent shall promptly notify each affected Revolving Credit Lender. In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The U.S. Borrower may accept any Competitive Bid Quote in whole or in part (provided that any Competitive Bid Quote accepted in part shall be at least $5,000,000 or a larger multiple of $1,000,000); provided, however, that: (i) the aggregate principal

CREDIT AGREEMENT

FMC CORPORATION

amount of each Competitive Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Quote Request; (ii) the aggregate principal amount of each Competitive Bid Borrowing shall be at least $5,000,000 (or a larger multiple of $1,000,000); (iii) acceptance of offers may be made only in ascending order of Eurodollar Margins or Absolute Rates, as the case may be, in each case beginning with the lowest rate so offered and (iv) the U.S. Borrower may not accept any offer where the Administrative Agent has advised the U.S. Borrower that such offer fails to comply with Section 2.4(c)(ii) hereof or otherwise fails to comply with the requirements of this Agreement (including, without limitation, Section 2.4(a) hereof). If offers are made by two or more Revolving Credit Lenders with the same Eurodollar Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period after the acceptance of all offers, if any, of all lower Eurodollar Margins or Absolute Rates, as the case may be, offered by any Revolving Credit Lender for such related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the U.S. Borrower among such Revolving Credit Lenders as nearly as possible (in amounts of at least $5,000,000 or larger multiples of $1,000,000 in proportion to the aggregate principal amount of such offers. Determinations by the U.S. Borrower of the amounts of Competitive Bid Loans and the lowest bid after adjustment as provided in this clause (e) shall be conclusive in the absence of manifest error.

(f) Any Revolving Credit Lender whose offer to make any Competitive Bid Loan has been accepted shall, not later than 1:00 p.m. (New York time) on the date specified for the making of such Revolving Credit Loan, make the amount of such Competitive Bid Loan available to the Administrative Agent at the Principal Office in Dollars and in immediately available funds, for account of the U.S. Borrower. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the U.S. Borrower on such date by depositing the same, in Dollars and in immediately available funds, in an account of the U.S. Borrower maintained at the Principal Office.

(g) If any Competitive Bid Loan is not repaid by the U.S. Borrower at the end of the Interest Period therefor, so long as no Default or Event of Default is continuing, the U.S. Borrower shall be deemed to have requested a Borrowing of Revolving Loans in accordance with Section 2.2 (Borrowing Procedures) equal to the amount of the Competitive Bid Loan the Interest Period of which is then ending. Unless otherwise specified by the Borrower in accordance with the procedures of Section 2.2 (Borrowing Procedures), such Borrowing of Revolving Loans shall be of Base Rate Loans.

Section 2.5 Letters of Credit

(a) On the terms and subject to the conditions contained in this Agreement, $250,000,000 of the Revolving Credit Facility is available (the “Letter of Credit Sublimit”) for the issuance of letters of credit, in Dollars or Euros, for the account of a Borrower (the “Letter of Credit Sub-Facility”) and each Issuer agrees to Issue at the request of one or more Borrowers one or more letters of credit (each a “Letter of Credit”) from time to time on any Business Day during the period commencing on the Closing Date and ending on or before the day that is 30 days prior to the Revolving Credit Termination Date; provided, however, that no Letter of Credit will have a termination date that is later than 30 days prior to the Revolving Credit Termination Date, nor will any such Letter of Credit have a term longer than one calendar year after the date of issuance thereof other than those letters of credit separately indentified on Schedule 2.5 (Existing Letters of Credit) issued to support IRB Obligations (which letters of credit may have a term of up to 13 months or up to 18 months as required by such IRB Obligation), provided, further, that any Letter of Credit may provide for the renewal thereof for additional one calendar year periods, subject to the immediately preceding proviso.

CREDIT AGREEMENT

FMC CORPORATION

(b) The Issuer shall not be under any obligation to Issue any Letter of Credit upon the occurrence of any of the following:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the date of this Agreement and that such Issuer in good faith deems material to it;

(ii) such Issuer shall have received any written notice of the type described in clause (d) below;

(iii) after giving effect to the Issuance of such Letter of Credit, (A) the aggregate Revolving Credit Outstandings would exceed the aggregate of the Revolving Credit Commitments in effect at such time or (B) the Letter of Credit Obligations at such time would exceed the Letter of Credit Sublimit;

(iv) any fees due in connection with any Issuance have not been paid;

(v) such Letter of Credit is requested to be Issued in a form that is not acceptable to such Issuer; or

(vi) such Letter of Credit is requested to be denominated in any currency other than Dollars or (if requested by a Euro Borrower) Euros.

None of the Revolving Credit Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit.

(c) In connection with the Issuance of each Letter of Credit, the U.S. Borrower or a Euro Borrower, as applicable and appropriate, shall give the relevant Issuer and the Administrative Agent at least two Business Days’ prior written notice, in substantially the form of Exhibit D (Form of Letter of Credit Request) (or in such other written or electronic form as is acceptable to such Issuer), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable and shall specify the Issuer of such Letter of Credit, the currency of issuance and face amount of the Letter of Credit requested, the date of Issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day) and the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 11:00 a.m. (New York time) on the second Business Day prior to the date of the requested Issuance of such Letter of Credit.

(d) Subject to the satisfaction of the conditions set forth in this Section 2.5, the relevant Issuer shall, on the requested date, Issue a Letter of Credit for the account of the applicable Borrower in accordance with such Issuer’s usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall not on such date be satisfied or duly waived and

CREDIT AGREEMENT

FMC CORPORATION

ending when such conditions are satisfied or duly waived. The relevant Issuer shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the Issuance of any Letter of Credit.

(e) If requested by the relevant Issuer, prior to the issuance of each Letter of Credit by such Issuer, and as a condition of such Issuance and of the participation of each Revolving Credit Lender in the Letter of Credit Obligations arising with respect thereto in accordance with clause (g) below, the applicable Borrower shall have delivered to such Issuer a letter of credit reimbursement agreement, in such form as the Issuer may employ in its ordinary course of business for its own account (a “Letter of Credit Reimbursement Agreement”), signed by such Borrower, and such other documents or items as may be required pursuant to the terms thereof. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(f) Each Issuer shall:

(i) give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing, which writing may be a telecopy or electronic mail) of the Issuance of a Letter of Credit Issued by it, of all drawings under a Letter of Credit Issued by it and the payment (or the failure to pay when due) by the applicable Borrower of any Reimbursement Obligation when due, other than drawings under Letters of Credit issued to support the IRB Obligations and reimbursement payments in respect thereof that are made when due (which notice, the Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Revolving Credit Lender);

(ii) upon the request of any Revolving Credit Lender, furnish to such Revolving Credit Lender, copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Revolving Credit Lender; and

(iii) no later than 10 Business Days following the last day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Revolving Credit Lender requesting the same) and the U.S. Borrower separate schedules for Documentary Letters of Credit and Standby Letters of Credit issued by it under the Letter of Credit Sub-Facility, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations outstanding at the end of each month and any information requested by the U.S. Borrower or the Administrative Agent relating thereto.

(g) Immediately upon the issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender, and each Revolving Credit Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Credit Lender’s Ratable Portion of the Revolving Credit Commitments, in such Letter of Credit and the obligations of the applicable Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(h) Each Borrower agrees to pay to the Issuer of any Letter of Credit the Dollar Equivalent of the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit issued for its account no later than the date that is the next succeeding Business Day after such

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Borrower receives written notice from such Issuer that payment has been made under such Letter of Credit (the “Reimbursement Date”), irrespective of any claim, set-off, defense or other right that such Borrower may have at any time against such Issuer or any other Person.

(i) In the event that any Issuer makes any payment under any Letter of Credit and the applicable Borrower shall not have repaid the Dollar Equivalent of such amount to such Issuer pursuant to clause (h) or any such payment by such Borrower is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Revolving Loans that are Base Rate Loans and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Revolving Loans that are Base Rate Loans, and such Issuer shall promptly notify the Administrative Agent, which shall promptly notify each Revolving Credit Lender of such failure, and each Revolving Credit Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Revolving Credit Lender’s Ratable Portion of such payment in Dollars (based upon the Dollar Equivalent of such amount on the date of such payment) and in immediately available funds. If the Administrative Agent so notifies such Revolving Credit Lender prior to 11:00 a.m. (New York time) on any Business Day, such Revolving Credit Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds. Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except during the continuance of a Default or Event of Default under Section 9.1(f) (Events of Default) and notwithstanding whether or not the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall have been satisfied (which conditions precedent the Revolving Credit Lenders hereby irrevocably waive), be deemed to have made a Revolving Loan to applicable Borrower in the principal amount of such payment. Whenever any Issuer receives from the U.S. Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Revolving Credit Lender pursuant to this clause (i), such Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Revolving Credit Lender, in immediately available funds, an amount equal to such Revolving Credit Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Revolving Credit Lenders have paid in respect of such Reimbursement Obligation.

(j) If and to the extent such Revolving Credit Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (i) above, as applicable, available to the Administrative Agent for the account of such Issuer, such Revolving Credit Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate and, thereafter until such amount is repaid to the Administrative Agent for the account of such Issuer, at the rate per annum applicable to Base Rate Loans under the Facility.

(k) Each Borrower’s obligation to pay each Reimbursement Obligation and the obligations of the Revolving Credit Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

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(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, set off, defense or other right that such Borrower, any other party guaranteeing, or otherwise obligated with, such Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.5, constitute a legal or equitable discharge of such Borrower’s obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuer under any resulting liability to the applicable Borrower or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuer.

(l) Schedule 2.5 (Existing Letters of Credit) contains a schedule of all of the letters of credit issued prior to the Closing Date for the account of the U.S. Borrower. On the Closing Date (i) such letters of credit, to the extent outstanding, shall be automatically and without further action by the parties thereto converted to Letters of Credit issued pursuant to this clause Section 2.5 for the account of the U.S. Borrower and subject to the provisions hereof, and for this purpose the fees specified in clause (b) of Section 2.13 (Fees) shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such letters of credit) as if such letters of credit had been issued on the Closing Date, other than fees with respect to issuance, amendment or transfer that might otherwise apply as the result of such letters of credit being treated as if issued on the Closing Date, (ii) the amount of such letters of credit shall be included in the calculation of Letter of Credit Obligations and (iii) all liabilities of the U.S. Borrower with respect to such letters of credit shall constitute Reimbursement Obligations and/or Obligations.

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FMC CORPORATION

Section 2.6 Reduction and Termination of the Commitments

(a) The U.S. Borrower may, upon at least three Business Days’ prior notice to the Administrative Agent, permanently terminate in whole or permanently reduce in part ratably the unused portions of the respective Revolving Credit Commitments of the Revolving Credit Lenders; provided, however, that each partial reduction shall be in an aggregate amount of not less than $5,000,000 or an integral multiple of $500,000 in excess thereof and any mandatory prepayment resulting from such reduction shall have been made.

(b) The Term Loan Commitment of each Term Loan Lender shall be permanently terminated in whole on the date that is 60 days after the Closing Date.

Section 2.7 Repayment of Loans

(a) Each Borrower promises to repay the entire unpaid principal amount of the Revolving Loans owing by it on the Revolving Credit Termination Date.

(b) The U.S. Borrower promises to repay the Term Loans at the dates and in the amounts set forth below:

September 30, 2005	$6,250,000
December 31, 2005	$6,250,000
March 31, 2006	$6,250,000
June 30, 2006	$6,250,000
September 30, 2006	$6,250,000
December 31, 2006	$6,250,000
March 31, 2007	$6,250,000
June 30, 2007	$6,250,000
September 30, 2007	$6,250,000
December 31, 2007	$6,250,000
March 31, 2008	$6,250,000
June 30, 2008	$6,250,000
September 30, 2008	$6,250,000
December 31, 2008	$6,250,000
March 31, 2009	$6,250,000
June 30, 2009	$6,250,000
September 30, 2009	$6,250,000
December 31, 2009	$6,250,000
March 31, 2010	$6,250,000
June 21, 2010	$6,250,000

Notwithstanding the foregoing, the U.S. Borrower promises to repay the entire amount of Term Loans on the Term Loan Maturity Date.

Section 2.8 Evidence of Debt

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of each Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

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FMC CORPORATION

(b) The Administrative Agent shall maintain accounts in accordance with its usual practice in which it shall record (i) the amount of each Loan made and, if a Eurocurrency Rate Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable by each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the any Borrower, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s share thereof, if applicable.

(c) The entries made in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.

(d) Notwithstanding any other provision of the Agreement, in the event that any Lender requests that any Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by such Borrower hereunder, such Borrower shall promptly execute and deliver a Note or Notes to such Lender evidencing any Term Loans, Revolving Loans, Swing Loans and Competitive Bid Loans, as the case may be, of such Lender, substantially in the forms of Exhibit B-1 (Form of Revolving Credit Note), Exhibit B-2 (Form of Swing Loan Note), Exhibit B-3 (Form of Competitive Bid Loan Note) and Exhibit B-4 (Form of Term Note), respectively.

Section 2.9 Optional Prepayments

(a) Revolving Loans; Swing Loans. Each Borrower may, (i) in respect of Eurocurrency Rate Loans, upon at least three Business Days’ prior notice to the Administrative Agent, and (ii) in respect of Base Rate Loans or Swing Loans, upon notice to the Administrative Agent no later than 11:00 a.m. (New York time) on any Business Day, in each case stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Revolving Loans or Swing Loans in whole or in part; provided, however, that if any prepayment of any Eurocurrency Rate Loan is made by any Borrower other than on the last day of an Interest Period for such Loan, such Borrower shall also pay any amount owing pursuant to Section 2.15(f) (Breakage Costs); and, provided, further, that each partial prepayment shall be in an aggregate principal amount not less than $5,000,000 or integral multiples of $500,000 in excess thereof. Upon the giving of such notice of prepayment, the principal amount of Revolving Loans and/or Swing Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

(b) Term Loans. The U.S. Borrower may, (i) in respect of Eurocurrency Rate Loans, upon at least three Business Days’ prior notice to the Administrative Agent, and (ii) in respect of Base Rate Loans, upon notice to the Administrative Agent no later than 11:00 a.m. (New York time) on any Business Day, in each case stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Term Loans, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that if any prepayment of any Eurocurrency Rate Loan is made by the U.S. Borrower other than on the last day of an Interest Period for such Loan, the U.S. Borrower shall also pay any amounts owing pursuant to Section 2.15(f) (Breakage Costs); and, provided, further, that each partial prepayment shall be in an aggregate amount not less than $1,000,000 or integral multiples of $500,000 in excess thereof and that any such

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partial prepayment shall be applied to reduce ratably the remaining installments of such outstanding principal amount of the Term Loans in the inverse order of their maturities. Upon the giving of such notice of prepayment, the principal amount of the Term Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

(c) No Borrower shall have the right to prepay the principal amount of any Revolving Loan or any Term Loan other than as provided in this Section 2.9. Except in connection with the payment in full in cash of the Facilities and the termination of the Commitments, the U.S. Borrower shall have no right to prepay the principal amount of any Competitive Bid Loan.

Section 2.10 Mandatory Prepayments

(a) If at any time the aggregate principal amount of Revolving Credit Outstandings exceeds the Revolving Credit Commitments, the Borrowers shall forthwith prepay first, the Swing Loans then outstanding, second, the Revolving Loans then outstanding and third, the Competitive Bid Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the aggregate outstanding Swing Loans, Revolving Loans and Competitive Bid Loans, the Borrowers shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 9.3 (Actions in Respect of Letters of Credit).

(b) If at any time the Dollar Equivalent of the aggregate principal amount of outstanding Swing Loans exceeds the amount of the Swing Loan Sublimit, the Euro Borrowers having such Swing Loans shall forthwith prepay such Swing Loans in an amount equal to such excess.

Section 2.11 Interest

(a) Rate of Interest. All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, the date such Obligations are paid in full (except as otherwise provided in clause (c) below and in the case of Competitive Bid Loans), as follows:

(i) if a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin as in effect from time to time;

(ii) if a Eurocurrency Rate Loan, at a rate per annum equal to the sum of (A) the Eurocurrency Rate determined for the applicable Interest Period and (B) the Applicable Margin in effect from time to time during such Interest Period;

(iii) if a Swing Loan (other than an Overdraft Advance), at a rate per annum equal to the Swing Loan Base Rate;

(iv) if an Overdraft Advance, at a rate per annum equal to the Overdraft Advance Interest Rate; and

(v) if a Competitive Bid Loan, at the rate per annum determined in accordance with Section 2.4 (Competitive Bid Loans).

(b) Interest Payments. (i) Interest accrued on each Base Rate Loan shall be payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such day

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following the making of such Base Rate Loan, (B) in the case of Base Rate Loans that are Term Loans, upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan, (ii) interest accrued on each Eurocurrency Rate Loan that is not a Competitive Bid Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three months, on each day during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurocurrency Rate Loan, (iii) subject to Section 2.3(g) (Swing Loans), interest accrued on each Swing Loan shall be payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such day following the making of such Swing Loan, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Swing Loan, (iv) interest accrued on each Competitive Bid Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan, if such Interest Period has a duration of more than three months, on each day during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Competitive Bid Loan, and (v) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

(c) Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and the amount of all other Obligations then due and payable shall bear interest at a rate that is two percent (2.0%) per annum in excess of the rate of interest applicable to such Loans or other Obligations from time to time.

Section 2.12 Conversion/Continuation Option

(a) The U.S. Borrower, on its behalf or on behalf of any Euro Borrower, may elect (i) at any time on any Business Day to convert Base Rate Loans or any portion thereof to Eurocurrency Rate Loans or (ii) at the end of any applicable Interest Period, to convert Eurocurrency Rate Loans denominated in Dollars or any portion thereof into Base Rate Loans or to continue such Eurocurrency Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurocurrency Loans converted or continued for each Interest Period must be in the amount of at least $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Each conversion or continuation shall be allocated among the Loans of each Lender in accordance with such Lender’s Ratable Portion. Subject to clause (b) below, each such election shall be in substantially the form of Exhibit E (Form of Notice of Conversion or Continuation) (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least three Business Days’ prior written notice specifying (A) the amount and type of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurocurrency Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of conversion (which date shall be a Business Day and, if a conversion from Eurocurrency Rate Loans, shall also be the last day of the applicable Interest Period).

(b) The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurocurrency Rate Loans, and no continuation in whole or in part of Eurocurrency Rate Loans denominated in Dollars upon the expiration of any applicable Interest Period, shall be permitted at any time at which (A) a Default or an Event of Default shall have occurred and be continuing or (B) the continuation of, or conversion into, a Eurocurrency Rate

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Loan would violate any provision of Section 2.15 (Special Provisions Governing Eurocurrency Rate Loans). If, within the time period required under the terms of this Section 2.12, the Administrative Agent does not receive a Notice of Conversion or Continuation from the applicable Borrower containing a permitted election to continue any Eurocurrency Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans, if denominated in Dollars, shall be automatically converted to Base Rate Loans and such Loans, if denominated in Euros, shall be automatically continued as Eurocurrency Rate Loans with an interest period of one month (or if consented by all Revolving Credit Lenders, seven days). Each Notice of Conversion or Continuation shall be irrevocable.

Section 2.13 Fees

(a) Unused Commitment Fee. (i) The U.S. Borrower agrees to pay to each Revolving Credit Lender a commitment fee on the actual daily amount by which the Revolving Credit Commitment of such Lender exceeds the sum of (A) the outstanding principal amount of the Dollar Equivalent of Revolving Loans held by it and (B) such Lender’s Ratable Portion of the outstanding amount of the Letter of Credit Obligations from the date hereof through the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the first Business Day of each calendar quarter, commencing on the first such Business Day following the Closing Date and (y) on the Revolving Credit Termination Date.

(ii) The Borrowers agree to pay to each Term Loan Lender a commitment fee on the actual daily amount by which the Term Loan Commitment of such Lender exceeds the sum of the outstanding principal amount of the Dollar Equivalent of Term Loans held by it from the date hereof through the date which is 60 days following the Closing Date at the Applicable Unused Commitment Fee Rate, payable in arrears on the earlier of (x) the date on which the Term Loan Commitments have been reduced to zero and (y) the date which is 60 days following the Closing Date (or if such date is not a Business Day, on the first Business Day following such date).

(b) Letter of Credit Fees. Each Borrower agrees to pay the following amounts with respect to Letters of Credit issued for such Borrower’s account by any Issuer:

(i) to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee equal to 0.150% per annum of the maximum undrawn face amount of such Letter of Credit payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date;

(ii) to the Administrative Agent for the ratable benefit of the Revolving Credit Lenders, with respect to each Letter of Credit, a fee accruing at a rate per annum equal to the Applicable Margin for Revolving Loans that are Eurocurrency Rate Loans of the maximum undrawn face amount of such Letter of Credit, payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided, however, that during the continuance of an Event of Default, such fee shall be increased by two percent per annum and shall be payable on demand; and

(iii) to the Issuer of any Letter of Credit, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

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FMC CORPORATION

(c) Additional Fees. The U.S. Borrower agrees to pay to the Administrative Agent, the Syndication Agent and the Arrangers the administrative and other fees from time to time agreed to by the U.S. Borrower and such parties.

Section 2.14 Payments and Computations

(a) Each Borrower shall make each payment required to be made by it hereunder (including fees and expenses) not later than 11:00 a.m. (New York time) on the day when due, in Dollars or Euros (depending on the denomination of the Obligation being paid), to the Administrative Agent at its address referred to in Section 12.8 (Notices, Etc.) in immediately available funds without set-off or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in clauses (e) or (f) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.16 (Capital Adequacy), 2.17 (Taxes) or Section 2.15(c) (Increased Costs) or (d) (Illegality) shall be paid only to the affected Lender or Lenders and amounts payable with respect to Swing Loans shall be paid only to the Swing Loan Lender. Payments received by the Administrative Agent after 11:00 a.m. (New York time) shall be deemed to be received on the next Business Day.

(b) All computations of interest (other than the Overdraft Advance Interest Rate) and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent or the Swing Loan Lender, as applicable, of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurocurrency Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments made of any Revolving Loans or Term Loans shall be applied as follows: first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurocurrency Rate Loans, with those Eurocurrency Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.

(d) Unless the Administrative Agent shall have received notice from the U.S. Borrower to the Lenders prior to the date on which any payment is due hereunder that the applicable Borrower will not make such payment in full, the Administrative Agent may assume that the applicable Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the applicable Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon at the Federal Funds Rate, for the first Business Day after such demand, and, thereafter, at the rate applicable to Base Rate Loans, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

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FMC CORPORATION

(e) Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of clause (f) below, all payments and any other amounts received by the Administrative Agent from or for the benefit of any Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the applicable Borrower, second, to pay all other Obligations then due and payable and third, as the U.S. Borrower so designates. Payments in respect of Revolving Loans received by the Administrative Agent shall be distributed to each Revolving Credit Lender in accordance with such Lender’s Ratable Portion of the Revolving Credit Commitments; payments in respect of the Term Loans received by the Administrative Agent shall be distributed to each Term Loan Lender in accordance with such Lender’s Ratable Portion of the Term Loans; payments in respect of and Competitive Bid Loans shall be applied ratably to the Competitive Bid Loans then due; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions.

(f) Each Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of clause (e) above, the Administrative Agent may, and, upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 9.2 (Remedies), shall, apply all payments in respect of any Obligations and all funds on deposit in any cash collateral account in the following order:

First, to pay Obligations in respect of any expense reimbursements or indemnities and Cash Management Obligations then due to the Administrative Agent;

Second, to pay Obligations in respect of any expense reimbursements or indemnities and Cash Management Obligations then due to the Lenders and the Issuers;

Third, to pay Obligations in respect of any fees then due to the Administrative Agent, the Lenders and the Issuers;

Fourth, to pay interest then due and payable in respect of the Loans and Reimbursement Obligations;

Fifth, to pay or prepay principal amounts on the Loans and Reimbursement Obligations and to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 9.3 (Actions in Respect of Letters of Credit), ratably to the aggregate principal amount of such Loans, Reimbursement Obligations and Letter of Credit Undrawn Amounts, Cash Management Obligations, and Obligations owing with respect to Hedging Contracts; and

Sixth, to the ratable payment of all other Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any of the Obligations described in any of the foregoing clauses first through sixth, the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligations ratably, based on the proportion of the Administrative Agent’s and each Lender’s and Issuer’s interest in the aggregate outstanding Obligations described in such clauses; provided, further, that the funds allocated to the Revolving Credit Lenders and Issuers shall be used to pay, first, interest on and then principal of any portion of the Revolving Loans which the

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Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the applicable Borrower (unless the Administrative Agent shall have received from such Lender, prior to making such Advance, a notice of the type described in Section 2.2(d)), and this proviso and the order of priority set forth in clauses first through second of this Section 2.14(f) may be changed only with the prior written consent of the Administrative Agent in addition to the Requisite Revolving Credit Lenders and the Requisite Term Loan Lenders. The order of priority set forth in clauses first through sixth of this Section 2.14(f) may at any time and from time to time be changed by the agreement of the Requisite Revolving Credit Lenders and the Requisite Term Loan Lenders without necessity of notice to or consent of or approval by any Borrower or any other Person.

(g) At the option of the Administrative Agent, Reimbursement Obligations, interest, fees, expenses and other sums due and payable in respect of the Loans may be paid from the proceeds of Revolving Loans. The U.S. Borrower hereby authorizes the Revolving Credit Lenders to make Revolving Loans pursuant to Section 2.2(a) (Borrowing Procedures) from time to time in such Revolving Credit Lender’s discretion, that are in the amounts of any and all Reimbursement Obligations, interest, fees, expenses and other sums payable in respect of the Loans, and further authorizes the Administrative Agent to give the Revolving Credit Lenders notice of any Borrowing with respect to such Revolving Loans and to distribute the proceeds of such Revolving Loans to pay such amounts. The U.S. Borrower agrees that all such Revolving Loans so made shall be deemed to have been requested by it (irrespective of the satisfaction of the conditions in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit), which conditions the Revolving Credit Lenders irrevocably waive) and directs that all proceeds thereof shall be used to pay such amounts.

Section 2.15 Special Provisions Governing Eurocurrency Rate Loans

(a) Determination of Interest Rate

The Eurocurrency Rate for each Interest Period for Eurocurrency Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurocurrency Rate.” The Administrative Agent’s determination shall be presumed to be correct absent manifest error and shall be binding on the U.S. Borrower.

(b) Interest Rate Unascertainable, Inadequate or Unfair

In the event that (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurocurrency Rate then being determined is to be fixed or (ii) the Requisite Lenders notify the Administrative Agent that the Eurocurrency Rate for any Interest Period will not adequately reflect the cost to such Lenders of making or maintaining such Loans in Dollars or Euros, as applicable, for such Interest Period, the Administrative Agent shall forthwith so notify the U.S. Borrower and the Lenders, whereupon each Eurocurrency Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan denominated in Dollars (regardless of currency) and the obligations of the Lenders to make Eurocurrency Rate Loans or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended until the Administrative Agent shall notify the U.S. Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.

(c) Increased Costs

If at any time any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change by way

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of imposition or increase of reserve requirements included in determining the Eurocurrency Rate) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender of agreeing to make or making, funding or maintaining any Eurocurrency Rate Loans, then the applicable Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the U.S. Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(d) Illegality

Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurocurrency Lending Office to make Eurocurrency Rate Loans or to continue to fund or maintain Eurocurrency Rate Loans, then, on notice thereof and demand therefor by such Lender to the U.S. Borrower through the Administrative Agent, (i) the obligation of such Lender to make or to continue Eurocurrency Rate Loans and to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurocurrency Rate Loans and (ii) if the affected Eurocurrency Rate Loans are then outstanding, the applicable Borrower shall immediately convert each such Loan into a Base Rate Loan. If, at any time after a Lender gives notice under this Section 2.15(d), such Lender determines that it may lawfully make Eurocurrency Rate Loans, such Lender shall promptly give notice of that determination to the applicable Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The applicable Borrower’s right to request, and such Lender’s obligation, if any, to make Eurocurrency Rate Loans shall thereupon be restored.

(e) Deposits in Euros Unavailable

Notwithstanding anything in Section 2.2 (Borrowing Procedures) to the contrary, if the Requisite Revolving Credit Lenders shall, not later than 11:00 a.m. (New York time) two Business Days before the date of any requested Borrowing of Euro Revolving Loans, notify the Administrative Agent that the Requisite Revolving Credit Lenders are not satisfied that deposits in Euros will be freely available in the relevant amount and for the relevant Interest Period, the right of the Euro Borrowers to request Euro Revolving Loans from the Revolving Credit Lenders as part of such Borrowing or any subsequent Borrowing of Euro Revolving Loans shall be suspended until the Requisite Revolving Credit Lenders shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and, at the option of the Euro Borrowers, either (i) the applicable Notice of Borrowing may be withdrawn and such Borrowing shall not be made or (ii) the Euro Revolving Loan to be made by such Revolving Credit Lender as part of such Borrowing (and the Euro Revolving Loan to be made by such Lender as part of any subsequent Borrowing of Euro Revolving Loans that shall have been requested during such period of suspension) shall be a Dollar Revolving Loan. Each Euro Borrower agrees that all such Dollar Revolving Loans so made shall be deemed to have been requested by the applicable Euro Borrower if such Euro Borrower does not withdraw the applicable Notice of Borrowing within two Business Days of receiving notice from the Administrative Agent that the right of the Euro Borrowers to request Euro Revolving Loans from such Lender has been suspended. If a Euro Borrower elects to withdraw its Notice of Borrowing, such Borrower shall be liable to each Revolving Credit Lender for any damages suffered on account thereof of a nature described in this Section 2.15. The Administrative Agent shall, upon receiving notice from the Requisite Lenders that the circumstances causing any such suspension no longer

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apply, promptly so notify the Euro Borrowers; provided, however, that the failure of the Administrative Agent to so notify the Euro Borrowers shall not impair the rights of the Requisite Revolving Credit Lenders under this clause (e) of Section 2.15 or expose the Administrative Agent to any liability.

(f) Breakage Costs

In addition to all amounts required to be paid by the Borrowers pursuant to Section 2.11 (Interest), each Borrower shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurocurrency Rate Loans to such Borrower but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may sustain (i) if for any reason a proposed Borrowing, conversion into or continuation of Eurocurrency Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by the U.S. Borrower (on its own behalf or on behalf of any Euro Borrower) or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.12 (Conversion/Continuation Option), or any other conversion or continuation of a Eurocurrency Rate Loan occurs on a date that is not the last day of the applicable Interest Period, (ii) if for any reason any Eurocurrency Rate Loan or Competitive Bid Loan is prepaid (including, in the case of Eurocurrency Rate Loans, mandatorily pursuant to Section 2.10 (Mandatory Prepayments)) on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurocurrency Rate Loan to a Base Rate Loan as a result of any of the events indicated in clause (d) above or (iv) as a consequence of any failure by any Borrower to repay Eurocurrency Rate Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to the U.S. Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Lender, absent manifest error. Each Lender that is an Existing Lender under the Existing Credit Agreement hereby waives any and all breakage costs referenced in Section 2.15(f) of the Existing Credit Agreement.

Section 2.16 Capital Adequacy

If at any time any Lender determines that (a) the adoption of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on such Lender’s (or any corporation controlling such Lender’s) capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the applicable Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to such amounts submitted to the U.S. Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes absent manifest error.

Section 2.17 Taxes

(a) Any and all payments by any Loan Party under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Administrative Agent (A) taxes measured by its net income, and franchise taxes

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imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent (as the case may be) is organized and (B) any United States withholding taxes payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Closing Date (or, in the case of an Eligible Assignee, the date of the Assignment and Acceptance) applicable to such Lender or the Administrative Agent, as the case may be, but not excluding any United States withholding taxes payable as a result of any change in such laws occurring after the Closing Date (or the date of such Assignment and Acceptance) and (ii) in the case of each Lender, taxes measured by its net income, and franchise taxes imposed on it as a result of a present or former connection (other than on account of this Agreement) between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender or the Administrative Agent (w) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17 such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the relevant Loan Party shall make such deductions, (y) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) the relevant Loan Party shall deliver to the Administrative Agent evidence of such payment.

(b) In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).

(c) Each Loan Party shall indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.17) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. Each Lender and the Administrative Agent will use reasonable efforts to assist any Loan Party in obtaining any refunds from any Governmental Authority for any Taxes or Other Taxes improperly imposed on or asserted against a Lender or the Administrative Agent for which such Loan Party has made an indemnification payment under this Section 2.17(c). Upon receipt of any such refund, such Lender or the Administrative Agent shall promptly repay the applicable Loan Party the amount of such refund.

(d) Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the U.S. Borrower shall furnish to the Administrative Agent, at its address referred to in Section 12.8 (Notices, Etc.), the original or a certified copy of a receipt evidencing payment thereof.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under the Guaranties, the agreements and obligations of such Loan Party contained in clauses (b) and (c) of this Section 2.17 shall survive the payment in full of the Obligations.

(f) Prior to the Closing Date in the case of each Non-U.S. Lender that is a signatory hereto, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the

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case of each other Non-U.S. Lender and from time to time thereafter if requested by the U.S. Borrower or the Administrative Agent, each Non-U.S. Lender that is entitled at such time to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide the Administrative Agent and the Borrowers with two completed originals of each of the following: (i) Form W-8ECI (claiming exemption from withholding because the income is effectively connected with a U.S. trade or business) or any successor form, (ii) Form W-8BEN (claiming exemption from, or a reduction of, withholding tax under an income tax treaty) or any successor form, (iii) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from withholding under the portfolio interest exemption) or any successor form or (iv) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s entitlement to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents. Each Non-U.S. Lender shall, on or before the date that any such form, certification or document expires or becomes obsolete, after the occurrence of any event requiring a change in the most recent form, certification or document previously delivered by it to the Borrowers and the Administrative Agent, provide the Administrative Agent and the Borrowers with two completed copies of an updated form, certificate or document. Unless the Borrowers and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrowers or the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.17 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

Section 2.18 Substitution of Lenders

(a) In the event that (i)(A) any Lender makes a claim under Section 2.15(c)(Increased Costs) or Section 2.16 (Capital Adequacy), (B) it becomes illegal for any Lender to continue to fund or make any Eurocurrency Rate Loan and such Lender notifies the U.S. Borrower pursuant to Section 2.15(d) (Illegality), (C) any Borrower is required to make any payment pursuant to Section 2.17 (Taxes) that is attributable to a particular Lender or (D) any Lender becomes a Non-Funding Lender, (ii) in the case of clause (i)(A) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement and (iii) in the case of clause (i)(A), (B) and (C) above, Lenders holding at least 75% of the Revolving Credit Commitments and Lenders holding at least 75% of the Term Loan Commitments are not subject to such increased costs or illegality, payment or proceedings (any such Lender, an “Affected Lender”), the U.S. Borrower may substitute any Lender and, if reasonably acceptable to the Administrative Agent and, if such Lender is to be a Revolving Credit Lender, the Swing Loan Lender, any other Eligible Assignee (a “Substitute Institution”) for such Affected Lender hereunder, after delivery of a written notice (a “Substitution Notice”) within a reasonable time (in any case not to exceed 90 days) following the occurrence of any of the events described in clauses (i)(A), (B), (C) or (D) above by the U.S. Borrower to the Administrative Agent and the Affected Lender that the U.S. Borrower intends to make such substitution; provided, however, that, if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the U.S. Borrower within 30 days of each other, then the U.S. Borrower may substitute all, but not (except to the extent the U.S. Borrower has already substituted one of such Affected Lenders before the U.S. Borrower’s receipt of the other Affected Lenders’ claim) less than all, Lenders making such claims.

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(b) If the Substitution Notice was properly issued under this Section 2.18, the Affected Lender shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected Lender under the Loan Documents and the Substitute Institution shall assume, and the Affected Lender shall be relieved of, the Affected Lender’s Revolving Credit Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be effective on (and not earlier than) the later of (i) the receipt by the Affected Lender of its Ratable Portion of the Revolving Credit Outstandings, the Term Loans, together with any other Obligations owing to it, (ii) the receipt by the Administrative Agent of an agreement in form and substance satisfactory to it and the U.S. Borrower whereby the Substitute Institution shall agree to be bound by the terms hereof and (ii) the payment in full to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date. Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a “Lender” hereunder for all purposes of this Agreement having Commitments in the amount of such Affected Lender’s Commitments assumed by it and such Commitments of the Affected Lender shall be terminated; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.

(c) Each Lender agrees that, if it becomes an Affected Lender and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 2.18, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such assignment, together with any Note (if such Loans are evidenced by a Note) evidencing the Loans subject to such Assignment and Acceptance; provided, however, that the failure of any Affected Lender to execute an Assignment and Acceptance shall not render such assignment invalid.

ARTICLE III

CONDITIONS TO LOANS AND LETTERS OF CREDIT

Section 3.1 Conditions Precedent to Initial Loans and Letters of Credit

The obligation of each Lender to make the Loans requested to be made by it on the Closing Date and the obligation of each Issuer to Issue Letters of Credit on the Closing Date is subject to the satisfaction or due waiver in accordance with Section 12.1 (Amendments, Waivers, Etc.) of each of the following conditions precedent:

(a) Certain Documents. The Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance satisfactory to the Administrative Agent and the Lenders and in sufficient copies for each Lender:

(i) this Agreement, duly executed and delivered by each of the Borrowers and, for the account of each Lender requesting the same, a Note or Notes of the applicable Borrowers conforming to the requirements set forth herein;

(ii) the Guaranties, duly executed by the U.S. Borrower and the Subsidiary Guarantors;

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(iii) a favorable opinion of (A) Morgan, Lewis & Bockius LLP, U.S. counsel to the Loan Parties, in substantially the form of Exhibit F (Form of Opinion of U.S. Counsel for the Loan Parties) and (B) counsel to the Administrative Agent as to the enforceability of this Agreement and the other Loan Documents to be executed on the Closing Date;

(iv) a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Loan Party that is required to execute any Loan Document, certified as of a recent date by the Secretary of State of the state of organization of such Loan Party, together with certificates of such official attesting to the good standing of each such Loan Party;

(v) a certificate of the Secretary or an Assistant Secretary of each Loan Party that is required to execute any Loan Document certifying (A) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (iv) above;

(vi) a certificate of a Responsible Officer of the U.S. Borrower, stating that the U.S. Borrower and the U.S. Borrower and its Subsidiaries on a Consolidated basis are Solvent after giving effect to the initial Loans and Letters of Credit, the application of the proceeds thereof in accordance with Section 7.9 (Application of Proceeds), the transactions contemplated hereby and the payment of all estimated legal, accounting and other fees related hereto and thereto;

(vii) a certificate of a Responsible Officer of the U.S. Borrower to the effect that (A) the condition set forth in Section 3.2(b)(Conditions Precedent to Each Loan and Letter of Credit) has been satisfied and (B) no action, suit, investigation, proceeding or litigation not listed on Section 4.7 (Litigation) shall have been threatened or commenced in any court or before any arbitrator or governmental instrumentality against any Loan Party or any of its Subsidiaries that, (x) if adversely determined, could reasonably be expected to result in or cause a Material Adverse Effect or (y) restrains, prevents or imposes or can reasonably be expected to impose materially adverse conditions upon the Facilities or the transactions contemplated hereby;

(viii) a certificate of a Responsible Officer of the U.S. Borrower setting forth, with respect to each Foreign Subsidiary, the aggregate principal amount outstanding under all Foreign Credit Lines as of March 31, 2005;

(ix) such other certificates, documents, agreements and information respecting any Loan Party as any Lender through the Administrative Agent may reasonably request.

(b) Fees and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Closing Date.

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(c) Termination of Existing Credit Agreement. The Existing Credit Agreement shall have been terminated on terms satisfactory to the Administrative Agent, all outstanding amounts owed thereunder shall have been paid in full and the Administrative Agent shall have received a payoff and/or termination letter duly executed and delivered by the U.S. Borrower and Citibank or other evidence of such termination in each case in form and substance satisfactory to the Administrative Agent.

(d) Consents, Etc. Each of the U.S. Borrower and its Subsidiaries shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority and all applicable waiting periods shall have expired without any action being taken by any Governmental Authority, in each case, without the imposition of any conditions that are not reasonably acceptable to the Lenders as may be necessary to allow each of the U.S. Borrower and its Subsidiaries lawfully to execute, deliver and perform, in all material respects, their respective obligations hereunder and under the Loan Documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith.

(e) Conflicts. The Lenders shall be satisfied in their reasonable judgment that there shall be not occur as a result of the consummation of the funding of the Facilities, including the making of the Loans and the issuance of the Letters of Credit, a default (or any event which with the giving of a notice or lapse of time or both would be a default) under any of the U.S. Borrower’s or its Subsidiaries’ debt instruments and other material agreements.

(f) Business Plan. The Arrangers shall have received and be satisfied with the most recent annual business plan of the U.S. Borrower, including a financial forecast for each quarter through December 31, 2005 and for each year through December 31, 2009 prepared by management of the U.S. Borrower. Such financial forecast must include (x) a projected year-end Consolidated balance sheet and income statement and statement of cash flows and (y) a statement of all of the material assumptions on which such forecasts are based. All such information shall be prepared in a format similar to the format required for the preparation of financial statements in accordance with GAAP and certified by a Responsible Officer of the U.S. Borrower.

(g) Collateral Trust Agreement. No Actionable Default (as such term is defined in the Collateral Trust Agreement) shall have occurred and be continuing.

(h) Credit Rating. The U.S. Borrower shall have a corporate credit rating of “BBB-” or higher by S&P and a rating of “Ba1” or higher by Moody’s.

(i) Termination of Stand-Alone Letter of Credit Facility. The Stand-Alone Letter of Credit Facility (as defined in the Existing Credit Agreement) shall have been terminated on terms satisfactory to the Administrative Agent, and the U.S. Borrower shall certify to the Administrative Agent that all outstanding Stand-Alone Letters of Credit (as defined in the Existing Credit Agreement) have been converted to Letters of Credit issued under this Credit Agreement.

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Section 3.2 Conditions Precedent to Each Loan and Letter of Credit

The obligation of each Lender on any date (including the Closing Date) to make any Loan and of each Issuer on any date (including the Closing Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a) Request for Borrowing or Issuance of Letter of Credit. With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing, and, with respect to any Letter of Credit, the Administrative Agent and the Issuer shall have received a duly executed Letter of Credit Request.

(b) Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan or Issuance, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds therefrom:

(i) the representations and warranties set forth in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct on and as of the Closing Date and shall be true and correct in all material respects (other than, with respect to the Borrowings of Term Loans and/or Revolving Loans the proceeds of which are to be used to redeem the Senior Secured Notes, the representations and warranties contained in Section 4.5 (Material Adverse Change), Section 4.7 (Litigation), Section 4.15(a) and (b) (Labor Matters), Section 4.17(a), (b) and (d) (Environmental Matters) and Section 4.19(c) (Title; Real Property)) on and as of any such date after the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; provided, however, that the Borrowers and each Guarantor shall not be required to make the representations and warranties contained in Section 4.5 (Material Adverse Change) and Section 4.7 (Litigation) (including any litigation as it may relate to environmental or labor matters) so long as the U.S. Borrower maintains the Investment Grade Rating on the date of such Loan or Issuance; and

(ii) no Default or Event of Default shall have occurred and be continuing.

(c) No Legal Impediments. The making of the Loans or the Issuance of such Letter of Credit on such date does not violate any Requirement of Law on the date of or immediately following such Loan or Issuance of such Letter of Credit and is not enjoined, temporarily, preliminarily or permanently.

(d) Additional Matters. The Administrative Agent shall have received such additional documents, information and materials as any Lender, through the Administrative Agent, may reasonably request.

Each submission by a Borrower to the Administrative Agent of a Notice of Borrowing and the acceptance by such Borrower of the proceeds of each Loan requested therein, and each submission by a Borrower to an Issuer of a Letter of Credit Request, and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by a Borrower as to the matters specified in clause (b) above on the date of the making of such Loan or the Issuance of such Letter of Credit.

Section 3.3 Determinations of Initial Borrowing Conditions

For purposes of determining compliance with the conditions specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the initial Borrowing or Issuance hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing.

CREDIT AGREEMENT

FMC CORPORATION

Section 3.4 Conditions Precedent to Each Facility Increase

Each Facility Increase shall not become effective prior to the satisfaction of all of the following conditions precedent:

(a) Certain Documents. The Administrative Agent shall have received on or prior to the Facility Increase Date for such Facility Increase each of the following, each dated as of such Facility Increase Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance satisfactory to the Administrative Agent:

(i) written commitments duly executed by existing Lenders (or their Affiliates or Approved Funds) or Eligible Assignees in an aggregate amount equal to the amount of the proposed Facility Increase (as agreed among the Borrowers and the Administrative Agent but in any case not to exceed, in the aggregate, the maximum amount set forth in Section 2.1(a)(ii) and, in the case of each such Eligible Assignee or Affiliate or Approved Fund that is not an existing Lender, an assumption agreement in form and substance satisfactory to the Administrative Agent and duly executed by the Borrowers, the Administrative Agent and such Affiliate, Approved Fund or Eligible Assignee;

(ii) an amendment to this Agreement (including to Schedule I), effective as of such Facility Increase Date and executed by the Borrowers and the Administrative Agent, to the extent necessary to implement terms and conditions of such Facility Increase as agreed, subject to Section 12.1 (Amendments, Waivers, Etc.), by the Borrowers and the Administrative Agent, but which shall not be materially different from the existing Facility;

(iii) certified copies of resolutions of the Board of Directors of each Borrower and each Guarantor approving the consummation of such Facility Increase and the execution, delivery and performance of the corresponding amendments to this Agreement and the other documents to be executed in connection therewith;

(iv) a favorable opinion of counsel for each Borrower and each Guarantor, addressed to the Administrative Agent, the Lenders and the Issuers and in form and substance and from counsel reasonably satisfactory to the Administrative Agent; and

(v) such other documents as the Administrative Agent may reasonably request or as any Lender participating in such Facility Increase may require as a condition to its commitment in such Facility Increase.

(b) Fees and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before such Facility Increase Date.

(c) Required Rating. The U.S. Borrower shall have obtained, and shall maintain as of the Facility Increase Date, a corporate credit rating of either (a) “BBB-” or higher by S&P or (b) “Ba1” or higher by Moody’s on the Facilities.

CREDIT AGREEMENT

FMC CORPORATION

Other Conditions. (i) Before and after giving effect to such Facility Increase, the representations and warranties set forth in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct in all material respects on and as of the Facility Increase Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, (ii) before and after giving effect to such Facility Increase, no Default or Event of Default shall have occurred and be continuing and (iii) such Facility Increase shall be made on the terms and conditions set forth in Section 2.1(a)(ii).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the Issuers and the Administrative Agent to enter into this Agreement, the U.S. Borrower represents and warrants each of the following to the Lenders, the Issuers and the Administrative Agent, on and as of the Closing Date and the making of the Loans and the other financial accommodations on the Closing Date and on and as of each other date as required by Section 3.2(b)(i)(Conditions Precedent to Each Loan and Letter of Credit):

Section 4.1 Corporate Existence; Compliance with Law

Each of the U.S. Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, be reasonably likely to have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (d) with respect to the U.S. Borrower and the Domestic Subsidiaries, is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate, be reasonably likely to have a Material Adverse Effect and (f) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents, approvals or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not, in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 4.2 Corporate Power; Authorization; Enforceable Obligations

(a) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

(i) are within such Loan Party’s corporate, limited liability company, partnership or other powers;

(ii) have been or, at the time of delivery thereof pursuant to Article III (Conditions to Loans and Letters of Credit) will have been duly authorized by all necessary action, including the consent of shareholders, partners and members where required;

(iii) do not and will not (A) contravene such Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law

CREDIT AGREEMENT

FMC CORPORATION

applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of such Loan Party or any of its Subsidiaries, or (D) result in the creation or imposition of any Lien upon any property of such Loan Party or any of its Subsidiaries; and

(iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those listed on Schedule 4.2 (Consents) and that have been or will be, prior to the Closing Date, obtained or made, copies of which have been or will be delivered to the Administrative Agent pursuant to Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), and each of which on the Closing Date will be in full force and effect.

(b) This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

Section 4.3 Ownership of U.S. Borrower; Subsidiaries

Set forth on Schedule 4.3 (Ownership of Subsidiaries) is a complete and accurate list showing, as of the Closing Date, all Subsidiaries of the U.S. Borrower and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the U.S. Borrower. No Stock of any Material Subsidiary is subject to any outstanding option, warrant, right of conversion or purchase of any similar right. All of the outstanding Stock of each Material Subsidiary owned (directly or indirectly) by the U.S. Borrower has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by the U.S. Borrower or a Subsidiary of the U.S. Borrower, free and clear of all Liens (other than Liens permitted under this Agreement), options, warrants, rights of conversion or purchase or any similar rights. Except as set forth on Schedule 4.3 (Ownership of Subsidiaries), neither the U.S. Borrower nor any Material Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents and the Indenture.

Section 4.4 Financial Statements

(a) The Consolidated balance sheet of the U.S. Borrower and its Subsidiaries as at December 31, 2004, and the related Consolidated statements of income, changes in stockholders’ equity and cash flows of the U.S. Borrower and its Subsidiaries for the fiscal year then ended, certified by the Borrowers’ Accountants, and the Consolidated balance sheet of the U.S. Borrower and its Subsidiaries as at March 31, 2005, and the related Consolidated statements of income and cash flows of the U.S. Borrower and its Subsidiaries for the three months then ended, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at March 31, 2005, and said statements of income and cash flows for the three months then ended, to the absence of footnote disclosure and normal recurring year-end audit adjustments, the Consolidated financial condition of the U.S. Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the U.S. Borrower and its Subsidiaries for the period ended on such dates, all in conformity with GAAP.

CREDIT AGREEMENT

FMC CORPORATION

(b) Neither the U.S. Borrower nor any of its Subsidiaries has any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement.

Section 4.5 Material Adverse Change

Since December 31, 2004, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.

Section 4.6 Solvency

Both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or extended on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or extended, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the U.S. Borrower (on its own behalf or on the behalf of a Euro Borrower), (c) the consummation of the other financing transactions contemplated hereby and (d) the payment and accrual of all transaction costs in connection with the foregoing, the U.S. Borrower and U.S. Borrower and its Subsidiaries on a Consolidated basis, are Solvent.

Section 4.7 Litigation

Except as set forth on Schedule 4.7 (Litigation), there are no pending or, to the knowledge of the U.S. Borrower, threatened actions, investigations or proceedings affecting the U.S. Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The performance of any action by any Loan Party required or contemplated by any Loan Document, the Indenture or the Senior Secured Notes is not restrained or enjoined (either temporarily, preliminarily or permanently).

Section 4.8 Taxes

(a) All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the U.S. Borrower or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the U.S. Borrower or such Tax Affiliate in conformity with GAAP. Proper and accurate amounts have been withheld by the U.S. Borrower and each of its Tax Affiliates from their respective employees for all periods in compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.

(b) Except as set forth in Schedule 4.8 hereto, none of the U.S. Borrower or any of its Tax Affiliates has (i) incurred any obligation under any tax sharing agreement or arrangement or (ii) been a member of an affiliated, combined or unitary group other than the group of which the U.S. Borrower (or its Tax Affiliate) is the common parent.

CREDIT AGREEMENT

FMC CORPORATION

Section 4.9 Full Disclosure

The information prepared or furnished by or on behalf of the U.S. Borrower in connection with this Agreement or the consummation of the transactions contemplated hereunder taken as a whole, including the information contained in the Disclosure Documents, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading. The U.S. Borrower has delivered (or otherwise made available) to each Lender a true, complete and correct copy of each Disclosure Document. The Disclosure Documents comply as to form in all material respects with all applicable state and Federal securities laws.

Section 4.10 Margin Regulations

The U.S. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.11 No Burdensome Restrictions; No Defaults

(a) Neither the U.S. Borrower nor any of its Subsidiaries (i) is a party to any Contractual Obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 8.1 (Liens, Etc.)) on the assets of any thereof or (ii) is subject to one or more charter or corporate restrictions that would, in the aggregate, be reasonably likely to have a Material Adverse Effect.

(b) Neither the U.S. Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of the U.S. Borrower, no other party is in default under or with respect to any Contractual Obligation owed to any Loan Party or to any Subsidiary of a Loan Party, other than, in either case, those defaults that, in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(c) No Default or Event of Default has occurred and is continuing.

(d) To the best knowledge of the U.S. Borrower, there are no Requirements of Law applicable to any Loan Party or any Subsidiary of any Loan Party the compliance with which by such Loan Party or such Subsidiary, as the case may be, would, in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 4.12 Investment Company Act; Public Utility Holding Company Act

Neither the U.S. Borrower nor any of its Subsidiaries is (a) an “investment company” or an “affiliated Person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended or (b) a “holding company,” or an “affiliate” or a “holding company” or a “subsidiary company” of a “holding company,” as each such term is defined and used in the Public Utility Holding Company Act of 1935, as amended.

CREDIT AGREEMENT

FMC CORPORATION

Section 4.13 Use of Proceeds

The proceeds of the Facilities are being used (i) by the U.S. Borrower to (A) refinance the existing debt of the U.S. Borrower under the Existing Credit Agreement, (B) to redeem all of the Senior Secured Notes, and (C) to pay any related transaction costs, fees and expenses and (ii) by the Borrowers solely to (A) provide working capital from time to time for the Borrowers and their Subsidiaries and (B) for other general corporate purposes.

Section 4.14 Insurance

All policies of insurance of any kind or nature of the U.S. Borrower or any of its Subsidiaries are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the U.S. Borrower or such Subsidiary operates.

Section 4.15 Labor Matters

(a) There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving the U.S. Borrower or any of its Subsidiaries, other than those that, in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(b) There are no unfair labor practices, grievances or complaints pending, or, to the U.S. Borrower’s knowledge, threatened, against or involving the U.S. Borrower or any of its Subsidiaries, nor are there any arbitrations or grievances threatened involving the U.S. Borrower or any of its Subsidiaries, other than those that, in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(c) Except as set forth on Schedule 4.15 (Labor Matters), as of the Closing Date, there is no collective bargaining agreement covering any employee of the U.S. Borrower or its Subsidiaries.

(d) Schedule 4.15 (Labor Matters) sets forth as of the date hereof, all material consulting agreements, executive employment agreements, executive compensation plans, deferred compensation agreements, employee stock purchase and stock option plans and severance plans of the U.S. Borrower and any of its Subsidiaries.

Section 4.16 ERISA

(a) Schedule 4.16 (List of Plans) separately identifies as of the date hereof all Title IV Plans, all Multiemployer Plans and all of the employee benefit plans within the meaning of Section 3(3) of ERISA, to which the U.S. Borrower or any of its Subsidiaries has any obligation or liability, contingent or otherwise.

(b) Each employee benefit plan of the U.S. Borrower or any of its Subsidiaries intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where such failures, in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(c) Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for non-compliances that, in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

CREDIT AGREEMENT

FMC CORPORATION

(d) There has been no, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(e) Except to the extent set forth on Schedule 4.16 (List of Plans), none of the U.S. Borrower, any of the U.S. Borrower’s Subsidiaries or any ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal as of the date hereof from any Multiemployer Plan.

Section 4.17 Environmental Matters.

Except as disclosed in the U.S. Borrower’s SEC filings filed on or prior to March 31, 2005:

(a) The operations of the U.S. Borrower and each of its Subsidiaries have been and are in compliance with all Environmental Laws, including obtaining and complying with all required Permits required under or by Environmental Laws (collectively, “Environmental Permits”), other than non-compliances that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(b) None of the U.S. Borrower or any of its Subsidiaries or any real property currently or, to the knowledge of the U.S. Borrower, previously owned, operated or leased by or for the U.S. Borrower or any of its Subsidiaries is subject to any pending or, to the knowledge of the U.S. Borrower, threatened, claim, order, agreement, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(c) Except as disclosed on Schedule 4.17 (Environmental Matters), none of the real property owned or operated by the U.S. Borrower or any of its Subsidiaries is a treatment, storage or disposal facility requiring a Permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. and the regulations thereunder.

(d) There are no facts, circumstances or conditions arising out of or relating to the operations or ownership of the U.S. Borrower or of real property owned, operated or leased by the U.S. Borrower or any of its Subsidiaries that are not specifically included in the financial information furnished to the Lenders other than those that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(e) As of the date hereof, no Environmental Lien has attached to any property of the U.S. Borrower or any of its Material Subsidiaries and, to the knowledge of the U.S. Borrower, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property.

(f) The U.S. Borrower and each of its Subsidiaries have made available to the Lenders copies of all material environmental, health or safety audits, studies, assessments, inspections, investigations or other environmental health and safety reports relating to the operations of the U.S. Borrower or any of its Subsidiaries or any real property of any of them that are in the possession, custody or control of the U.S. Borrower or any of its Subsidiaries.

CREDIT AGREEMENT

FMC CORPORATION

Section 4.18 Intellectual Property

The U.S. Borrower and its Subsidiaries own or license or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights that are necessary for the operations of their respective businesses, except where such failure would not be reasonably likely to have a Material Adverse Effect. To the U.S. Borrower’s actual knowledge, no slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by the U.S. Borrower or any of its Subsidiaries infringes upon or conflicts with any valid and enforceable intellectual property rights owned by any other Person, except where such infringement or conflict would not be reasonably likely to have a Material Adverse Effect.

Section 4.19 Title; Real Property

(a) Each of the U.S. Borrower and its Subsidiary Guarantors has insurable title to, or valid leasehold interests in, all real property and good title to all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the U.S. Borrower, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 8.1 (Liens, Etc.). The U.S. Borrower and the Subsidiary Guarantors have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect the U.S. Borrower’s and such Subsidiary Guarantors’ right, title and interest in and to all such property, except where the failure to do so would not be reasonably likely to have a Material Adverse Effect.

(b) All Permits necessary for the conduct of the business in all material respects as presently conducted or all Permits required to have been issued or appropriate to enable all real property owned or leased by the U.S. Borrower or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(c) None of the U.S. Borrower or any of its Subsidiaries has received any notice, or has any knowledge, of any pending condemnation proceeding affecting any real property owned or leased by the U.S. Borrower or any of its Subsidiaries or any part thereof, except those that, in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

Section 4.20 OFAC

None of the U.S. Borrower, any Subsidiary of the U.S. Borrower or any Guarantor (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

Section 4.21 Priority of Indebtedness

The Indebtedness hereunder ranks pari passu with all other unsecured senior indebtedness of the U.S. Borrower.

CREDIT AGREEMENT

FMC CORPORATION

ARTICLE V

FINANCIAL COVENANTS

The U.S. Borrower agrees with the Lenders and the Administrative Agent to each of the following as long as any Obligation or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 5.1 Maximum Leverage Ratio

The U.S. Borrower shall maintain, on the last day of each Fiscal Quarter set forth below, a Leverage Ratio of not more than the maximum ratio set forth below opposite such Fiscal Quarter:

FISCAL QUARTER ENDING	LEVERAGE RATIO
June 30, 2005	3.75
September 30, 2005	3.50
December 31, 2005	3.50
March 31, 2006	3.50
June 30, 2006	3.50
September 30, 2006	3.25
December 31, 2006	3.25
March 31, 2007	3.25
June 30, 2007	3.25
September 30, 2007	3.00
December 31, 2007	3.00
March 31, 2008	3.00
June 30, 2008	3.00
September 30, 2008	3.00
December 31, 2008	3.00
March 31, 2009	3.00
June 30, 2009	3.00
September 30, 2009	3.00
December 31, 2009	3.00
March 31, 2010	3.00

Section 5.2 Minimum Interest Coverage Ratio

The U.S. Borrower shall maintain an Interest Coverage Ratio, as determined as of the last day of each Fiscal Quarter set forth below, for the four Fiscal Quarters ending on such day, of at least the minimum ratio set forth below opposite such Fiscal Quarter:

FISCAL QUARTER ENDING	INTEREST COVERAGE RATIO
June 30, 2005	3.25
September 30, 2005	3.50
December 31, 2005	3.50
March 31, 2006	3.50
June 30, 2006	3.50
September 30, 2006	4.00
December 31, 2006	4.00
March 31, 2007	4.00
June 30, 2007	4.00
September 30, 2007	4.00
December 31, 2007	4.00
March 31, 2008	4.00
June 30, 2008	4.00
September 30, 2008	4.00
December 31, 2008	4.00
March 31, 2009	4.00
June 30, 2009	4.00
September 30, 2009	4.00
December 31, 2009	4.00
March 31, 2010	4.00

CREDIT AGREEMENT

FMC CORPORATION

ARTICLE VI

REPORTING COVENANTS

The U.S. Borrower agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 6.1 Financial Statements

The U.S. Borrower shall furnish to the Administrative Agent (with sufficient copies for each of the Lenders or in electronic, readable and duplicable form) each of the following:

(a) Quarterly Reports. Within 45 days after the end of each Fiscal Quarter of each Fiscal Year, financial information regarding the U.S. Borrower and its Subsidiaries consisting of Consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flows for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year, in each case certified by a Responsible Officer of the U.S. Borrower as fairly presenting the Consolidated financial position of the U.S. Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(b) Annual Reports. Within 90 days after the end of each Fiscal Year, financial information regarding the U.S. Borrower and its Subsidiaries consisting of Consolidated balance sheets of the U.S. Borrower and its Subsidiaries as of the end of such year and related statements of income, changes in stockholders’ equity and cash flows of the U.S. Borrower and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified without qualification as to the scope of the audit by the Borrowers’ Accountants, together with the report of such accounting firm stating that (i) such Financial Statements fairly present the Consolidated financial position of the U.S. Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Borrower’s Accountants shall concur and that shall have been disclosed in the notes to the

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Financial Statements) and (ii) the examination by the Borrower’s Accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards.

(c) Compliance Certificate. Together with each delivery of any financial statement pursuant to clause (a) or (b) above, a certificate of a Responsible Officer of the U.S. Borrower (each, a “Compliance Certificate”) (i) showing in reasonable detail the calculations used in determining the Leverage Ratio and demonstrating compliance with each of the financial covenants contained in Article V (Financial Covenants) that is tested on a quarterly basis, (ii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the U.S. Borrower proposes to take with respect thereto and (iii) setting forth, with respect to each Foreign Subsidiary, the aggregate principal amount outstanding under all Foreign Credit Lines as of such date.

(d) Management Letters, Etc. Within five Business Days after receipt thereof by any Loan Party, copies of each management letter, exception report or similar letter or report received by such Loan Party from its independent certified public accountants (including the Borrowers’ Accountants).

Section 6.2 Default Notices

As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Loan Party has actual knowledge of the existence of any Default, Event of Default or other event having had a Material Adverse Effect or having any reasonable likelihood of causing or resulting in a Material Adverse Change, the U.S. Borrower shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

Section 6.3 Litigation

Promptly after the commencement thereof, the U.S. Borrower shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting the U.S. Borrower or any of its Subsidiaries that (i) seeks injunctive or similar relief that, if granted, would be reasonably likely to have a Material Adverse Effect or (ii) in the reasonable judgment of the U.S. Borrower or such Subsidiary, exposes the U.S. Borrower or such Subsidiary to liability that, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

Section 6.4 SEC Filings; Press Releases

Promptly after the sending or filing thereof, the U.S. Borrower shall send the Administrative Agent copies, electronic or otherwise, of (a) all reports that the U.S. Borrower sends to its security holders generally, (b) all reports and registration statements that the U.S. Borrower or any of its Subsidiaries files with the SEC or any national or foreign securities exchange or the National Association of Securities Dealers, Inc., (c) all financial and other material press releases and (d) all other statements concerning material changes or developments in the business of such Loan Party made available by any Loan Party to the public or any other creditor.

Section 6.5 Labor Relations

Promptly after becoming aware of the same, the U.S. Borrower shall give the Administrative Agent written notice of (a) any material labor dispute to which the U.S. Borrower or any

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of its Subsidiaries is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities, and (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person.

Section 6.6 Intentionally omitted

Section 6.7 ERISA Matters

The U.S. Borrower shall furnish the Administrative Agent (with sufficient copies for each of the Lenders or in electronic, readable and duplicable form) each of the following:

(a) promptly and in any event within 30 days after the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any material ERISA Event has occurred, written notice describing such event;

(b) promptly and in any event within 10 days after the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written statement of a Responsible Officer of the U.S. Borrower describing such ERISA Event or waiver request and the action, if any, the U.S. Borrower, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; and

(c) simultaneously with the date that the U.S. Borrower, any of its Subsidiaries or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice.

Section 6.8 Environmental Matters

(a) The U.S. Borrower shall provide the Administrative Agent promptly and in any event within 10 days after the U.S. Borrower or any Subsidiary obtains knowledge of any of the following, written notice of each of the following (but only to the extent that any of the following is reasonably likely to result in any unbudgeted Environmental Liabilities and Costs to the U.S. Borrower or any of its Subsidiaries in excess of $25,000,000 in any Fiscal Year):

(i) that any Loan Party is or may be liable to any Person as a result of a Release or threatened Release, notice or knowledge of a violation of or potential liability under Environmental Law, or the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law;

(ii) the receipt by any Loan Party of notification that any real or personal property of such Loan Party is or is reasonably likely to be subject to any Environmental Lien; and

(iii) any action by any Loan Party or any of its Subsidiaries or any change in Environmental Laws that, in the aggregate, have a reasonable likelihood of requiring the Loan Parties to obtain additional material environmental permits or make additional capital improvements to obtain compliance with Environmental Laws.

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(b) Upon written request by the Administrative Agent, the U.S. Borrower shall provide a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Agreement or in the U.S. Borrower’s SEC filings or if the Administrative Agent reasonably believes that there exists undisclosed conditions that could result in any Loan Party incurring material unbudgeted Environmental Liabilities and Costs; provided that the Administrative Agent shall make such request no more often than annually absent a continuing Event of Default.

Section 6.9 Other Information

The U.S. Borrower shall provide the Administrative Agent with such other information respecting the business, properties, condition, financial or otherwise, or operations of the U.S. Borrower or any of its Subsidiaries as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

ARTICLE VII

AFFIRMATIVE COVENANTS

The U.S. Borrower agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 7.1 Preservation of Corporate Existence, Etc.

The U.S. Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Section 8.2 (Restriction on Fundamental Changes; Permitted Acquisitions).

Section 7.2 Compliance with Laws, Etc.

The U.S. Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, including ERISA and Environmental Laws, except where the failure so to comply would not, in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 7.3 Conduct of Business

The U.S. Borrower shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice and (b) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the U.S. Borrower or any of its Subsidiaries, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above would not, in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 7.4 Payment of Taxes, Etc.

The U.S. Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge before the same shall become delinquent, all U.S. federal taxes and all other material and lawful governmental claims, taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the U.S. Borrower or the appropriate Subsidiary in conformity with GAAP.

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Section 7.5 Maintenance of Insurance

The U.S. Borrower shall maintain for, itself, and cause to be maintained for each of its Subsidiaries, insurance with responsible and reputable insurance companies or associations in such amounts (subject to customary retentions and deductibles) and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the U.S. Borrower or such Subsidiary operates.

Section 7.6 Access

The U.S. Borrower shall from time to time permit the Administrative Agent and the Lenders, or any agents or representatives thereof, within two Business Days after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and make copies of and abstracts from the records and books of account of the U.S. Borrower and each of its Subsidiaries, (b) visit the properties of the U.S. Borrower and each of its Subsidiaries, (c) discuss the affairs, finances and accounts of the U.S. Borrower and each of its Subsidiaries with any of their respective officers or directors and (d) communicate directly with any of its certified public accountants (including the Borrowers’ Accountants). The U.S. Borrower shall authorize its certified public accountants (including the Borrowers’ Accountants) to disclose to the Administrative Agent or any Lender any and all financial statements and other information of any kind, as the Administrative Agent or any Lender reasonably requests from the U.S. Borrower and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the U.S. Borrower or any of its Subsidiaries.

Section 7.7 Keeping of Books

The U.S. Borrower shall, and shall cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of the U.S. Borrower and each such Subsidiary.

Section 7.8 Maintenance of Properties, Etc.

The U.S. Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve (a) in good working order and condition all of its properties necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) used or useful or necessary in the conduct of its business and (c) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above would not, in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 7.9 Application of Proceeds

The U.S. Borrower shall use the entire amount of the proceeds of the Loans as provided in Section 4.13 (Use of Proceeds).

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Section 7.10 Environmental

The U.S. Borrower shall, and shall cause all of its Subsidiaries to, comply in all material respects with Environmental Laws and, without limiting the foregoing, the U.S. Borrower shall, at its sole cost and expense, upon receipt of any notification or otherwise obtaining knowledge of any Release or other event that has any reasonable likelihood of the U.S. Borrower and its Subsidiaries incurring material Environmental Liabilities and Costs, (a) conduct or pay for consultants to conduct, such tests or assessments of environmental conditions at such operations or properties as the U.S. Borrower deems appropriate under the circumstances and (b) take such Remedial Action and undertake such investigation or other action as required by Environmental Laws or as any Governmental Authority requires or as is appropriate and consistent with good business practice to address the Release or event and otherwise ensure compliance with Environmental Laws.

Section 7.11 Additional Guaranties

To the extent not delivered to the Administrative Agent on or before the Closing Date, the U.S. Borrower agrees to do promptly each of the following:

(a) in the case of any Wholly-Owned Subsidiary of any Loan Party that is a Domestic Subsidiary (other than a Receivables Funding Entity), cause such Wholly-Owned Subsidiary to execute a supplement, amendment or joinder or otherwise become a party to the U.S. Subsidiary Guaranty; and

(b) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

Section 7.12 Senior Secured Notes Redemption

The U.S. Borrower shall issue a notice of redemption for all of the outstanding Senior Secured Notes in accordance with the terms of the Indenture such that the term of the notice period required by the Indenture ends prior to the date which is 60 days after the Closing Date.

ARTICLE VIII

NEGATIVE COVENANTS

The U.S. Borrower agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 8.1 Liens, Etc.

The U.S. Borrower shall not, and shall not permit any of its Subsidiaries to, create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, except for the following:

(a) Liens existing on the date of this Agreement and disclosed on Schedule 8.1 (Existing Liens);

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(b) Customary Permitted Liens of the U.S. Borrower and the U.S. Borrower’s Subsidiaries;

(c) purchase money Liens granted by the U.S. Borrower or any Subsidiary of the U.S. Borrower (including Liens arising pursuant to Capital Leases and purchase money mortgages or security interests securing Indebtedness representing or financing the purchase price of equipment (or improvements to existing equipment) acquired by the U.S. Borrower or any Subsidiary of the U.S. Borrower) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease;

(d) any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (a) or (c) above or this clause (d) without any change in the assets subject to such Lien;

(e) Liens in favor of lessors securing operating leases permitted hereunder;

(f) Liens on any tangible or intangible asset or property of a Foreign Subsidiary securing the Foreign Credit Lines of such Foreign Subsidiary or a refinancing thereof;

(g) Liens created in connection with a Receivables Transaction; provided, however, that the aggregate outstanding amount of all Indebtedness secured by such Liens created pursuant to this paragraph (g) does not exceed $300,000,000; and

(h) Liens that are not otherwise permitted by the foregoing clauses of this Section 8.1 securing obligations or other liabilities of any Subsidiary; provided, however, that the aggregate outstanding amount of all such obligations and liabilities shall not exceed $50,000,000 at any time.

Section 8.2 Restriction on Fundamental Changes; Permitted Acquisitions

Except in connection with a Permitted Acquisition, the U.S. Borrower shall not, and shall not permit any of its Subsidiaries to, (a) merge with any Person other than the U.S. Borrower or a Guarantor or, in the case of a Non-Guarantor Subsidiary, another Non-Guarantor Subsidiary (provided that in any such merger involving the U.S. Borrower, the U.S. Borrower shall be the surviving entity of such merger), (b) consolidate with any Person unless, in the case of a Guarantor, the resulting Person is a Guarantor, and in the case of a Non-Guarantor Subsidiary, the resulting Person is a Non-Guarantor Subsidiary, (c) acquire all or substantially all of the Stock or Stock Equivalents of any Person, (d) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, (e) enter into any joint venture (whether a corporation, limited liability company, partnership or other entity) with any Person unless (x) such joint venture is primarily engaged in a business of the type described in the definition of “FMC’s Business” and (y) after giving effect to the Investment in such joint venture, no Default or Event of Default shall have occurred and be continuing, (f) acquire or create any Subsidiary unless, after giving effect to such creation or acquisition, the U.S. Borrower is in compliance with Section 7.11 (Additional Guaranties) or (g) in the case of the U.S. Borrower, sell, convey or otherwise transfer all, or substantially all, of its assets. In any given Fiscal Year during the term of this Agreement, the U.S. Borrower shall not, and shall not permit any of its Subsidiaries to, sell, convey or otherwise transfer in a single transaction or a series of transactions, such a significant portion of their assets that the net cash proceeds of such transaction or transactions are greater than 20% of Consolidated Net Tangible Assets of the U.S. Borrower as of the last day of the immediately preceding Fiscal Year.

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Section 8.3 Change in Nature of Business

The U.S. Borrower shall not, and shall not permit any of its Subsidiaries to, make any material change in the nature or conduct of FMC’s Business, whether in connection with a Permitted Acquisition or otherwise.

Section 8.4 Modification of Constituent Documents

The U.S. Borrower shall not, nor shall it permit any of its Subsidiaries to, change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for changes and amendments that would not reasonably be expected to have a Material Adverse Effect.

Section 8.5 Accounting Changes; Fiscal Year

The U.S. Borrower shall not, and shall not permit any of its Subsidiaries to, change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required or permitted by GAAP, or (b) Fiscal Year.

Section 8.6 Margin Regulations

The U.S. Borrower shall not, and shall not permit any of its Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 8.7 Operating Leases; Sale/Leasebacks

(a) The U.S. Borrower shall not, and shall not permit any of its Subsidiaries to, become or remain liable as lessee or guarantor or other surety with respect to any operating lease, unless the aggregate amount of all rents paid or accrued under all such operating leases shall not exceed $100,000,000 in any Fiscal Year.

(b) The U.S. Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any sale and leaseback transaction if, after giving effect to such sale and leaseback transaction, the aggregate Fair Market Value of all properties covered by sale and leaseback transactions would exceed $150,000,000.

Section 8.8 No Speculative Transactions

The U.S. Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any Hedging Contract solely for speculative purposes or other than for the purpose of hedging risks associated with the businesses of the U.S. Borrower and its Subsidiaries, as done in the ordinary course of such businesses.

Section 8.9 Compliance with ERISA

The U.S. Borrower shall not cause or permit to occur, and shall not permit any of its Subsidiaries or ERISA Affiliates to cause or permit to occur, (a) an event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or (b) ERISA Events that would have a Material Adverse Effect in the aggregate.

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ARTICLE IX

EVENTS OF DEFAULT

Section 9.1 Events of Default

Each of the following events shall be an Event of Default:

(a) the U.S. Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when the same becomes due and payable; or

(b) the U.S. Borrower shall fail to pay any interest on any Loan, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of three Business Days after the due date therefor; or

(c) any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(d) any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Article V (Financial Covenants), Section 6.1 (Financial Statements), Section 6.2 (Default Notices), Section 7.1 (Preservation of Corporate Existence, Etc.), Section 7.9 (Application of Proceeds), Section 7.11 (Additional Guaranties), or Article VIII (Negative Covenants) or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the U.S. Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the U.S. Borrower by the Administrative Agent or any Lender; or

(e) (i) the U.S. Borrower or any of its Subsidiaries shall fail to make any (A) payment on any Indebtedness of the U.S. Borrower or any such Subsidiary (other than the Obligations) or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having an aggregate outstanding principal amount of $25,000,000 or more, (B) payments under the Foreign Credit Lines, and such failure relates to Foreign Credit Lines having an aggregate outstanding principal amount of $25,000,000 or more, or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, provided that any required notice of such event or condition shall have been given or any applicable grace period shall have expired or (iii) any such Indebtedness shall become or be declared to be due and payable, or required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(f) (i) the U.S. Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against the U.S. Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against the U.S. Borrower or any

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of its Material Subsidiaries (but not instituted by the U.S. Borrower or any of its Material Subsidiaries), either such proceedings shall remain undismissed or unstayed for a period of 30 days or more or any action sought in such proceedings shall occur or (iii) the U.S. Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any action set forth in clauses (i) and (ii) above; or

(g) one or more judgments or orders (or other similar process) involving, in the case of money judgments, an aggregate amount in excess of $25,000,000, to the extent not covered by insurance, shall be rendered against one or more of any Loan Party and its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) an ERISA Event shall occur and the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, would reasonably be expected to have a Material Adverse Effect; or

(i) any provision of any Guaranty after delivery thereof pursuant to this Agreement or any other Loan Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party party thereto, or any Loan Party shall so state in writing; or

(j) there shall occur any Change of Control; or

(k) one or more of the U.S. Borrower and its Subsidiaries shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against one or more of the U.S. Borrower and its Subsidiaries based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant and, in connection with all of the foregoing, the Borrower and its Subsidiaries are likely to incur Environmental Liabilities and Costs that could reasonably be expected to have a Material Adverse Effect.

Section 9.2 Remedies

During the continuance of any Event of Default, the Administrative Agent (a) may, and, at the request of the Requisite Lenders, shall, by notice to the U.S. Borrower declare that all or any portion of the Commitments be terminated, whereupon the obligation of each Lender to make any Loan and each Issuer to Issue any Letter of Credit shall immediately terminate and (b) may and, at the request of the Requisite Lenders, shall, by notice to the U.S. Borrower, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that upon the occurrence of the Events of Default specified in Section 9.1(f) (Events of Default), (x) the Commitments of each Lender to make Loans and the commitments of each Lender and Issuer to Issue or participate in Letters of Credit shall each automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers. In addition to the remedies set forth above, the Administrative Agent may exercise any other remedies provided by applicable law.

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Section 9.3 Actions in Respect of Letters of Credit

Upon the Revolving Credit Termination Date the U.S. Borrower shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 12.8 (Notices, Etc.), for deposit in a cash collateral account, an amount equal to 105% of the sum of all outstanding Letter of Credit Obligations. The Administrative Agent may, from time to time after funds are deposited in such account, apply funds then held in such account to the payment of any amounts, in accordance with Section 2.14(f) (Payments and Computations), as shall have become or shall become due and payable by the U.S. Borrower to the Issuers or Lenders in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

Section 9.4 Rescission

If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Borrowers shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 12.1 (Amendments, Waivers, Etc.), then upon the written consent of the Requisite Lenders and written notice to the U.S. Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuers to a decision that may be made at the election of the Requisite Lenders, and such provisions are not intended to benefit the U.S. Borrower and do not give any Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE X

GUARANTY

Section 10.1 Guaranty

(a) To induce the Lenders to make the Loans and the Issuers to Issue Letters of Credit, the U.S. Borrower (the “Euro Borrower Guarantor”) hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance herewith or any other Loan Document, of all the Obligations of the Euro Borrowers under this Agreement (such Obligations, the “Guarantied Obligations”), whether or not from time to time reduced or extinguished or hereafter increased or incurred, whether or not recovery may be or hereafter may become barred by any statute of limitations, and whether enforceable or unenforceable as against any Euro Borrower, now or hereafter existing, or due or to become due, including principal, interest (including interest at the contract rate applicable upon default accrued or accruing after the commencement of any proceeding under the Bankruptcy Code, whether or not such interest is an allowed claim in such proceeding), fees and costs of collection. This guaranty constitutes a guaranty of payment and not of collection.

(b) The Euro Borrower Guarantor further agrees that, if any payment made by any of the Euro Borrowers or any other person and applied to the Guarantied Obligations is at any time annulled,

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avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, any Lender or Issuer or any other holder of Guarantied Obligations (the “Guarantied Parties”) to any Euro Borrower, its estate, trustee, receiver or any other party, including the Euro Borrower Guarantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Euro Borrower Guarantor’s liability under this Section 10.1 shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto this guaranty set forth in this Section 10.1 shall have been cancelled or surrendered, the guaranty set forth in this Section 10.1 shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the Euro Borrower Guarantor in respect of the amount of such payment.

Section 10.2 Limitation of Guaranty

Any term or provision of this Article X or any Loan Document to the contrary notwithstanding, the maximum aggregate amount of the Guarantied Obligations for which the Euro Borrower Guarantor shall be liable shall not exceed the maximum amount for which the Euro Borrower Guarantor can be liable without rendering the Guaranty set forth in this Article X or any other Loan Document, as it relates to the Euro Borrower Guarantor, subject to avoidance under applicable law relating to fraudulent conveyance or fraudulent transfer (including Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law) (collectively, “Fraudulent Transfer Laws”), in each case after giving effect (a) to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of the Euro Borrower Guarantor in respect of intercompany Indebtedness to any Euro Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by the Euro Borrower Guarantor hereunder) and (b) to the value as assets of the Euro Borrower Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by the Euro Borrower Guarantor pursuant to (i) applicable Requirements of Law, (ii) Section 10.3 of this Agreement or (iii) any other Contractual Obligations providing for an equitable allocation among the Euro Borrower Guarantor and other Subsidiaries or Affiliates of the Euro Borrowers of obligations arising under this Guaranty or other guaranties of the Obligations by such parties.

Section 10.3 Contribution

To the extent that the Euro Borrower Guarantor shall be required hereunder to pay a portion of the Guarantied Obligations exceeding the greater of (a) the amount of the economic benefit actually received by the Euro Borrower Guarantor from the Revolving Loans and (b) the amount the Euro Borrower Guarantor would otherwise have paid if it had paid the aggregate amount of the Obligations (excluding the amount thereof repaid by the Euro Borrowers) in the same proportion as its net worth at the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors at the date enforcement is sought hereunder, then the Euro Borrower Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worths of such other Guarantors at the date enforcement hereunder is sought.

Section 10.4 Authorization; Other Agreements

The Guarantied Parties are hereby authorized, without notice to or demand upon the Euro Borrower Guarantor, which notice or demand is expressly waived hereby, and without discharging or otherwise affecting the obligations of the Euro Borrower Guarantor hereunder (which shall remain absolute and unconditional notwithstanding any such action or omission to act), from time to time, to:

(a) supplement, renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, the Guarantied Obligations, or any part of them, or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument (including, without limitation, this Agreement and the other Loan Documents) now or hereafter executed by any Euro Borrower and delivered to the Guarantied Parties or any of them, including, without limitation, any increase or decrease of principal or the rate of interest thereon;

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(b) waive or otherwise consent to noncompliance with any provision of any instrument evidencing the Guarantied Obligations, or any part thereof, or any other instrument or agreement in respect of the Obligations (including, without limitation, this Agreement and the other Loan Documents) now or hereafter executed by any Euro Borrower and delivered to the Guarantied Parties or any of them;

(c) accept partial payments on the Guarantied Obligations;

(d) receive, take and hold additional security or collateral for the payment of the Guarantied Obligations or any part of them and exchange, enforce, waive, substitute, liquidate, terminate, abandon, fail to perfect, subordinate, transfer, otherwise alter and release any such additional security or collateral;

(e) settle, release, compromise, collect or otherwise liquidate the Guarantied Obligations or accept, substitute, release, exchange or otherwise alter, affect or impair any security or collateral for the Guarantied Obligations or any part of them or any other guaranty therefor, in any manner;

(f) add, release or substitute any one or more other guarantors, makers or endorsers of the Guarantied Obligations or any part of them and otherwise deal with any Euro Borrower or any other guarantor, maker or endorser;

(g) apply to the Guarantied Obligations any and all payments or recoveries from any Euro Borrower, from any other guarantor, maker or endorser of the Guarantied Obligations or any part of them or from any Subsidiary Guarantor to the Guarantied Obligations in such order as provided herein whether such Guarantied Obligations are secured or unsecured or guaranteed or not guaranteed by others; and

(h) refund at any time any payment received by any Guarantied Party in respect of any of the Guarantied Obligations, and payment to such Person of the amount so refunded shall be fully guaranteed hereby even though prior thereto this Guaranty shall have been cancelled or surrendered, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the Euro Borrower Guarantor hereunder in respect of the amount so refunded; even if any right of reimbursement or subrogation or other right or remedy of the Euro Borrower Guarantor is extinguished, affected or impaired by any of the foregoing (including, without limitation, any election of remedies by reason of any judicial, non-judicial or other proceeding in respect of the Guarantied Obligations which impairs any subrogation, reimbursement or other right of the Euro Borrower Guarantor).

Section 10.5 Guaranty Absolute and Unconditional

The Euro Borrower Guarantor hereby waives any defense of a surety or guarantor or any other obligor on any obligations arising in connection with or in respect of any of the following and hereby agrees that its obligations under this Article X are absolute and unconditional and shall not be discharged or otherwise affected as a result of:

(a) the invalidity or unenforceability of any of any Euro Borrower’s obligations under this Agreement or any other Loan Document or any other agreement or instrument relating thereto, or any security for, or other guaranty of the Guarantied Obligations or any part of them, or the lack of perfection or continuing perfection or failure of priority of any security for the Guarantied Obligations or any part of them;

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(b) the absence of any attempt to collect the Guarantied Obligations or any part of them from any Euro Borrower or other action to enforce the same;

(c) any Guarantied Parties’ election, in any proceeding instituted under chapter 11 of the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code;

(d) any borrowing or grant of a Lien by any Euro Borrower, as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code;

(e) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the Administrative Agent’s, Lender’s or Issuer’s claim (or claims) for repayment of the Guarantied Obligations ;

(f) any use of cash collateral under Section 363 of the Bankruptcy Code;

(g) any agreement or stipulation as to the provision of adequate protection in any bankruptcy proceeding;

(h) the avoidance of any Lien in favor of the Guarantied Parties or any of them for any reason;

(i) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Euro Borrower, the Euro Borrower Guarantor or any of any Euro Borrower’s other Subsidiaries, including without limitation, any discharge of, or bar or stay against collecting, all or any of the Obligations (or any part of them or interest thereon) in or as a result of any such proceeding;

(j) failure by any Guarantied Party to file or enforce a claim against any Euro Borrower or its estate in any bankruptcy or insolvency case or proceeding;

(k) any action taken by any Guarantied Party that is authorized hereby; or

(l) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor or any other obligor on any obligations, other than the payment in full of the Guarantied Obligations.

Section 10.6 Waivers

The Euro Borrower Guarantor hereby waives diligence, promptness, presentment, demand for payment or performance and protest and notice of protest, notice of acceptance and any other notice in respect of the Obligations or any part of them, and any defense arising by reason of any disability or other defense of the Euro Borrower. The Euro Borrower Guarantor shall not, until the

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Guarantied Obligations are irrevocably paid in full and the Commitments have been terminated, assert any claim or counterclaim it may have against any Euro Borrower or set off any of its obligations to any Euro Borrower against any obligations of any Euro Borrower to it. In connection with the foregoing, the Euro Borrower Guarantor covenants that its obligations hereunder shall not be discharged, except by complete performance.

Section 10.7 Reliance

The Euro Borrower Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Euro Borrowers and any and all endorsers and/or other guarantors of all or any part of the Guarantied Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guarantied Obligations, or any part thereof, that diligent inquiry would reveal, and the Euro Borrower Guarantor hereby agrees that no Guarantied Party shall have any duty to advise it of information known to it regarding such condition or any such circumstances. In the event any Guarantied Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to the Euro Borrower Guarantor, such Guarantied Party shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Guarantied Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to any Guarantied Party.

Section 10.8 Waiver of Subrogation and Contribution Rights

Until the Guarantied Obligations have been irrevocably paid in full and the Commitments have been terminated, the Euro Borrower Guarantor shall not enforce or otherwise exercise any right of subrogation to any of the rights of the Guarantied Parties or any part of them against any Euro Borrower or any right of reimbursement or contribution or similar right against any Euro Borrower by reason of this Agreement or by any payment made by the Euro Borrower Guarantor in respect of the Obligations.

Section 10.9 Subordination

The Euro Borrower Guarantor hereby agrees that upon the occurrence of any Event of Default described in clause (f) of Section 9.1 (Events of Default) any Indebtedness of any Euro Borrower now or hereafter owing to it, whether heretofore, now or hereafter created (the “Guaranty Subordinated Debt”), is hereby subordinated to all of the Obligations, and that, except as expressly permitted by this agreement, the Guaranty Subordinated Debt shall not be paid in whole or in part until the Obligations have been paid in full and this Guaranty is terminated and of no further force or effect. The Euro Borrower Guarantor shall not accept any payment of or on account of any Guaranty Subordinated Debt at any time in contravention of the foregoing. Upon the occurrence and during the continuance of an Event of Default described in clause (f) of Section 9.1 (Events of Default), each Euro Borrower shall pay to the Administrative Agent any payment of all or any part of the Guaranty Subordinated Debt and any amount so paid to the Administrative Agent shall be applied to payment of the Obligations as provided in clause (g) of Section 2.14 (Payments and Computations). Each payment on the Guaranty Subordinated Debt received in violation of any of the provisions hereof shall be deemed to have been received by the Euro Borrower Guarantor as trustee for the Administrative Agent, the Lenders and the Issuers and shall be paid over to the Administrative Agent immediately on account of the Guarantied Obligations, but without otherwise affecting in any manner the Euro Borrower Guarantor’s liability under this Article X. The Euro Borrower Guarantor agrees to file all claims against the Euro Borrowers in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Guaranty Subordinated Debt, and the Administrative Agent shall be entitled to all of Euro Borrower Guarantor’s rights thereunder. If for any reason the Euro Borrower Guarantor fails to file such claim at least ten Business

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Days prior to the last date on which such claim should be filed, the Euro Borrower Guarantor hereby irrevocably appoints the Administrative Agent as its true and lawful attorney-in-fact and is hereby authorized to act as attorney-in-fact in the Euro Borrower Guarantor’s name to file such claim or, in the Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Administrative Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, the Euro Borrower Guarantor hereby assigns to the Administrative Agent all of the Euro Borrower Guarantor’s rights to any payments or distributions to which the Euro Borrower Guarantor otherwise would be entitled. If the amount so paid is greater than the Euro Borrower Guarantor’s liability hereunder, the Administrative Agent shall pay the excess amount to the party entitled thereto.

Section 10.10 Default; Remedies

The obligations of the Euro Borrower Guarantor hereunder are independent of and separate from the Obligations. Upon any Event of Default, the Administrative Agent may, at its sole election, proceed directly and at once, without notice, against the Euro Borrower Guarantor to collect and recover the full amount or any portion of the Guarantied Obligations then due, without first proceeding against the defaulting Euro Borrower or Euro Borrowers or any other guarantor of the Guarantied Obligations, or joining the defaulting Euro Borrower or Euro Borrowers or any other guarantor in any proceeding against any Subsidiary Guarantor. At any time after maturity of the Guarantied Obligations, the Administrative Agent may (unless the Guarantied Obligations have been irrevocably paid in full), without notice to the Euro Borrower Guarantor, appropriate and apply toward the payment of the Guarantied Obligations (i) any indebtedness due or to become due from any Guarantied Party to the Euro Borrower Guarantor and (ii) any moneys, credits or other property belonging to the Euro Borrower Guarantor at any time held by or coming into the possession of any Guarantied Party or any of its respective Affiliates.

Section 10.11 Irrevocability

This guaranty set forth in this Article X shall be irrevocable as to any and all of the Guarantied Obligations until the Commitments have been terminated and all monetary Guarantied Obligations then outstanding have been irrevocably repaid in cash.

Section 10.12 Setoff

Upon the occurrence and during the continuance of an Event of Default, each Guarantied Party and each Affiliate thereof may, without notice to the Euro Borrower Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of all or any part of the Guarantied Obligations then due and payable (i) any indebtedness due or to become due from such Guarantied Party or Affiliate thereof to the Euro Borrower Guarantor, and (ii) any moneys, credits or other property belonging to the Euro Borrower Guarantor, at any time held by or coming into the possession of such Guarantied Party or Affiliate thereof (other than trust accounts).

Section 10.13 No Marshaling

The Euro Borrower Guarantor consents and agrees that no Guarantied Party or Person acting for or on behalf thereof shall be under any obligation to marshal any assets in favor of the Euro Borrower Guarantor or against or in payment of any or all of the Obligations.

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Section 10.14 Enforcement; Amendments; Waivers

No delay on the part of any Guarantied Party in the exercise of any right or remedy arising under this Agreement, any of the other Loan Documents or otherwise with respect to all or any part of the Guarantied Obligations or any other guaranty of or security for all or any part of the Guarantied Obligations shall operate as a waiver thereof, and no single or partial exercise by any such Person of any such right or remedy shall preclude any further exercise thereof. Failure by any Guarantied Party at any time or times hereafter to require strict performance by the Euro Borrower Guarantor, any other guarantor of all or any part of the Guarantied Obligations or any other Person of any of the provisions, warranties, terms and conditions contained in any of the Loan Documents now or at any time or times hereafter executed by such Persons and delivered to any Guarantied Party shall not waive, affect or diminish any right of such person at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act or knowledge of any Guarantied Party, or its Affiliates, unless such waiver is contained in an instrument in writing, directed and delivered to such Euro Borrower or such Guarantor, as applicable, specifying such waiver, and is signed by the party or parties necessary to give such waiver under this Agreement. No waiver of any Event of Default shall operate as a waiver of any other Event of Default or the same Event of Default on a future occasion, and no action by any Guarantied Party permitted hereunder shall in any way affect or impair any its rights and remedies or the obligations of the Euro Borrower Guarantor under this Article X. Any determination by a court of competent jurisdiction of the amount of any principal and/or interest owing by any Euro Borrower to any Guarantied Party shall be conclusive and binding on the Euro Borrower Guarantor irrespective of whether the Euro Borrower Guarantor was a party to the suit or action in which such determination was made.

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.1 Authorization and Action

(a) Each Lender and each Issuer hereby appoints CUSA as the Administrative Agent hereunder and each Lender and each Issuer authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuer hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders and each Issuer; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuers with respect to such action or (ii) is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender and each Issuer prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

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(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuers and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuer or holder of any other Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees.

Section 11.2 Administrative Agent’s Reliance, Etc.

None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 12.2 (Assignments and Participations), (b) may rely on the Register to the extent set forth in Section 12.2(c) (Assignments and Participations), (c) may consult with legal counsel (including counsel to the U.S. Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender or Issuer and shall not be responsible to any Lender or Issuer for any statements, warranties or representations made by or on behalf of the U.S. Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence or possible existence of any Default or Event of Default, (f) shall not be responsible to any Lender or Issuer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

Section 11.3 Posting of Approved Electronic Communications

(a) Each of the Lenders, the Issuers, the U.S. Borrower and each Subsidiary Guarantor agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and Issuers by posting such Approved Electronic Communications on “e-Disclosure”, the Administrative Agent’s internet delivery system that is part of Fixed Income Direct, Citigroup Global Fixed Income’s primary web portal, IntraLinks™ or a successor electronic platform chosen by the Administrative Agent to be its internet delivery system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuers, the U.S. Borrower and each Subsidiary Guarantor acknowledges and agrees that the distribution of material through an electronic medium is not

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necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the Issuers, the U.S. Borrower and each Subsidiary Guarantor hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes, and the U.S. Borrower shall cause each Subsidiary Guarantor to understand and assume, the risks of such distribution.

(c) The Approved Electronic Communications and the Approved Electronic Platform are provided “as is” and “as available”. None of the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications and the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Communications and the Approved Electronic Platform. No warranty of any kind, express, implied or statutory (including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects) is made by the agent affiliates in connection with the approved electronic communications or the approved electronic platform.

(d) Each of the Lenders, the Issuers, the U.S. Borrower and each Subsidiary Guarantor agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

Section 11.4 The Administrative Agent Individually

With respect to its Ratable Portion, CUSA shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Revolving Credit Lenders”, “Term Loan Lenders”, “Requisite Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, the Administrative Agent in its individual capacity as a Lender, a Revolving Credit Lender, Term Loan Lender or as one of the Requisite Lenders. CUSA and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Loan Party as if CUSA were not acting as the Administrative Agent.

Section 11.5 Lender Credit Decision

Each Lender and each Issuer acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender conduct its own independent investigation of the financial condition and affairs of the U.S. Borrower and each other Loan Party in connection with the making and continuance of the Loans and with the issuance of the Letters of Credit. Each Lender and each Issuer also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

Section 11.6 Indemnification

Each Lender agrees to indemnify the Administrative Agent, the Swing Loan Lender, any Issuer, each in their respective capacities as such, and each of their respective Affiliates, and each of their

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respective directors, officers, employees, agents and advisors acting on behalf of the Administrative Agent, the Swing Loan Lender or any Issuer (to the extent not reimbursed by the U.S. Borrower), from and against such Lender’s aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent, the Swing Loan Lender, any Issuer, each in their capacity as such, and each of their respective Affiliates, and each of their respective directors, officers, employees, agents and advisors while acting on behalf of the Administrative Agent, the Swing Loan Lender or any Issuer in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent, the Swing Loan Lender or any Issuer under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s, the Swing Loan Lender’s, any Issuer’s or such Affiliates’ gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent, the Swing Loan Lender or any Issuer promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent, the Swing Loan Lender or any Issuer in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent, the Swing Loan Lender and any such Issuer are not reimbursed for such expenses by the U.S. Borrower or another Loan Party.

Section 11.7 Successor Administrative Agent

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the U.S. Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the U.S. Borrower (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article XI as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 11.8 Other Agent Responsibilities.

The Syndication Agent, Co-Lead Arrangers, Co-Book Managers, Co-Documentation Agents and co-agents, in such capacities, shall have no duties or responsibilities hereunder except as specifically set forth in this Agreement.

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ARTICLE XII

MISCELLANEOUS

Section 12.1 Amendments, Waivers, Etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and, in the case of any amendment, by the U.S. Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, in addition to the Requisite Lenders (or the Administrative Agent with the consent thereof), do any of the following:

(i) waive any condition specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit) or 3.2(b) (Conditions Precedent to Each Loan and Letter of Credit), except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders and, in the case of the conditions specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), subject to the provisions of Section 3.3 (Determinations of Initial Borrowing Conditions);

(ii) increase the Commitment of such Lender or subject such Lender to any additional obligation;

(iii) extend the scheduled final maturity of any Loan owing to such Lender, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal of any such Loan (it being understood that Section 2.10 (Mandatory Prepayments) does not provide for scheduled dates fixed for payment) or for the reduction or termination of such Lender’s Commitment;

(iv) reduce the principal amount of any Loan or Reimbursement Obligation owing to such Lender (other than by the payment or prepayment thereof);

(v) reduce the rate of interest on any Loan or Reimbursement Obligations outstanding to such Lender or any fee payable hereunder to such Lender;

(vi) postpone any scheduled date fixed for payment of such interest or fees owing to such Lender;

(vii) change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;

(viii) require additional consents to be obtained with respect to assignments and participations;

(ix) release the U.S. Borrower from its payment obligation to such Lender under this Agreement or the Notes owing to such Lender (if any) or release any Guarantor from its obligations under any Guaranty except in connection with the sale or other disposition of a Guarantor permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement); or

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(x) amend this Section 12.1, Section 12.7 (Sharing of Payments, Etc.) or any definition of the terms “Requisite Lenders”, “Requisite Term Loan Lenders”, “Requisite Revolving Credit Lenders” or “Ratable Portion”;

and provided, further, that (A) the consent of the Requisite Revolving Credit Lenders shall be required for any modification of (I) the source or application of payments to the Revolving Loans pursuant to Section 2.10 (Mandatory Prepayments), (II) the provisions relating to the reduction of the Revolving Credit Commitments pursuant to Section 2.6 (Reduction and Termination of the Commitments) (III) Section 2.4 (Competitive Bid Loans), or (IV) any provision in Section 2.5 (Letters of Credit) unless such amendment does not affect any Revolving Credit Lender (in its capacity as such), (B) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 12.2(f) (Assignments and Participations), affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder, (C) no amendment, waiver or consent shall, unless in writing and signed by the Swing Loan Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Swing Loan Lender under this Agreement or the other Loan Documents, (D) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents and (E) subject to the foregoing (including, without limitation, subsections (i) through (x) of this Section 12.1(a)), the Borrowers and the Administrative Agent may enter into any amendment necessary or appropriate to implement the terms of a Facility Increase in accordance with the terms of this Agreement without the consent of any Lender.

(b) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender without requiring an executed counterpart from such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the U.S. Borrower in any case shall entitle the U.S. Borrower to any other or further notice or demand in similar or other circumstances.

(c) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 12.1 being referred to as a “Non-Consenting Lender”), then, so long as the Lender acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request, an Eligible Assignee reasonably acceptable to the Administrative Agent and the Swing Loan Lender shall have the right with the Administrative Agent’s and, if the Eligible Assignee is to be a Revolving Credit Lender, the Swing Loan Lender’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Commitments, Term Loans and Revolving Credit Outstandings, and any other obligations hereunder of such Non-Consenting Lender for an amount equal to the principal balance of all Loans and all accrued interest and fees with respect thereto through the date of sale and all other amounts payable hereunder; provided, however, that such purchase and sale may be effective on the date of payment of such amounts (x) if the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent and the Borrower whereby such Eligible Assignee shall agree to be bound by the terms hereof and (y) whether or not executed by the Non-Consenting Lender; provided, however, that each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent and Assignment an Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Acceptance.

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Section 12.2 Assignments and Participations

(a) Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Term Loans, the Revolving Loans, the Swing Loans, the Competitive Bid Loans and the Letters of Credit); provided, however, that (i)(A) if any such assignment shall be of the assigning Lender’s Revolving Credit Outstandings and Revolving Credit Commitments, such assignment shall cover the same percentage of such Lender’s Revolving Credit Outstandings and Revolving Credit Commitment and (B) if any such assignment shall be of the assigning Lender’s Term Loans and Term Loan Commitment, such assignment shall cover the same percentage of such Lender’s Term Loans and Term Loan Commitment, (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the Assignor’s entire interest) be less than (x) in the case of any Revolving Credit Commitments (or in the event that the Revolving Credit Commitments are terminated, the Revolving Loans), $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the case of any Term Loan, $5,000,000 or an integral multiple of $500,000 in excess thereof, except, in either case, (A) with the consent of the U.S. Borrower and the Administrative Agent (in each case such consent not to be unreasonably withheld); or (B) if such assignment is being made to a Lender or an Affiliate or Approved Fund of such Lender, (iii) if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate or Approved Fund of a Lender, such assignment shall be subject to the prior consent of the Administrative Agent and the U.S. Borrower (which consent shall not be unreasonably withheld or delayed) and (iv) in the case of any assignment of any Revolving Loans or Revolving Credit Commitments, such assignment shall be subject to the prior consent of the Swing Loan Lender (which consent shall not be unreasonably withheld or delayed); provided, further, that, notwithstanding any other provision of this Section 12.2, the consent of the U.S. Borrower shall not be required for any assignment occurring when any Event of Default shall have occurred and be continuing. Any such assignment need not be ratable as among the Term Loan Facility and the Revolving Credit Facility.

(b) The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording, an Assignment and Acceptance, together with any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such assignment. Upon the execution, delivery, acceptance and recording of any Assignment and Acceptance and, other than in respect of assignments made pursuant to Section 2.18 (Substitution of Lenders) and Section 12.1 (Amendments, Waivers, Etc.), the receipt by the Administrative Agent from the assignee of an assignment fee in the amount of $3,500 from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, and if such Lender were an Issuer, of such Issuer hereunder and thereunder, and (ii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(c) The Administrative Agent shall maintain at its address referred to in Section 12.8 (Notices, Etc.) a copy of each Assignment and Acceptance delivered to and accepted by it and a register

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for the recording of the names and addresses of the Lenders and the Commitments of and principal amount of the Loans and Letter of Credit Obligations owing to each Lender from time to time (the “Register”). Any assignment pursuant to this Section 12.2 shall not be effective until such assignment is recorded in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. The Register shall be available for inspection by the U.S. Borrower, the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Notwithstanding anything to the contrary contained in clause (b) above, the Loans (including the Notes evidencing such Loans) are registered obligations and the right, title, and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register. A Note shall only evidence the Lender’s or an assignee’s right title and interest in and to the related Loan, and in no event is any such Note to be considered a bearer instrument or obligation. This Section 12.2 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations). Solely for purposes of this and for tax purposes only, the Administrative Agent shall act as the U.S. Borrower’s agent for purposes of maintaining such notations of transfer in the Register.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the U.S. Borrower. Within five Business Days after its receipt of such notice, the U.S. Borrower, at its own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent new Notes to the order of such assignee in an amount equal to the Commitments and Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has surrendered any Note for exchange in connection with the assignment and has retained Commitments or Loans hereunder, new Notes to the order of the assigning Lender in an amount equal to the Commitments and Loans retained by it hereunder. Such new Notes shall be dated the same date as the surrendered Notes and be in substantially the form of Exhibit B-1 (Form of Revolving Credit Note), Exhibit B-2 (Form of Swing Loan Note), Exhibit B-3 (Form of Competitive Bid Loan Note) and Exhibit B-4 (Form of Term Note), as applicable.

(f) In addition to the other assignment rights provided in this Section 12.2, each Lender may (i) grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Lender to make such Loans thereunder, provided, however, that nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement), and (ii) assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (x) any Federal Reserve Bank pursuant to Regulation A of the Federal Reserve Board without notice to or consent of the U.S. Borrower or the Administrative Agent, (y) any trustee for the benefit of the holders of such Lender’s Securities without notice to or consent of the Administrative Agent or the U.S. Borrower and (z) to any Special Purpose Vehicle to which such Lender has granted an option pursuant to clause (i) above; and provided, further, that no such assignment or grant shall release such Lender from any of its obligations hereunder except as expressly provided in clause (i) above. Each party hereto acknowledges and agrees

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that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (g) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations).

(g) Each Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans, Revolving Loans and Letters of Credit). The terms of such participation (other than the participation sold on the Closing Date by CoBank, ACB to Farm Credit Services of America, PCA in the amount of $15,000,000) shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation. In the event of the sale of any participation by any Lender, (w) such Lender’s obligations under the Loan Documents shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (y) such Lender shall remain the holder of such Obligations for all purposes of this Agreement and (z) the U.S. Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Sections 2.16 (Capital Adequacy) and 2.17 (Taxes) and of Section 2.15(d) (Illegality) as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the U.S. Borrower shall not, at any time, be obligated to make under Sections 2.16 (Capital Adequacy), 2.17 (Taxes) or 2.15(d) (Illegality) to the participants in the rights and obligations of any Lender (together with such Lender) any payment in excess of the amount the U.S. Borrower would have been obligated to pay to such Lender in respect of such interest had such participation not been sold.

(h) Any Issuer may at any time assign its rights and obligations hereunder to any other Lender by an instrument in form and substance satisfactory to the U.S. Borrower, the Administrative Agent, such Issuer and such Lender. If any Issuer ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section 12.2, then, as of the effective date of such cessation, such Issuer’s obligations to Issue Letters of Credit pursuant to Section 2.5 (Letters of Credit) shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.

(i) Notwithstanding anything to the contrary contained in this Section 12.2, no Lender shall make any assignment of, or participate any interest in, any Loan or Commitment to the Euro Borrowers to any Person if such Person is not a “professional market party” under the Dutch Act on the Supervision of the Credit System 1992 (“ASCS”) and the Exemption Regulation promulgated pursuant to the ASCS (Vrijstellingsregeling Wet Toezicht Kredietwezen 1992).

Section 12.3 Costs and Expenses

(a) The U.S. Borrower agrees upon demand to pay, or reimburse the Administrative Agent, the Syndication Agent and the Arrangers for, all of their respective reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of the Administrative

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Agent’s counsel, Weil, Gotshal & Manges and local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents) incurred by the Administrative Agent, the Syndication Agent or the Arrangers in connection with any of the following: (i) the Administrative Agent’s audit and investigation of the U.S. Borrower and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or the Administrative Agent’s periodic audits of the U.S. Borrower or any of its Subsidiaries, as the case may be, (ii) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, messenger, audit, insurance, appraisal and consultant costs and expenses, and all search, filing and recording fees incurred or sustained by the Administrative Agent, the Syndication Agent or the Arrangers in connection with the Facilities, the Loan Documents or the transactions contemplated hereby and thereby, (iii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions to Loans and Letters of Credit), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Loan Party, any of the U.S. Borrower’s Subsidiaries, the Indenture, the Senior Secured Notes, this Agreement or any other Loan Document; provided that the U.S. Borrower shall not be responsible for the costs and expenses of referred to in this clause (vi) of any party to the extent such court proceeding shall have been caused by or resulted from the gross negligence, willful misconduct or willful breach of the Loan Documents of such party, as determined by a court of competent jurisdiction in a final non-appealable judgment or order, (vii) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, any Loan Party, any of the U.S. Borrower’s Subsidiaries, the Indenture, the Senior Secured Notes, this Agreement or any other Loan Document and (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation, and execution of the same.

(b) The U.S. Borrower further agrees to pay or reimburse the Administrative Agent and each of the Lenders and Issuers upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by the Administrative Agent, such Lenders or Issuers in connection with any of the following: (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Loan Party, any of the U.S. Borrower’s Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document, the Indenture or the Senior Secured Notes or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

Section 12.4 Indemnities

(a) The U.S. Borrower agrees to indemnify and hold harmless the Administrative Agent, the Syndication Agent, the Arrangers, each Lender and each Issuer and each of their respective Affiliates, and each of the directors, officers, employees, agents, trustees, representative, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the

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satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions to Loans and Letters of Credit)) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not such investigation, litigation or proceeding is brought by the U.S. Borrower, any of its directors, security holders or creditors, an Indemnitee or any other Person or whether or not any such Indemnitee is a party thereto and whether or not the transactions contemplated hereby are consummated, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Letter of Credit, any Disclosure Document, the Indenture or the Senior Secured Notes or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the U.S. Borrower shall not have any obligation under this Section 12.4 to an Indemnitee with respect to any Indemnified Matter caused by or resulting from the gross negligence, willful misconduct or willful breach of the Loan Documents of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Without limiting the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities and Costs arising from damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning any U.S. Borrower or any of its Subsidiaries, (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (49 U.S.C. § 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the U.S. Borrower or any of its Subsidiaries, or the owner, lessee or operator of any property of the U.S. Borrower or any of its Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure by the Administrative Agent, any Lender or any Issuer, or the Administrative Agent, any Lender or any Issuer having become the successor in interest to the U.S. Borrower or any of its Subsidiaries and (y) attributable solely to acts of the Administrative Agent, such Lender or such Issuer or any agent on behalf of the Administrative Agent, such Lender or such Issuer.

(b) The U.S. Borrower shall indemnify the Administrative Agent, the Syndication Agent, the Arrangers, the Lenders and each Issuer for, and hold the Administrative Agent, the Lenders and each Issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the Syndication Agent, the Arrangers, the Lenders and the Issuers for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(c) The U.S. Borrower, at the request of any Indemnitee, shall have the obligation to defend against such investigation, litigation or proceeding or requested Remedial Action and the U.S. Borrower, in any event, may participate in the defense thereof with legal counsel of the U.S. Borrower’s choice. In the event that such Indemnitee requests the U.S. Borrower to defend against such investigation, litigation or proceeding or requested Remedial Action, the U.S. Borrower shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense.

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No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the U.S. Borrower’s obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

(d) The U.S. Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 12.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

Section 12.5 Limitation of Liability

The U.S. Borrower agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, the Indenture and the Senior Secured Notes, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence, willful misconduct or willful breach of the Loan Documents. The U.S. Borrower hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 12.6 Right of Set-off

Upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the U.S. Borrower against any and all of the Obligations or of a Euro Borrower against any and all of such Euro Borrower’s Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender agrees promptly to notify the U.S. Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 12.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

Section 12.7 Sharing of Payments, Etc.

(a) If any Lender obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 12.3 (Costs and Expenses) or 12.4 (Indemnities) (other than payments pursuant to Sections 2.15 (Special Provisions Governing Eurocurrency Rate Loans), 2.16 (Capital Adequacy) or 2.17 (Taxes)) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders, such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

(b) If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and

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such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.

(c) The U.S. Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 12.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the U.S. Borrower in the amount of such participation.

Section 12.8 Notices, Etc.

All notices, demands, requests and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(a)	if to the U.S. Borrower:

FMC Corporation

1735 Market Street

Philadelphia, Pennsylvania 19103

Attention: Thomas C. Deas, Jr.

Telecopy Number: (215) 299-6557

E-Mail Address: fmc_treasurer@fmc.com

with a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Attention: Peter Sartorius

Telecopy Number: (215) 963-5001

E-Mail Address: psartorius@morganlewis.com

(b) if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the signature page of any applicable Assignment and Acceptance;

(c) if to any Issuer, at the address set forth under its name on Schedule II (Applicable Lending Offices and Addresses for Notices);

(d) if to CUSA, as the Administrative Agent, at its Domestic Lending Office specified opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices), with a copy to:

WEIL, GOTSHAL & MANGES LLP

767 Fifth Avenue

New York, New York 10153-0119

Attention: Marsha Simms

Telecopy Number: (212) 310-8007

E-Mail Address: marsha.simms@weil.com

CREDIT AGREEMENT

FMC CORPORATION

(e) if to BofA, as Swing Loan Lender, at both of its addresses specified opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices)

or at such other address as shall be notified in writing (x) in the case of the U.S. Borrower and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the U.S. Borrower and the Administrative Agent. All such notices and communications shall be effective upon personal delivery (if delivered by hand, including any overnight courier service), when deposited in the mails (if sent by mail), or when properly transmitted (if sent by a telecommunications device or through the Internet); provided, however, that notices and communications to the Administrative Agent pursuant to Article II (The Facilities) or Article XI (The Administrative Agent) shall not be effective until received by the Administrative Agent.

Section 12.9 No Waiver; Remedies

No failure on the part of any Lender, Issuer or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 12.10 Binding Effect

This Agreement shall become effective when it shall have been executed by the U.S. Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender and Issuer that such Lender or Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the U.S. Borrower, the Administrative Agent and each Lender and Issuer and, in each case, their respective successors and assigns; provided, however, that the U.S. Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 12.11 Governing Law

This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 12.12 Submission to Jurisdiction; Service of Process

(a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the U.S. Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b) Each Borrower hereby irrevocably designates, appoints and empowers FMC Corporation 1735 Market Street, Philadelphia, Pennsylvania 19103, Attention: Thomas C. Deas, Jr., Telecopy Number: (215) 299-6557 (electronic mail address: fmc_treasurer@fmc.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its

CREDIT AGREEMENT

FMC CORPORATION

designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any Loan Document. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to any Borrower in care of the Process Agent at the Process Agent’s above address, and each Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent or the Borrower at its address specified in Section 12.8 (Notices, Etc.). Each Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Nothing contained in this Section 12.2 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the U.S. Borrower or any other Loan Party in any other jurisdiction.

(d) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter. The obligation of each Borrower in respect of any sum due from it to any Lender shall, notwithstanding any judgment in a currency other than the Required Currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in a currency other than the currency required by this Agreement (the “Required Currency”), the Lender may in accordance with normal banking procedures purchase the Required Currency with such other currency. If the amount so purchased is less than the sum originally due in the Required Currency, each Borrower agrees as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss. Each Borrower’s liability hereunder constitutes a separate and independent liability which shall not merge with any judgment or any partial payment or enforcement of payment of sums due under this Agreement.

Section 12.13 Waiver of Jury Trial

EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUERS AND THE U.S. BORROWER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

Section 12.14 Marshaling; Payments Set Aside

None of the Administrative Agent, any Lender or any Issuer shall be under any obligation to marshal any assets in favor of the U.S. Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the U.S. Borrower makes a payment or payments to the Administrative Agent, the Lenders or the Issuers or any such Person exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

CREDIT AGREEMENT

FMC CORPORATION

Section 12.15 Section Titles

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error. If any reference to the number of a Section (but not to any clause, sub-clause or subsection thereof) is followed immediately by a reference in parenthesis to the title of a Section, the title reference shall govern in case of direct conflict absent manifest error.

Section 12.16 Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the U.S. Borrower and the Administrative Agent.

Section 12.17 Entire Agreement

This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 12.18 Confidentiality

Each Lender and the Administrative Agent agree to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s or the Administrative Agent’s, as the case may be, customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any such information other than (a) to such Lender’s or the Administrative Agent’s, as the case may be, employees, representatives and agents that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than the Borrower, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors or any quasi-regulatory authority (including the National Association of Insurance Companies) or (d) to current or prospective assignees, participants and Special Purpose Vehicles grantees of any option described in Section 12.2(f) (Assignments and Participations), in each case to the extent such assignees, participants or grantees agree to be bound by the provisions of this Section 12.18. Notwithstanding any other provision in this Agreement, the U.S. Borrower and the Arrangers hereby agree that each of the Borrower, the Lenders, the

CREDIT AGREEMENT

FMC CORPORATION

Administrative Agent and the Arrangers (and each of their respective employees, representatives and agents and each of the officers, directors, employees, accountants, attorneys and other advisors of any of them) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Facilities and the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to each of them relating to such U.S. tax treatment and U.S. tax structure.

Section 12.19 USA PATRIOT Act

Each Lender subject to the Patriot Act (as defined below) hereby notifies the U.S. Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the U.S. Borrower, which information includes the name and address of the U.S. Borrower and other information that will allow such Lender to identify the U.S. Borrower in accordance with the Patriot Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FMC CORPORATION, as U.S. Borrower

By:	/s/ Thomas C. Deas, Jr.
Name:	Thomas C. Deas, Jr.
Title:	Vice President and Treasurer

FMC FINANCE B.V., as a Euro Borrower

By:	/s/ Thomas C. Deas, Jr.
Name:	Thomas C. Deas, Jr.
Title:	Managing Director, as Attorney in Fact

CITICORP USA, INC., as Administrative Agent and Lender

By:	/s/ Joronne Jeter
Name:	Joronne Jeter
Title:	Vice President

CITIBANK, N.A., as Issuer

By:	/s/ Joronne Jeter
Name:	Joronne Jeter
Title:	Vice President

CITIGROUP GLOBAL MARKETS INC., as Co-Lead Arranger and Co-Book Manager

By:	/s/ Joronne Jeter
Name:	Joronne Jeter
Title:	Managing Director

BANC OF AMERICA SECURITIES LLC, as Co-Lead Arranger and Co-Book Manager

By:	/s/ Oscar Cranz
Name:	Oscar Cranz
Title:	Principal

WACHOVIA SECURITIES, INC.
as Co-Lead Arranger and Co-Book Manager

By:	/s/ Barbara Van Meerten
Name:	Barbara Van Meerten
Title:	Director

[SIGNATURE PAGE TO FMC CORPORATION CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as Syndication Agent and Lender

By:	/s/ Colleen M. Briscoe
Name:	Colleen M. Briscoe
Title:	Vice President

Other Lenders and Issuers:

WACHOVIA BANK, NATIONAL ASSOCIATION as Co-Documentation Agent, Lender and Issuer

By:	/s/ Barbara Van Meerten
Name:	Barbara Van Meeten
Title:	Director

ABN AMRO BANK, N.V. as Co-Documentation Agent and Lender

By:	/s/ Robert H. Steelman
Name:	Robert H. Steelman
Title:	Director

By:	/s/ Nick Zorin
Name: Title:	Nick Zorin Associate

NATIONAL CITY BANK,
as Co-Agent, Lender and Issuer

By:	/s/ Thomas J. McDonnell
Name: Title:	Thomas J. McDonnell Senior Vice President

DNB Nor Bank ASA,
as Co-Agent, Lender and Issuer

By:	/s/ Truls Nergaard
Name:	Truls Nergaard
Title:	Executive Vice President and General Manager

By:	/s/ Alfred C. Jones III
Name: Title:	Alfred C. Jones III Senior Vice President

[SIGNATURE PAGE TO FMC CORPORATION CREDIT AGREEMENT]

SOCIÉTÉ GÉNÉRALE
as Co-Agent and Lender

By:	/s/ Ambrish D. Thanawala
Name:	Ambrish D. Thanawala
Title:	Managing Director

SUMITOMO MITSUI BANKING CORPORATION,
as Co-Agent and Lender

By:	/s/ David A. Buck
Name:	David A. Buck
Title:	Senior Vice President

BAYERISCHE LANDESBANK,
as Lender

By:	/s/ Norman McClave
Name:	Norman McClave
Title:	First Vice President

By:	/s/ Stephen Christenson
Name:	Stephen Christenson
Title:	First Vice President

BANK OF TOKYO – MITSUBISHI TRUST COMPANY,
as Lender

By:	/s/ P. Shah
Name:	P. Shah
Title:	Vice President

COBANK, ACB,
as Lender

By:	/s/ Michael Ryno
Name:	Michael Ryno
Title:	Assistant Vice President

BAYERISCHE HYPO- UND VEREINSBANK, AG, NEW YORK BRANCH,
as Lender

By:	/s/ Ken Hamilton
Name:	Ken Hamilton
Title:	Director

By:	/s/ Robert Cordover
Name:	Robert Cordover
Title:	Director

FORTIS CAPITAL CORP.,
as Lender

By:	/s/ John W. Deegan
Name:	John W. Deegan
Title:	Senior Vice President

By:	/s/ Douglas Riahl
Name:	Douglas Riahl
Title:	Managing Director

UFJ BANK LIMITED,
as Lender

By:	/s/ Russell Bohner
Name:	Russell Bohner
Title:	Vice President

BANCO BILBAO VIZCAYA ARGENTARIA SA,
as Lender

By:	/s/ Giampaolo Consigliere
Name:	Giampaolo Consigliere
Title:	Vice President

By:	/s/ Hector O. Villegas
Name:	Hector O. Villegas
Title:	Vice President

KBC BANK N.V.,
as Lender

By:	/s/ Robert M. Surdam, Jr.
Name:	Robert M. Surdam, Jr.
Title:	Vice President

By:	/s/ Robert Snauffer
Name:	Robert Snauffer
Title:	First Vice President

ALLIED IRISH BANKS, P.L.C.,
as Lender

By:	/s/ Diarmuid O’Neill
Name:	Diarmuid O’Neill
Title:	Vice President

BANK OF CHINA, NEW YORK BRANCH,
as Lender

By:	/s/ William W. Smith
Name:	William W. Smith
Title:	Chief Lending Officer

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH,
as Lender

By:	/s/ Jim C.Y. Chen
Name:	Jim C.Y. Chen
Title:	Vice President and General Manager

CRÉDIT INDUSTRIEL ET COMMERCIAL,
as Lender

By:	/s/ Brian O’Leary
Name:	Brian O’Leary
Title:	Vice President

By:	/s/ Sean Mounier
Name:	Sean Mounier
Title:	First Vice President

PNC BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ Meredith Jermann
Name:	Meredith Jermann
Title:	Vice President

THE BANK OF NEW YORK,
as Lender

By:	/s/ Roger Grossman
Name:	Roger Grossman
Title:	Vice President

THE NORINCHUKIN BANK, NEW YORK BRANCH,
as Lender

By:	/s/ Toshifumi Tsukitani
Name:	Toshifumi Tsukitani
Title:	General Manager

US BANK,
as Lender

By:	/s/ David J. Dannemiller
Name:	David J. Dannemiller
Title:	Vice President

EXHIBIT A

TO

CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE dated as of                          ,              between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”).

Reference is made to the Credit Agreement, dated as of June     , 2005 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FMC Corporation, a Delaware corporation (“U.S. Borrower”), FMC Finance B.V., a Netherlands company, as a Euro Borrower, the Lenders, the Issuers, Citicorp USA, Inc., as agent for the Lenders and the Issuers (in such capacity, the “Administrative Agent”), Wachovia Bank, National Association and ABN AMRO Bank N.V., as co-documentation agents, Bank of America, N.A., as syndication agent, National City Bank, Societe Generale, Sumitomo Mitsui Banking Corporation and DnB NOR Bank ASA, as co-agents, and Citigroup Global Markets Inc., Banc of America Securities LLC and Wachovia Securities, Inc., as co-lead arrangers and co-book managers. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Assignor and the Assignee hereby agree as follows:

1.	The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, [all of] [an interest in] the Assignor’s rights and obligations under the Credit Agreement equal to the Ratable Portion of [the Revolving Credit Facility] [the Term Loan Facility] specified on Section 1 of Schedule I hereto. The Revolving Credit Commitment [, Term Loan Commitment] and principal amount of the Loans assigned to the Assignee are set forth in Section 1 of such Schedule I and the [Revolving Credit Commitment] [, Term Loan Commitment] and principal amount of the Loans retained by the Assignor after giving effect to such sale and assignment are set forth in Section 2 of such Schedule I.

2.	The Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto [,] [and] (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the U.S. Borrower and any Loan Party or the performance or observance by the U.S. Borrower and any Loan Party of any of its obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto [and (iv) attaches the Note[s] held by the Assignor and requests that the Administrative Agent exchange such Note[s] for [a] new Note[s] in accordance with Section 12.2(e) (Assignments and Participations) of the Credit Agreement.

3.	The Assignee (a) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (b) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (c) agrees that it will perform in accordance with their terms all of the obligations that, by the terms of the Credit Agreement, are required to be performed by it as a Lender, (d) represents and warrants that it is an Eligible Assignee, (e) confirms it has received such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance, [and] (f) specifies as its Domestic Lending Office (and address for notices) and Eurocurrency Lending Office the offices set forth beneath its name on the signature pages hereof [and[1] (g) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty].

4.	Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Administrative Agent (together with an assignment fee in the amount of $3,500 payable by the Assignee to the Administrative Agent pursuant to Section 12.2(b) (Assignments and Participations)) for acceptance and recording by the Administrative Agent. The effective date of this Assignment and Acceptance shall be the effective date specified in Section 3 of Schedule I hereto (the “Effective Date”).

5.	Upon such acceptance and recording by the Administrative Agent, then, as of the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations under the Credit Agreement of a Lender and, if such Lender were an Issuer, of such Issuer and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights (except those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents other than those relating to events or circumstances occurring prior to the Effective Date .

6.	Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Loan Documents in respect of the interest assigned hereby (a) to the Assignee, in the case of amounts accrued with respect to any period on or after the Effective Date, and (b) to the Assignor, in the case of amounts accrued with respect to any period prior to the Effective Date.

7.	This Assignment and Acceptance shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York.

[1]	Insert if Assignee is a Non-U.S. Lender (as such term is defined in the Credit Agreement).

8.	This Assignment and Acceptance may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. Delivery of an executed counterpart hereof by telecopy shall be effective as delivery of a manually executed counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR],
as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE]
as Assignee

By:
Name:
Title:

Domestic Lending Office (and address for notices):

[Insert Address (including contact name, fax number and e-mail address)]

ACCEPTED AND AGREED
this day of :

CITICORP USA, INC.,
as Administrative Agent

By:
Name:
Title:

FMC CORPORATION,
as U.S. Borrower

By:
Name:
Title:

SCHEDULE I

TO

ASSIGNMENT AND ACCEPTANCE

SECTION 1.

Ratable Portion assigned to Assignee:

Revolving Credit Facility		%
Term Loan Facility		%
Revolving Credit Commitment assigned to Assignee:	$

Aggregate Outstanding Principal Amount of Revolving Loans Assigned to Assignee:	$

Aggregate Outstanding Principal Amount of Term Loans Assigned to Assignee:	$

SECTION 2.

Ratable Portion retained by Assignor:

Revolving Credit Facility		%
Term Loan Facility		%

Revolving Credit Commitment retained by Assignor:	$
Aggregate Outstanding Principal Amount of Revolving Loans retained by Assignor:	$
Aggregate Outstanding Principal Amount of Term Loans retained by Assignor:	$

SECTION 3.

Effective Date:		,

EXHIBIT B-1

TO

CREDIT AGREEMENT

FORM OF REVOLVING CREDIT NOTE

Lender: [NAME OF LENDER]	New York, New York
Principal Amount: [$ ]	,

FOR VALUE RECEIVED, the undersigned, [FMC Corporation, a Delaware corporation (the “U.S. Borrower”)] [FMC Finance B.V., a Netherlands company, as a “Euro Borrower”], hereby promises to pay to the order of the Lender set forth above (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement referred to below) of the Lender to the [U.S.] [Euro] Borrower, payable at such times, and in such amounts, as are specified in the Credit Agreement.

The [U.S.] [Euro] Borrower promises to pay interest on the unpaid principal amount of the Revolving Loans from the date made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in [Dollars] [Euros] to Citicorp USA, Inc., as Administrative Agent, at 388 Greenwich Street, 19th Floor, New York New York 10013, in immediately available funds.

This Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of June     , 2005 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”),. among FMC Corporation, a Delaware corporation (“U.S. Borrower”), FMC Finance B.V., a Netherlands company, as a Euro Borrower, the Lenders, the Issuers, Citicorp USA, Inc., as agent for the Lenders and the Issuers (in such capacity, the “Administrative Agent”), Wachovia Bank, National Association and ABN AMRO Bank N.V., as co-documentation agents, Bank of America, N.A., as syndication agent, National City Bank, Societe Generale, Sumitomo Mitsui Banking Corporation and DnB NOR Bank ASA, as co-agents, and Citigroup Global Markets Inc., Banc of America Securities LLC and Wachovia Securities, Inc., as co-lead arrangers and co-book managers. Capitalized terms used herein and not defined herein are used herein as defined in the Credit Agreement.

The Credit Agreement, among other things, (a) provides for the making of Revolving Loans by the Lender to the [U.S.] [Euro] Borrower in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the [U.S.] [Euro] Borrower resulting from such Revolving Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Note is entitled to the benefits of the Guaranty.

B-1-1

Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the [U.S.] [Euro] Borrower.

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

B-1-2

IN WITNESS WHEREOF, the [U.S.] [Euro] Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

[FMC CORPORATION]

[FMC FINANCE B.V.]

By:
Name:
Title:

B-1-3

EXHIBIT B-2

TO

CREDIT AGREEMENT

FORM OF SWING LOAN NOTE

Lender: [Name of Lender]	New York, New York
Principal Amount: [$ ]	,

FOR VALUE RECEIVED, the undersigned Euro Borrower hereby promises to pay to the order of the Lender set forth above (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of all Swing Loans (as defined in the Credit Agreement referred to below) of the Lender to the Euro Borrower, payable at such times, and in such amounts, as are specified in the Credit Agreement.

The Euro Borrower promises to pay interest on the unpaid principal amount of the Swing Loans from the date made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in Euros to Citicorp USA, Inc., as Administrative Agent, at 388 Greenwich Street, 19th Floor, New York New York 10013, in immediately available funds.

This Note is one of the Swing Loan Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of June     , 2005 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FMC Corporation, a Delaware corporation, FMC Finance B.V., a Netherlands company, as a Euro Borrower, the Lenders, the Issuers, Citicorp USA, Inc., as agent for the Lenders and the Issuers (in such capacity, the “Administrative Agent”), Wachovia Bank, National Association and ABN AMRO Bank N.V., as co-documentation agents, Bank of America, N.A., as syndication agent, National City Bank, Societe Generale, Sumitomo Mitsui Banking Corporation and DnB NOR Bank ASA, as co-agents, and Citigroup Global Markets Inc., Banc of America Securities LLC and Wachovia Securities, Inc., as co-lead arrangers and co-book managers. Capitalized terms used herein and not defined herein are used herein as defined in the Credit Agreement.

The Credit Agreement, among other things, (i) provides for the making of Swing Loans by the Lender to the Euro Borrower in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Euro Borrower resulting from such Swing Loans being evidenced by this Note and (ii) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Note is entitled to the benefits of the Guaranty.

Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Euro Borrower.

B-2-1

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

B-2-2

IN WITNESS WHEREOF, the Euro Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

[EURO BORROWER]

By:
Name:
Title:

B-2-3

EXHIBIT B-3

TO

CREDIT AGREEMENT

FORM OF COMPETITIVE BID LOAN NOTE

Lender: [NAME OF LENDER]	New York, New York
Principal Amount: [$ ]	,

FOR VALUE RECEIVED, the undersigned, FMC Corporation, a Delaware corporation (the “U.S. Borrower”), hereby promises to pay to the order of the Lender set forth above (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of all Competitive Bid Loans (as defined in the Credit Agreement referred to below) of the Lender to the U.S. Borrower, payable at such times, and in such amounts, as are specified in the Credit Agreement.

The U.S. Borrower promises to pay interest on the unpaid principal amount of the Competitive Bid Loans from the date made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in Dollars to Citicorp USA, Inc., as Administrative Agent, at 388 Greenwich Street, 19th Floor, New York New York 10013, in immediately available funds.

This Note is one of the Competitive Bid Loan Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of June     ,2005 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the U.S. Borrower, FMC Finance B.V., a Netherlands company, as a Euro Borrower, the Lenders, the Issuers, Citicorp USA, Inc., as agent for the Lenders and the Issuers (in such capacity, the “Administrative Agent”), Wachovia Bank, National Association and ABN AMRO Bank N.V., as co-documentation agents, Bank of America, N.A., as syndication agent, National City Bank, Societe Generale, Sumitomo Mitsui Banking Corporation and DnB NOR Bank ASA, as co-agents, and Citigroup Global Markets Inc., Banc of America Securities LLC and Wachovia Securities, Inc., as co-lead arrangers and co-book managers. Capitalized terms used herein and not defined herein are used herein as defined in the Credit Agreement.

The Credit Agreement, among other things, (a) provides for the making of Competitive Bid Loans by the Lender to the U.S. Borrower in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the U.S. Borrower resulting from such Competitive Bid Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Note is entitled to the benefits of the Guaranty.

Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the U.S. Borrower.

B-3-1

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

B-3-2

IN WITNESS WHEREOF, the U.S. Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

FMC CORPORATION

By:
Name:
Title:

B-3-3

EXHIBIT B-4

TO

CREDIT AGREEMENT

FORM OF TERM NOTE

Lender: [NAME OF LENDER]	New York, New York
Principal Amount: [$ ]	,

FOR VALUE RECEIVED, the undersigned, FMC Corporation, a Delaware corporation (the “U.S. Borrower”), hereby promises to pay to the order of the Lender set forth above (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of the Term Loan (as defined in the Credit Agreement referred to below) of the Lender to the U.S. Borrower, payable at such times, and in such amounts, as are specified in the Credit Agreement.

The U.S. Borrower promises to pay interest on the unpaid principal amount of such Term Loan from the date made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in Dollars to Citicorp USA, Inc., as Administrative Agent, at 388 Greenwich Street, 19th Floor, New York New York 10013, in immediately available funds.

This Note is one of the Term Loan Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of June     , 2005 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the U.S. Borrower, FMC Finance B.V., a Netherlands company, as a Euro Borrower, the Lenders, the Issuers, Citicorp USA, Inc., as agent for the Lenders and the Issuers (in such capacity, the “Administrative Agent”), Wachovia Bank, National Association and ABN AMRO Bank N.V., as co-documentation agents, Bank of America, N.A., as syndication agent, National City Bank, Societe Generale, Sumitomo Mitsui Banking Corporation and DnB NOR Bank ASA, as co-agents, and Citigroup Global Markets Inc., Banc of America Securities LLC and Wachovia Securities, Inc., as co-lead arrangers and co-book managers. Capitalized terms used herein and not defined herein are used herein as defined in the Credit Agreement.

The Credit Agreement, among other things, (a) provides for the making of a Term Loan by the Lender to the U.S. Borrower in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the U.S. Borrower resulting from such Term Loan being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Note is entitled to the benefits of the Guaranty.

Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the U.S. Borrower.

B-4-1

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

B-4-2

IN WITNESS WHEREOF, the U.S. Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

FMC CORPORATION

By:
Name:
Title:

B-4-3

EXHIBIT C

TO

CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

CITICORP USA, INC.,

    as Administrative Agent under the

    Credit Agreement referred to below

388 Greenwich Street

19th Floor, New York New York 10013	,

Attention:

Re:	[FMC CORPORATION (the “U.S. Borrower”)] [EURO
BORROWER (a “Euro Borrower”)]

Reference is made to the Credit Agreement, dated as of June     , 2005 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FMC Corporation, a Delaware corporation (“U.S. Borrower”), FMC Finance B.V., a Netherlands company, as a Euro Borrower, the Lenders, the Issuers, Citicorp USA, Inc., as agent for the Lenders and the Issuers (in such capacity, the “Administrative Agent”), Wachovia Bank, National Association and ABN AMRO Bank N.V., as co-documentation agents, Bank of America, N.A., as syndication agent, National City Bank, Societe Generale, Sumitomo Mitsui Banking Corporation and DnB NOR Bank ASA, as co-agents, and Citigroup Global Markets Inc., Banc of America Securities LLC and Wachovia Securities, Inc., as co-lead arrangers and co-book managers.. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The [U.S.] [Euro] Borrower hereby gives you notice, irrevocably, pursuant to Section 2.2 (Borrowing Procedures) of the Credit Agreement that the undersigned hereby requests a Borrowing of [Term Loans] [Revolving Loans] under the Credit Agreement and, in that connection, sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2 (Borrowing Procedures) of the Credit Agreement:

(a) The date of the Proposed Borrowing is             ,          (the “Funding Date”).

(b) [The Revolving Credit Borrowing is a [Dollar] [Euro] Revolving Loan.]

(c) [The aggregate amount of the Revolving Credit Borrowing is [$][€]             , of which amount [[$][€] consists of Base Rate Loans] [and [$][€]             consists of Eurocurrency Rate Loans having an initial Interest Period of [one] [two] [three] [six] month[s].]

(d) [The aggregate amount of the Term Loan Borrowing is $            , [of which $             consists of Base Rate Loans] [and $             consists of Eurocurrency Rate Loans having an initial Interest Period of [one] [two] [three] [six] month[s].]

C-1

The undersigned hereby certifies that the following statements are true on the date hereof and shall be true on the Funding Date both before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom:

(a) the representations and warranties set forth in Article IV (Representations and Warranties) of the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Funding Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

(b) no Default or Event of Default has occurred and is continuing on the Funding Date.

(c) [FMC Finance B.V. hereby represents and warrants to each of the Lenders and the Administrative Agent that it complies and will continue to comply with the provisions of the Dutch Act on the Supervision of the Credit System 1992 (Wet Toezicht Kredietwezen 1992) (“ASCS”), the Exemption Regulation pursuant to the ASCS 1992 (Vrijstellingsregeling Wet Toezicht Kredietwezen 1992) (the “Exemption Regulation”) and the Dutch Central Bank’s policy guidelines issued in relation to the ASCS 1992 (Beleidsregel kernbegrippen markttoetreding en handhaving Wtk 1992) (the “Policy Guidelines”) and has verified in accordance with the Policy Guidelines that any lender lending to it under this Agreement is a professional market party within the meaning of the Exemption Regulation.]

(d) [In the event that other Euro Borrowers are designated under the Credit Agreement, additional representations may be required to comply with the local law of such Euro Borrower, as defined by the Administrative Agent or the advice of counsel.]

[FMC CORPORATION]
[EURO BORROWER]

By:
Name:
Title:

C-2

EXHIBIT D

TO

CREDIT AGREEMENT

FORM OF LETTER OF CREDIT REQUEST

[NAME OF ISSUER], as an Issuer

    under the Credit Agreement referred

    to below

CITICORP USA, INC.,

    as Administrative Agent under the

    Credit Agreement referred to below

388 Greenwich Street

19th Floor, New York New York 10013	,

Attention:

Re:	[FMC CORPORATION (the “U.S. Borrower”)] [EURO BORROWER (a “Euro Borrower”)]

Reference is made to the Credit Agreement, dated as of June     , 2005 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FMC Corporation, a Delaware corporation (“U.S. Borrower”), FMC Finance B.V., a Netherlands company, as a Euro Borrower, the Lenders, the Issuers, Citicorp USA, Inc., as agent for the Lenders and the Issuers (in such capacity, the “Administrative Agent”), Wachovia Bank, National Association and ABN AMRO Bank N.V., as co-documentation agents, Bank of America, N.A., as syndication agent, National City Bank, Societe Generale, Sumitomo Mitsui Banking Corporation and DnB NOR Bank ASA, as co-agents, and Citigroup Global Markets Inc., Banc of America Securities LLC and Wachovia Securities, Inc., as co-lead arrangers and co-book managers. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The [U.S.] [Euro] Borrower hereby gives you notice, irrevocably, pursuant to Section 2.5 (Letters of Credit) of the Credit Agreement that the undersigned requests the issuance of a Letter of Credit by [Name of Issuer] in the form of a [standby] [documentary] letter of credit for the benefit of [Name of Beneficiary], in the amount of [$            ], to be issued on             ,          (the “Issue Date”) and having an expiration date of             ,         .

The form of the requested Letter of Credit is attached hereto.

The undersigned hereby certifies that the following statements are true on the date hereof and shall be true on the Issue Date both before and after giving effect thereto:

(a) the representations and warranties set forth in Article IV (Representations and Warranties) of the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Funding Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

D-1

(b) no Default or Event of Default has occurred and is continuing on the Issue Date.

(c) [FMC Finance B.V. hereby represents and warrants to each of the Lenders and the Administrative Agent that it complies and will continue to comply with the provisions of the Dutch Act on the Supervision of the Credit System 1992 (Wet Toezicht Kredietwezen 1992) (“ASCS”), the Exemption Regulation pursuant to the ASCS 1992 (Vrijstellingsregeling Wet Toezicht Kredietwezen 1992) (the “Exemption Regulation”) and the Dutch Central Bank’s policy guidelines issued in relation to the ASCS 1992 (Beleidsregel kernbegrippen markttoetreding en handhaving Wtk 1992) (the “Policy Guidelines”) and has verified in accordance with the Policy Guidelines that any lender lending to it under this Agreement is a professional market party within the meaning of the Exemption Regulation.]

(d) [In the event that other Euro Borrowers are designated under the Credit Agreement, additional representations may be required to comply with the local law of such Euro Borrower, as defined by the Administrative Agent or the advice of counsel.]

[FMC CORPORATION]
[EURO BORROWER]

By:
Name:
Title:

D-2

EXHIBIT E

TO

CREDIT AGREEMENT

FORM OF NOTICE OF CONVERSION OR CONTINUATION

CITICORP USA, INC.,

    as Administrative Agent under the

    Credit Agreement referred to below

388 Greenwich Street

19th Floor, New York New York 10013	,

Attention:

Re:	FMC CORPORATION (the “U.S. Borrower”)

Reference is made to the Credit Agreement, dated as of June     , 2005 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FMC Corporation, a Delaware corporation (“U.S. Borrower”), FMC Finance B.V., a Netherlands company, as a Euro Borrower, the Lenders, the Issuers, Citicorp USA, Inc., as agent for the Lenders and the Issuers (in such capacity, the “Administrative Agent”), Wachovia Bank, National Association and ABN AMRO Bank N.V., as co-documentation agents, Bank of America, N.A., as syndication agent, National City Bank, Societe Generale, Sumitomo Mitsui Banking Corporation and DnB NOR Bank ASA, as co-agents, and Citigroup Global Markets Inc., Banc of America Securities LLC and Wachovia Securities, Inc., as co-lead arrangers and co-book managers. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The U.S. Borrower hereby gives you notice, irrevocably, pursuant to Section 2.12 (Conversion/Continuation Option) of the Credit Agreement that the undersigned hereby requests a [conversion] [continuation] on                 ,          of $             in principal amount of presently outstanding [Term Loans] [Revolving Loans] that are [Base Rate Loans] [Eurocurrency Rate Loans] having an Interest Period ending on             ,              [to] [as] [Base Rate][Eurocurrency Rate] Loans. [The Interest Period for such amount requested to be converted to or continued as Eurocurrency Rate Loans is [[one] [two] [three] [six] month[s]].

In connection herewith, the undersigned hereby certifies that no Default or Event of Default has occurred and is continuing on the date hereof.

FMC CORPORATION EURO BORROWER

By:
Name:
Title:

E-1

EXHIBIT F

TO

CREDIT AGREEMENT

FORM OF OPINION OF U.S. COUNSEL FOR THE LOAN PARTIES

[Date]

To:	Citicorp USA, Inc., as Administrative Agent, Wachovia Bank, National Association and ABN AMRO Bank N.V., as Co-Documentation Agents, Bank of America, N.A., as Syndication Agent, National City Bank, Societe Generale, Sumitomo Mitsui Banking Corporation and DnB NOR Bank ASA, as Co-Agents, and Citigroup Global Markets Inc., Banc of America Securities LLC and Wachovia Securities, Inc., as Co-Lead Arrangers and Co-Book Managers, and each of the Lenders and Issuers party to the Credit Agreement referred to below.

Re:	FMC Corporation

Ladies and Gentlemen:

We have acted as counsel to FMC Corporation, a Delaware corporation (the “U.S. Borrower”), and the parties identified on Schedule I hereto (together with the U.S. Borrower, the “Loan Parties”) in connection with the preparation, execution and delivery of, and the consummation of the transactions contemplated by, the Credit Agreement dated as of the date hereof (the “Credit Agreement”), by and among the U.S. Borrower, The Foreign Subsidiaries Party Thereto From Time to Time (together with the U.S. Borrower, the “Borrowers”), the Lenders and Issuers party thereto, Citicorp USA, Inc., as agent for the Lenders and the Issuers (the “Administrative Agent”), Wachovia Bank, National Association and ABN AMRO Bank N.V., as co-documentation agents, Bank of America, N.A., as syndication agent, National City Bank, Societe Generale, Sumitomo Mitsui Banking Corporation and DnB NOR Bank ASA, as co-agents, and Citigroup Global Markets Inc., Banc of America Securities LLC and Wachovia Securities, Inc., as co-lead arrangers and co-book managers.

This opinion is rendered to you pursuant to Section 3.1(a)(iii)(A) of the Credit Agreement. Capitalized terms which are defined in the Credit Agreement and used herein, but not otherwise defined herein, have the meanings given them in the Credit Agreement.

In connection with the opinions expressed below, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

9.	the Credit Agreement;

10.	the Term Loan Notes and the Revolving Credit Notes issued by the Borrowers on the date hereof, if any; and

11.	the U.S. Subsidiary Guaranty.

The agreements specified in clauses (a) through (c) above are collectively referred to as the “Agreements.”

Citicorp USA, Inc., et. al.

[Date]

We have also examined such corporate records, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Loan Parties, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. As to questions of fact material to our opinions, we have relied without independent investigation upon the representations of the Loan Parties contained in or made pursuant to the Agreements.

In our examination of the above-mentioned documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

We have further assumed that each of the Agreements has been duly and validly executed and delivered by all of the parties thereto other than the Loan Parties and constitutes the legal, valid and binding obligation of all parties thereto other than the Loan Parties.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. Each of the U.S. Borrower, the Delaware Loan Party Corporations and the Delaware Loan Party Limited Liability Companies (as defined in Schedule I) is a corporation or limited liability company, as applicable, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or limited liability company power and authority, as applicable, to own, lease and operate its properties and to transact the business in which we understand it is now engaged.

2. Each of the Wyoming Loan Party Corporations and the Wyoming Loan Party Limited Liability Companies (as defined in Schedule I) is a corporation or limited liability company, as applicable, validly existing and in good standing under the laws of the State of Wyoming and has all requisite corporate or limited liability company power and authority, as applicable, to own, lease and operate its properties and to transact the business in which we understand it is now engaged.

3. Each Loan Party has all requisite corporate or limited liability company power and authority, as applicable, to execute, deliver and perform its obligations under the Agreements to which it is a party. The execution, delivery and performance by each Loan Party of the Agreements to which it is a party have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of such Loan Party and such Agreements have been duly executed and delivered by such Loan Party.

4. Each Agreement to which a Loan Party is a party constitutes the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with its terms.

5. The execution, delivery and performance by each Loan Party of the Agreements to which it is a party will not conflict with, constitute a default under or violate (i) any provisions of the Constituent Documents of such Loan Party, (ii) any provisions of the Indenture or the indentures governing the Existing Public Debt, (iii) to our knowledge any other material

Citicorp USA, Inc., et. al.

[Date]

Contractual Obligation of such Loan Party, (iv) the General Corporation Law of Delaware, the laws of the State of New York, the State of Wyoming, the Commonwealth of Pennsylvania or the United States, which are applicable to such Loan Party and are, in our experience, normally applicable to transactions of the type contemplated by the Agreements, or (v) any judgment, writ, injunction, decree, order or ruling of any court or Governmental Authority applicable to such Loan Party and of which we have knowledge.

6. No consent, approval, waiver, license or authorization or other action by or filing with any New York, Wyoming, Pennsylvania or federal Governmental Authority is required in connection with the execution, delivery or performance by any Loan Party of the Agreements to which it is a party.

7. The borrowings by and other financial accommodations provided to the U.S. Borrower under the Agreements and the application of proceeds thereof as provided in the Credit Agreement will not violate Regulations T, U or X of the Board of Governors of the Federal Reserve System.

8. Neither the U.S. Borrower nor any other Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company” or a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

9. To our knowledge, there is no action, suit, proceeding, governmental investigation or arbitration, at law or in equity or before any Governmental Authority, pending or overtly threatened in writing against any Loan Party with respect to any Agreement or challenging any of the Lenders’, the Issuers’ or the Administrative Agent’s rights or remedies thereunder, which, if adversely determined, could materially adversely affect the ability of any Loan Party to perform its obligations under the Agreements to which it is a party.

The foregoing opinions are subject to the following additional assumptions and qualifications:

a.	The opinions expressed herein are subject to bankruptcy, insolvency and similar laws affecting the rights and remedies of creditors generally and general principles of equity.

b.	Matters of venue may be subject to the discretion of the court before which a proceeding is brought and therefore we express no opinion as to any provisions of the Agreements relating to the selection of venue in connection with any controversy related to the Agreements.

c.	As used in paragraphs 5, 6 and 9, the term “Governmental Authority” does not include any political subdivision of a state.

The opinions expressed herein are limited to matters governed by the laws of the State of New York, the State of Wyoming, the Commonwealth of Pennsylvania, the Delaware General Corporation Law and the federal laws of the United States. To the extent that any opinion herein relates to matters governed by the laws of the State of Wyoming, we have relied exclusively upon an opinion issued to us by Holland & Hart LLP of even date herewith, a copy of which is attached hereto as Annex A.

Citicorp USA, Inc., et. al.

[Date]

Whenever an opinion herein with respect to the existence or absence of facts is stated to be based on our knowledge or awareness or is limited to matters known to us or is qualified by words of similar import, it is intended to signify that during the course of our representation of the Loan Parties in connection with the transactions contemplated in the Agreements, no information has come to our attention that would give to the attorneys in this firm who have rendered legal services in connection with the transactions contemplated by the Agreements actual present knowledge of the existence or absence of such facts. However, except to the extent expressly stated herein, we have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Loan Parties.

This opinion is rendered solely for your benefit in connection with the transactions contemplated by the Credit Agreement and the other Loan Documents. This opinion may not be used or relied upon for any other purpose, nor relied upon by any other person without our prior written consent, nor may this opinion or any copies thereof be furnished to a third party, quoted, cited or otherwise referred to without our prior written consent, other than to permitted assigns of any Lender or Issuer, and except as required by any Governmental Authority or pursuant to legal process.

Very truly yours,

SCHEDULE I

1.	FMC Funding Corporation, Delaware corporation

2.	FMC Asia-Pacific, Inc., Delaware corporation

3.	FMC Overseas, Ltd., Delaware corporation

4.	Sherman One, Inc., Delaware corporation

5.	Sherman Two, Inc., Delaware corporation

6.	FMC WFC I, Inc., Wyoming corporation

7.	FMC Defense Corp., Wyoming corporation

8.	FMC WFC II, Inc., Wyoming corporation

9.	FMC Properties LLC, Delaware limited liability company

10.	FMC Idaho LLC, Delaware limited liability company

11.	FMC Defense NL, LLC, Wyoming limited liability company

12.	FMC WFC I NL, LLC, Wyoming limited liability company

The parties identified in items (1) through (5) above are collectively referred to as the “Delaware Loan Party Corporations.” The parties identified in items (6) through (8) above are collectively referred to as the “Wyoming Loan Party Corporations.” The parties identified in items (9) and (10) above are collectively referred to as the “Delaware Loan Party Limited Liability Companies.” The parties identified in items (11) and (12) above are collectively referred to as the “Wyoming Loan Party Limited Liability Companies.”

Citicorp USA, Inc., et. al.

[Date]

ANNEX A

WYOMING OPINION

EXHIBIT G

TO

CREDIT AGREEMENT

FORM OF SWING LOAN REQUEST

CITICORP USA, INC.,

    as Administrative Agent under the

    Credit Agreement referred to below

388 Greenwich Street

19th Floor, New York New York 10013	,

Attention:

Re:	EURO BORROWER (a “Euro Borrower”)

Reference is made to the Credit Agreement, dated as of June     , 2005 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FMC Corporation, a Delaware corporation (“U.S. Borrower”), FMC Finance B.V., a Netherlands company, as a Euro Borrower, the Lenders, the Issuers, Citicorp USA, Inc., as agent for the Lenders and the Issuers (in such capacity, the “Administrative Agent”), Wachovia Bank, National Association and ABN AMRO Bank N.V., as co-documentation agents, Bank of America, N.A., as syndication agent, National City Bank, Societe Generale, Sumitomo Mitsui Banking Corporation and DnB NOR Bank ASA, as co-agents, and Citigroup Global Markets Inc., Banc of America Securities LLC and Wachovia Securities, Inc., as co-lead arrangers and co-book managers. Capitalized terms used herein and not otherwise defined in this Swing Loan Request are used herein as defined in the Credit Agreement.

The Euro Borrower hereby gives you notice, irrevocably, pursuant to Section 2.3 (Swing Loans) of the Credit Agreement that the undersigned hereby requests that the Swing Loan Lender make Swing Loans available to the Euro Borrower under the Credit Agreement and, in that connection, sets forth below the information relating to such Swing Loans (the “Proposed Advance”) as required by Section 2.3 (Swing Loans) of the Credit Agreement:

(a) The date of the Proposed Advance is             ,      (the “Funding Date”).

(b) The aggregate amount of the Borrowing is .

The undersigned hereby certifies that the following statements are true on the date hereof and shall be true on the Funding Date both before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom:

(a) the representations and warranties set forth in Article IV (Representations and Warranties) of the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Funding Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such date; and

Citicorp USA, Inc., et. al.

[Date]

(b) no Default or Event of Default has occurred and is continuing on the Funding Date.

(c) [FMC Finance B.V. hereby represents and warrants to each of the Lenders and the Administrative Agent that it complies and will continue to comply with the provisions of the Dutch Act on the Supervision of the Credit System 1992 (Wet Toezicht Kredietwezen 1992) (“ASCS”), the Exemption Regulation pursuant to the ASCS 1992 (Vrijstellingsregeling Wet Toezicht Kredietwezen 1992) (the “Exemption Regulation”) and the Dutch Central Bank’s policy guidelines issued in relation to the ASCS 1992 (Beleidsregel kernbegrippen markttoetreding en handhaving Wtk 1992) (the “Policy Guidelines”) and has verified in accordance with the Policy Guidelines that any lender lending to it under this Agreement is a professional market party within the meaning of the Exemption Regulation.]

(d) [In the event that other Euro Borrowers are designated under the Credit Agreement, additional representations may be required to comply with the local law of such Euro Borrower, as defined by the Administrative Agent or the advice of counsel.]

Citicorp USA, Inc., et. al.

[Date]

[EURO BORROWER]

By:
Name:
Title:

EXHIBIT H

TO

CREDIT AGREEMENT

FORM OF COMPETITIVE BID QUOTE REQUEST

CITICORP USA, INC.,

as	Administrative Agent under the
Credit	Agreement referred to below
388	Greenwich Street
19th Floor, New York, New York 10013	,

Attention:

Re:	FMC Corporation (the “U.S. Borrower”)

Reference is made to the Credit Agreement, dated as of June     , 2005 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FMC Corporation, a Delaware corporation (“U.S. Borrower”), FMC Finance B.V., a Netherlands company, as a Euro Borrower, the Lenders, the Issuers, Citicorp USA, Inc., as agent for the Lenders and the Issuers (in such capacity, the “Administrative Agent”), Wachovia Bank, National Association and ABN AMRO Bank N.V., as co-documentation agents, Bank of America, N.A., as syndication agent, National City Bank, Societe Generale, Sumitomo Mitsui Banking Corporation and DnB NOR Bank ASA, as co-agents, and Citigroup Global Markets Inc., Banc of America Securities LLC and Wachovia Securities, Inc., as co-lead arrangers and co-book managers. Capitalized terms used herein and not otherwise defined in this Competitive Bid Quote Request are used herein as defined in the Credit Agreement.

The U.S. Borrower hereby gives you notice pursuant to Section 2.4 (Competitive Bid Loans) of the Credit Agreement that the undersigned requests offers to make Competitive Bid Loans for a [Eurocurrency Auction] [Absolute Rate Auction], and sets forth below the information relating to such Competitive Bid Loans (the “Proposed Advance”) as required by Section 2.4 (Competitive Bid Loans) of the Credit Agreement:

(a) The date of the Proposed Advance is                  ,          (the “Funding Date”)

(b) The aggregate amount of the Borrowing is $            .

(c) The Interest Period for such amount requested is [[one] [two] [three] [six] month[s].

(d) [The U.S. Borrower requests Competitive Bid Quotes for the Absolute Rate to be submitted on                  ,          (the “Quotation Date”).]

The undersigned hereby certifies that the following statements are true on the date hereof and shall be true on the date of Borrowing both before and after giving effect thereto:

(a) the representations and warranties set forth in Article IV (Representations and Warranties) of the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Funding Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

H-1

Citicorp USA, Inc., et. al.

[Date]

(b) no Default or Event of Default has occurred and is continuing on the date of Borrowing.

FMC CORPORATION

By:
Name:
Title:

H-2

EXHIBIT I

TO

CREDIT AGREEMENT

FORM OF COMPETITIVE BID QUOTE

CITICORP USA, INC.,

    as Administrative Agent under the

    Credit Agreement referred to below

388 Greenwich Street

19th Floor, New York, New York 10013	,

Attention:

Re:	FMC Corporation (the “U.S. Borrower”)

Reference is made to the Credit Agreement, dated as of June     , 2005 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FMC Corporation, a Delaware corporation (“U.S. Borrower”), FMC Finance B.V., a Netherlands company, as a Euro Borrower, the Lenders, the Issuers, Citicorp USA, Inc., as agent for the Lenders and the Issuers (in such capacity, the “Administrative Agent”), Wachovia Bank, National Association and ABN AMRO Bank N.V., as co-documentation agents, Bank of America, N.A., as syndication agent, National City Bank, Societe Generale, Sumitomo Mitsui Banking Corporation and DnB NOR Bank ASA, as co-agents, and Citigroup Global Markets Inc., Banc of America Securities LLC and Wachovia Securities, Inc., as co-lead arrangers and co-book managers. Capitalized terms used herein and not otherwise defined in this Form of Competitive Bid Quote are used herein as defined in the Credit Agreement.

The undersigned Lender hereby gives you notice, pursuant to Section 2.4(c) (Competitive Bid Loans) of the Credit Agreement that the undersigned provides this [second] Competitive Bid Quote to the U.S. Borrower as an offer to make a Competitive Bid Loan in the amount of [$            ] to be made available on the Borrowing Date of                  ,         , for the Interest Period beginning on                  ,          and ending on                  ,         , at the [Eurocurrency Rate for Dollars plus a Eurodollar Margin of             .            %.] [Absolute Rate of             .            %.]

[LENDERS]

By:
Name:
Title:

I-1

EXHIBIT J

TO

CREDIT AGREEMENT

Form of Euro Borrower Designation

This Euro Borrower Designation, dated as of                  , 20    , is delivered pursuant to the Credit Agreement, dated as of June     , 2005 (the “Credit Agreement”), among FMC CORPORATION, a Delaware corporation, FMC FINANCE B.V., as a Euro Borrower, the Lenders, the Issuers, CITICORP USA, INC., as agent for the Lenders and the Issuers (the “Administrative Agent”), WACHOVIA BANK, NATIONAL ASSOCIATION and ABN AMRO BANK N.V., as co-documentation agents, BANK OF AMERICA, N.A., as syndication agent, NATIONAL CITY BANK, SOCIETE GENERALE, SUMITOMO MITSUI BANKING CORPORATION and DNB NOR BANK ASA, as co-agents, and CITIGROUP GLOBAL MARKETS INC., BANC OF AMERICA SECURITIES LLC and WACHOVIA SECURITIES, INC., as co-lead arrangers and co-book managers Capitalized terms used herein but not defined herein are used with the meanings given them in the Credit Agreement.

Designation.

By executing and delivering this Euro Borrower Designation, we hereby designate [                    ] a Euro Borrower pursuant to the Credit Agreement

Joinder.

By executing and delivering this Euro Borrower Designation, [                    ], as provided in the Credit Agreement, hereby becomes party to the Credit Agreement as a Euro Borrower thereunder with the same force and effect as if originally named as a Euro Borrower therein and expressly assumes all obligations and liabilities of a Euro Borrower thereunder.

The undersigned hereby represents and warrants that each of the representations and warranties contained in Article IV (Representations and Warranties) of the Credit Agreement applicable to it is true and correct on and as the date hereof as if made on and as of such date.

Acceptance.

By their acknowledgment below, the Administrative Agent and the Swing Loan Lender accept [                    ] as a Euro Borrower upon execution of this Euro Borrower Designation.

IN WITNESS WHEREOF, the undersigned have caused this Euro Borrower Designation to be duly executed and delivered as of the date first above written.

FMC CORPORATION

By:
Name:
Title:

[EURO BORROWER]

By:
Name:
Title:

ACKNOWLEDGED AND AGREED
as of the date first above written:

Citicorp USA, Inc.,
as Administrative Agent

By:
Name:
Title:

[Swing Loan Lender],
as Swing Loan Lender

By:
Name:
Title:

EXHIBIT K

TO

CREDIT AGREEMENT

Form of U.S. Subsidiary Guarantee

U.S. Subsidiary Guaranty

U.S. SUBSIDIARY GUARANTY, dated as of June     , 2005, by each of the entities listed on the signature pages hereof or that becomes a party hereto pursuant to Section 23 (Additional Subsidiary Guarantors) hereof (each a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”), in favor of (i) the Administrative Agent, each Lender and each Issuer (as defined in the Credit Agreement referred to below) and (ii) each other holder of an Obligation (as defined below) (each, a “Guarantied Party” and, collectively, the “Guarantied Parties”).

W i t n e s s e t h:

WHEREAS, pursuant to the Credit Agreement dated as of June     , 2005 (together with all appendices, exhibits and schedules thereto and as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein and used herein having the meanings given to them in the Credit Agreement) among FMC CORPORATION (the “U.S. Borrower”), the Euro Borrowers party thereto, the Lenders and Issuers party thereto and Citicorp USA, Inc., as agent for the Lenders and Issuers, the Lenders and Issuers have severally agreed to make extensions of credit to the Borrowers (as defined in the Credit Agreement) upon the terms and subject to the conditions set forth therein;

WHEREAS, each Subsidiary Guarantor is a direct or indirect Subsidiary of the U.S. Borrower;

WHEREAS, each Subsidiary Guarantor will receive substantial direct and indirect benefits from the making of the Loans, the issuance of the Letters of Credit and the granting of the other financial accommodations to the Borrowers under the Credit Documents; and

WHEREAS, a condition precedent to the obligation of the Lenders and the Issuers to make their respective extensions of credit to the Borrowers under the Credit Agreement is that the Subsidiary Guarantors shall have executed and delivered this U.S. Subsidiary Guaranty (this “Guaranty”) for the benefit of the Guarantied Parties.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1 Guaranty

(a) Each Subsidiary Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance herewith or any other Credit Document, of all the “Obligations” as defined in the Credit Agreement (the

U.S. SUBSIDIARY GUARANTY

FMC CORPORATION

“Guaranteed Obligations”), in each case whether or not from time to time reduced or extinguished or hereafter increased or incurred, whether or not recovery may be or hereafter may become barred by any statute of limitations, whether or not enforceable as against the Borrowers, whether now or hereafter existing, and whether due or to become due, including principal, interest (including interest at the contract rate applicable upon default accrued or accruing after the commencement of any proceeding under the Bankruptcy Code, whether or not such interest is an allowed claim in such proceeding), fees and costs of collection. This Guaranty constitutes a guaranty of payment and not of collection.

(b) Each Subsidiary Guarantor further agrees that, if any payment made by the Borrowers or any other person and applied to the Guaranteed Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, then, to the extent of such payment or repayment, any such Subsidiary Guarantor’s liability hereunder shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, this Guaranty shall have been cancelled or surrendered, this Guaranty shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Subsidiary Guarantor in respect of the amount of such payment.

Section 2 Limitation of Guaranty

Any term or provision of this Guaranty or any other Credit Document to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations for which any Subsidiary Guarantor shall be liable shall not exceed the maximum amount for which such Subsidiary Guarantor can be liable without rendering this Guaranty or any other Credit Document, as it relates to such Subsidiary Guarantor, subject to avoidance under applicable law relating to fraudulent conveyance or fraudulent transfer (including Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law) (collectively, “Fraudulent Transfer Laws”), in each case after giving effect (a) to all other liabilities of such Subsidiary Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Subsidiary Guarantor in respect of intercompany Indebtedness to the Borrowers to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Subsidiary Guarantor hereunder) and (b) to the value as assets of such Subsidiary Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such Subsidiary Guarantor pursuant to (i) applicable Requirements of Law, (ii) Section 3 (Contribution) of this Guaranty or (iii) any other Contractual Obligations providing for an equitable allocation among such Subsidiary Guarantor and other Subsidiaries or Affiliates of any Borrower of obligations arising under this Guaranty or other guaranties of the Guaranteed Obligations by such parties.

Section 3 Contribution

To the extent that any Subsidiary Guarantor shall be required hereunder to pay a portion of the Guaranteed Obligations exceeding the greater of (a) the amount of the economic benefit actually received by such Subsidiary Guarantor from the Revolving Loans and the Term Loans and (b) the amount such Subsidiary Guarantor would otherwise have paid if such Subsidiary Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by any Borrower) in the same proportion as such Subsidiary Guarantor’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of all the Subsidiary Guarantors at the date enforcement is sought hereunder, then such Subsidiary Guarantor shall be reimbursed by such other Subsidiary Guarantors for the amount of such excess, pro rata, based on the respective net worths of such other Subsidiary Guarantors at the date enforcement hereunder is sought.

U.S. SUBSIDIARY GUARANTY

FMC CORPORATION

Section 4 Authorization; Other Agreements

The Guarantied Parties are hereby authorized, without notice to, or demand upon, any Subsidiary Guarantor, which notice and demand requirements each are expressly waived hereby, and without discharging or otherwise affecting the obligations of any Subsidiary Guarantor hereunder (which obligations shall remain absolute and unconditional notwithstanding any such action or omission to act), from time to time, to do each of the following:

(a) supplement, renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, the Guaranteed Obligations, or any part of them, or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument (including the other Credit Documents) now or hereafter executed by any Borrowers and delivered to the Guarantied Parties or any of them, including any increase or decrease of principal or the rate of interest thereon;

(b) waive or otherwise consent to noncompliance with any provision of any instrument evidencing the Guaranteed Obligations, or any part thereof, or any other instrument or agreement in respect of the Guaranteed Obligations (including the other Credit Documents) now or hereafter executed by any Borrower and delivered to the Guarantied Parties or any of them;

(c) accept partial payments on the Guaranteed Obligations;

(d) receive, take and hold additional security or collateral for the payment of the Guaranteed Obligations or any part of them and exchange, enforce, waive, substitute, liquidate, terminate, abandon, fail to perfect, subordinate, transfer, otherwise alter and release any such additional security or collateral;

(e) settle, release, compromise, collect or otherwise liquidate the Guaranteed Obligations or accept, substitute, release, exchange or otherwise alter, affect or impair any security or collateral for the Guaranteed Obligations or any part of them or any other guaranty therefor, in any manner;

(f) add, release or substitute any one or more other guarantors, makers or endorsers of the Guaranteed Obligations or any part of them and otherwise deal with any Borrower or any other guarantor, maker or endorser;

(g) apply to the Guaranteed Obligations any payment or recovery (x) from any Borrower, from any other guarantor, maker or endorser of the Guaranteed Obligations or any part of them or (y) from any Subsidiary Guarantor in such order as provided herein, in each case whether such Guaranteed Obligations are guaranteed or not guaranteed by others;

(h) apply to the Guaranteed Obligations any payment or recovery from any Subsidiary Guarantor of the Guaranteed Obligations or any sum realized from security furnished by such Subsidiary Guarantor upon its indebtedness or obligations to the Guarantied Parties or any of them, in each case whether or not such indebtedness or obligations relate to the Guaranteed Obligations; and

(i) refund at any time any payment received by any Guarantied Party in respect of any Guaranteed Obligation, and payment to such Guarantied Party of the amount so refunded shall be

U.S. SUBSIDIARY GUARANTY

FMC CORPORATION

fully guaranteed hereby even though prior thereto this Guaranty shall have been cancelled or surrendered, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any Subsidiary Guarantor hereunder in respect of the amount so refunded;

even if any right of reimbursement or subrogation or other right or remedy of any Subsidiary Guarantor is extinguished, affected or impaired by any of the foregoing (including any election of remedies by reason of any judicial, non-judicial or other proceeding in respect of the Guaranteed Obligations that impairs any subrogation, reimbursement or other right of such Subsidiary Guarantor).

Section 5 Guaranty Absolute and Unconditional

Each Subsidiary Guarantor hereby waives any defense of a surety or guarantor or any other obligor on any obligations arising in connection with or in respect of any of the following and hereby agrees that its obligations under this Guaranty are absolute and unconditional and shall not be discharged or otherwise affected as a result of any of the following:

(a) the invalidity or unenforceability of any of the Borrowers’ obligations under the Credit Agreement or any other Credit Document or any other agreement or instrument relating thereto, or any security for, or other guaranty of the Guaranteed Obligations or any part of them, or the lack of perfection or continuing perfection or failure of priority of any security for the Guaranteed Obligations or any part of them;

(b) the absence of any attempt to collect the Guaranteed Obligations or any part of them from any Borrower or other action to enforce the same;

(c) any Guarantied Party’s election, in any proceeding instituted under chapter 11 of the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code;

(d) any borrowing or grant of a Lien by any Borrower, as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code;

(e) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of any Guarantied Party’s claim (or claims) for repayment of the Guaranteed Obligations ;

(f) any use of cash collateral under Section 363 of the Bankruptcy Code;

(g) any agreement or stipulation as to the provision of adequate protection in any bankruptcy proceeding;

(h) the avoidance of any Lien in favor of the Guarantied Parties or any of them for any reason;

(i) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Borrower, any Subsidiary Guarantor or any of the Borrowers’ other Subsidiaries, including any discharge of, or bar or stay against collecting, any Obligation (or any part of them or interest thereon) in or as a result of any such proceeding;

(j) failure by any Guarantied Party to file or enforce a claim against any Borrower or its estate in any bankruptcy or insolvency case or proceeding;

U.S. SUBSIDIARY GUARANTY

FMC CORPORATION

(k) any action taken by any Guarantied Party if such action is authorized hereby; or

(l) any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor or any other obligor on any obligations, other than the payment in full of the Guaranteed Obligations.

Section 6 Waivers

Each Subsidiary Guarantor hereby waives diligence, promptness, presentment, demand for payment or performance and protest and notice of protest, notice of acceptance and any other notice in respect of the Guaranteed Obligations or any part of them, and any defense arising by reason of any disability or other defense of any Borrower. Each Subsidiary Guarantor shall not, until the Guaranteed Obligations are irrevocably paid in full and the Commitments have been terminated, assert any claim or counterclaim it may have against any Borrower or set off any of its obligations to any Borrower against any obligations of any Borrower to it. In connection with the foregoing, each Subsidiary Guarantor covenants that its obligations hereunder shall not be discharged, except by complete performance.

Section 7 Reliance

Each Subsidiary Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrowers and any endorser and other guarantor of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Subsidiary Guarantor hereby agrees that no Guarantied Party shall have any duty to advise any Subsidiary Guarantor of information known to it regarding such condition or any such circumstances. In the event any Guarantied Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Subsidiary Guarantor, such Guarantied Party shall be under no obligation (a) to undertake any investigation not a part of its regular business routine, (b) to disclose any information that such Guarantied Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) to make any other or future disclosures of such information or any other information to any Subsidiary Guarantor.

Section 8 Waiver of Subrogation and Contribution Rights

Until the Guaranteed Obligations have been irrevocably paid in full and the Commitments under the Loan Documents have been terminated, the Subsidiary Guarantors shall not enforce or otherwise exercise any right of subrogation to any of the rights of the Guarantied Parties or any part of them against any Borrower or any right of reimbursement or contribution or similar right against any Borrower by reason of this Agreement or by any payment made by any Subsidiary Guarantor in respect of the Guaranteed Obligations.

U.S. SUBSIDIARY GUARANTY

FMC CORPORATION

Section 9 Subordination

Each Subsidiary Guarantor hereby agrees that any Indebtedness of the Borrowers now or hereafter owing to any Subsidiary Guarantor, whether heretofore, now or hereafter created (the “Subsidiary Guarantor Subordinated Debt”), is hereby subordinated to all of the Guaranteed Obligations and that in the event an Event of Default has occurred and is continuing the Subsidiary Guarantor Subordinated Debt shall not be paid in whole or in part until the Guaranteed Obligations have been paid in full and this Guaranty is terminated and of no further force or effect. No Subsidiary Guarantor shall accept any payment of or on account of any Subsidiary Guarantor Subordinated Debt at any time in contravention of the foregoing. Upon the occurrence and during the continuance of an Event of Default, each Subsidiary Guarantor shall pay to the Administrative Agent any payment of all or any part of the Subsidiary Guarantor Subordinated Debt and any amount so paid to the Administrative Agent shall be applied to payment of the Guaranteed Obligations as provided in Section 2.14(f) (Payments and Computations) of the Credit Agreement. Each payment on the Subsidiary Guarantor Subordinated Debt received in violation of any of the provisions hereof shall be deemed to have been received by such Subsidiary Guarantor as trustee for the Guarantied Parties and shall be paid over to the Administrative Agent immediately on account of the Guaranteed Obligations, but without otherwise affecting in any manner such Subsidiary Guarantor’s liability hereof. Each Subsidiary Guarantor agrees to file all claims against any Borrower in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Subsidiary Guarantor Subordinated Debt, and the Administrative Agent shall be entitled to all of such Subsidiary Guarantor’s rights thereunder. If for any reason a Subsidiary Guarantor fails to file such claim at least ten Business Days prior to the last date on which such claim should be filed, such Subsidiary Guarantor hereby irrevocably appoints the Administrative Agent as its true and lawful attorney-in-fact and is hereby authorized to act as attorney-in-fact in such Subsidiary Guarantor’s name to file such claim or, in the Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Administrative Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Subsidiary Guarantor hereby assigns to the Administrative Agent all of such Subsidiary Guarantor’s rights to any payments or distributions to which such Subsidiary Guarantor otherwise would be entitled. If the amount so paid is greater than such Subsidiary Guarantor’s liability hereunder, the Administrative Agent shall promptly pay the excess amount to the party entitled thereto. In addition, each Subsidiary Guarantor hereby irrevocably appoints the Administrative Agent as its attorney-in-fact to exercise all of such Subsidiary Guarantor’s voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of the Borrowers.

Section 10 Default; Remedies

The obligations of each Subsidiary Guarantor hereunder are independent of and separate from the Guaranteed Obligations. If any Obligation is not paid when due, or upon the occurrence and during the continuance of any Event of Default or upon the occurrence and during the continuance of any default by any Borrower as provided in any other instrument or document evidencing all or any part of the Guaranteed Obligations, the Administrative Agent may, at its sole election, proceed directly and at once, without notice, against any Subsidiary Guarantor to collect and recover the full amount or any portion of the Guaranteed Obligations then due, without first proceeding against any Borrower or any other guarantor of the Guaranteed Obligations, or joining any Borrower or any other guarantor in any proceeding against any Subsidiary Guarantor. At any time after maturity of the Guaranteed Obligations, the Administrative Agent may (unless the Guaranteed Obligations have been irrevocably paid in full), without notice to any Subsidiary Guarantor and regardless of the acceptance of any collateral for the

U.S. SUBSIDIARY GUARANTY

FMC CORPORATION

payment thereof, appropriate and apply toward the payment of the Guaranteed Obligations (a) any indebtedness due or to become due from any Guarantied Party to such Subsidiary Guarantor and (b) any moneys, credits or other property belonging to such Subsidiary Guarantor at any time held by or coming into the possession of any Guarantied Party or any of its respective Affiliates.

Section 11 Irrevocability

This Guaranty shall be irrevocable as to the Guaranteed Obligations (or any part thereof) until the Commitments under the Loan Documents have been terminated and all monetary Guaranteed Obligations then outstanding have been irrevocably repaid in cash, at which time this Guaranty shall automatically be cancelled. Upon such cancellation and at the written request of any Subsidiary Guarantor or its successors or assigns, and at the cost and expense of such Subsidiary Guarantor or its successors or assigns, the Administrative Agent shall execute in a timely manner a satisfaction of this Guaranty and such instruments, documents or agreements as are necessary or desirable to evidence the termination of this Guaranty.

Section 12 Setoff

Upon the occurrence and during the continuance of an Event of Default, each Guarantied Party and each Affiliate of a Guarantied Party may, without notice to any Subsidiary Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of all or any part of the Guaranteed Obligations (a) any indebtedness due or to become due from such Guarantied Party or Affiliate to such Subsidiary Guarantor and (b) any moneys, credits or other property belonging to such Subsidiary Guarantor, at any time held by, or coming into, the possession of such Guarantied Party or Affiliate.

Section 13 No Marshalling

Each Subsidiary Guarantor consents and agrees that no Guarantied Party or Person acting for or on behalf of any Guarantied Party shall be under any obligation to marshal any assets in favor of any Subsidiary Guarantor or against or in payment of any or all of the Guaranteed Obligations.

Section 14 Enforcement; Amendments; Waivers

No delay on the part of any Guarantied Party in the exercise of any right or remedy arising under this Guaranty, the Credit Agreement, any other Credit Document or otherwise with respect to all or any part of the Guaranteed Obligations or any other guaranty of or security for all or any part of the Guaranteed Obligations shall operate as a waiver thereof, and no single or partial exercise by any such Person of any such right or remedy shall preclude any further exercise thereof. No modification or waiver of any provision of this Guaranty shall be binding upon any Guarantied Party, except as expressly set forth in a writing duly signed and delivered by the party making such modification or waiver. Failure by any Guarantied Party at any time or times hereafter to require strict performance by any Borrower, any Subsidiary Guarantor, any other guarantor of all or any part of the Guaranteed Obligations or any other Person of any provision, warranty, term or condition contained in any Credit Document now or at any time hereafter executed by any such Persons and delivered to any Guarantied Party shall not waive, affect or diminish any right of any Guarantied Party at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act or knowledge of any Guarantied Party, or its respective agents, officers or employees, unless such waiver is contained in an instrument in writing, directed and delivered to the applicable Borrower or such Subsidiary Guarantor, as applicable, specifying such waiver, and is signed by the party or parties necessary to give such waiver

U.S. SUBSIDIARY GUARANTY

FMC CORPORATION

under the applicable Credit Document. No waiver of any Event of Default by any Guarantied Party shall operate as a waiver of any other Event of Default or the same Event of Default on a future occasion, and no action by any Guarantied Party permitted hereunder shall in any way affect or impair any Guarantied Party’s rights and remedies or the obligations of any Subsidiary Guarantor under this Guaranty. Any determination by a court of competent jurisdiction of the amount of any principal or interest owing by a Borrower to a Guarantied Party shall be conclusive and binding on each Subsidiary Guarantor irrespective of whether such Subsidiary Guarantor was a party to the suit or action in which such determination was made.

Section 15 Successors and Assigns

This Guaranty shall be binding upon each Subsidiary Guarantor and upon the successors and assigns of such Subsidiary Guarantors and shall inure to the benefit of the Guarantied Parties and their respective successors and assigns; all references herein to the Borrowers and to the Subsidiary Guarantors shall be deemed to include their respective successors and assigns. The successors and assigns of the Subsidiary Guarantors and the Borrowers shall include, without limitation, their respective receivers, trustees and debtors-in-possession. All references to the singular shall be deemed to include the plural where the context so requires.

Section 16 Representations and Warranties; Covenants

Each Subsidiary Guarantor hereby (a) represents and warrants that the representations and warranties as to it made by the Borrowers in Article IV (Representations and Warranties) of the Credit Agreement are true and correct on the date hereof and (b) agrees to take, or refrain from taking, as the case may be, each action necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Subsidiary Guarantor.

Section 17 Governing Law

This Guaranty and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 18 Submission to Jurisdiction; Service of Process

(a) Any legal action or proceeding with respect to this Guaranty, and any other Credit Document, may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each Subsidiary Guarantor hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b) Nothing contained in this Section 18 (Submission to Jurisdiction; Service of Process) shall affect the right of the Administrative Agent or any other Guarantied Party to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against a Subsidiary Guarantor in any other jurisdiction.

U.S. SUBSIDIARY GUARANTY

FMC CORPORATION

(c) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.

Section 19 Certain Terms

The following rules of interpretation shall apply to this Guaranty: (a) the terms “herein,” “hereof,” “hereto” and “hereunder” and similar terms refer to this Guaranty as a whole and not to any particular Article, Section, subsection or clause in this Guaranty, (b) unless otherwise indicated, references herein to an Exhibit, Article, Section, subsection or clause refer to the appropriate Exhibit to, or Article, Section, subsection or clause in this Guaranty and (c) the term “including” means “including without limitation” except when used in the computation of time periods.

Section 20 Waiver of Jury Trial

EACH OF THE ADMINISTRATIVE AGENT AND EACH SUBSIDIARY GUARANTOR IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY AND ANY OTHER CREDIT DOCUMENT.

Section 21 Notices

Any notice or other communication herein required or permitted shall be given, in the case of any Borrower or any Guarantied Party, as provided in Section 12.8 (Notices, Etc.) of the Credit Agreement and, in the case of any Subsidiary Guarantor, to such Subsidiary Guarantor in care of the U.S. Borrower.

Section 22 Severability

Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

Section 23 Additional Subsidiary Guarantors

Each of the Subsidiary Guarantors agrees that, if, pursuant to Section 7.11 (Additional Guaranties) of the Credit Agreement, any Borrower shall be required to cause any Subsidiary that is not a Subsidiary Guarantor to become a Subsidiary Guarantor hereunder, or if for any reason any Borrower desires any such Subsidiary to become a Subsidiary Guarantor hereunder, such Subsidiary shall execute and deliver to the Administrative Agent a Guaranty Supplement in substantially the form of Exhibit A (Guaranty Supplement) attached hereto and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Subsidiary Guarantor party hereto on the Closing Date.

U.S. SUBSIDIARY GUARANTY

FMC CORPORATION

Section 24 Costs and Expenses

Each Subsidiary Guarantor agrees to pay or reimburse the Administrative Agent and each of the other Guarantied Parties upon demand for all out-of-pocket costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by the Administrative Agent and such other Guarantied Parties in enforcing this Guaranty or any security therefor or exercising or enforcing any other right or remedy available in connection herewith or therewith.

Section 25 Waiver of Consequential Damages

EACH SUBSIDIARY GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGE IN ANY LEGAL ACTION OR PROCEEDING IN RESPECT OF THIS GUARANTY OR ANY OTHER CREDIT DOCUMENT.

Section 26 Entire Agreement

This Guaranty, taken together with all of the other Credit Documents executed and delivered by the Subsidiary Guarantors, represents the entire agreement and understanding of the parties hereto and supersedes all prior understandings, written and oral, relating to the subject matter hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Guaranty has been duly executed by the Subsidiary Guarantors as of the day and year first set forth above.

Subsidiary Guarantors:

FMC ASIA-PACIFIC, INC.

By:
Name:
Title:

FMC OVERSEAS, LTD.

By:
Name:
Title:

FMC FUNDING CORPORATION

By:
Name:
Title:

FMC WFC I, INC.

By:
Name:
Title:

FMC WFC II, INC.

By:
Name:
Title:

FMC DEFENSE CORP.

By:
Name:
Title:

FMC PROPERTIES LLC

By:
Name:
Title:

[SIGNATURE PAGE TO U.S. SUBSIDIARY GUARANTY OF FMC CORPORATION’S CREDIT AGREEMENT]

U.S. SUBSIDIARY GUARANTY

FMC CORPORATION

FMC DEFENSE NL, LLC

By:
Name:
Title:

FMC WFC I NL, LLC

By:
Name:
Title:

FMC IDAHO LLC

By:
Name:
Title:

SHERMAN ONE, INC.

By:
Name:
Title:

SHERMAN TWO, INC.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED
as of the date first above written:

CITICORP USA, INC.
as Administrative Agent

By:
Name:
Title:

[SIGNATURE PAGE TO U.S. SUBSIDIARY GUARANTY OF FMC CORPORATION’S CREDIT AGREEMENT]

The undersigned hereby agrees to be bound as a Subsidiary Guarantor for purposes of the U.S. Subsidiary Guaranty, dated as of June     , 2005 (the “Guaranty”), among Citicorp USA, Inc. and certain Subsidiaries of FMC Corporation listed on the signature pages thereof and acknowledged by Citicorp USA, Inc., as Administrative Agent, and the undersigned hereby acknowledges receipt of a copy of the Guaranty. The undersigned hereby represents and warrants that each of the representations and warranties contained in Section 16 (Representations and Warranties; Covenants) of the Guaranty applicable to it is true and correct on and as the date hereof as if made on and as of such date. Capitalized terms used herein but not defined herein are used with the meanings given them in the Guaranty.

IN WITNESS WHEREOF, the undersigned has caused this Guaranty Supplement to be duly executed and delivered as of                     ,     .

[NAME OF SUBSIDIARY GUARANTOR]

By:
Name:
Title:

ACKNOWLEDGED AND AGREED
as of the date first above written:

CITICORP USA, INC.
as Administrative Agent

By:
Name:
Title:

[SIGNATURE PAGE TO U.S. SUBSIDIARY GUARANTY OF FMC CORPORATION’S CREDIT AGREEMENT]